Exhibit 1

Announcement  |  Lisbon  |  4 April 2014

Information on the prospectus of the public offering

Portugal Telecom, SGPS S.A. (“PT”) hereby informs on the material fact disclosed by Oi, S.A. (“Oi”) on the prospectus of the public offering of shares of Oi, according to the company’s announcement attached hereto.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.telecom.pt

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-194523

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 3, 2014

Preliminary Prospectus Supplement

(To Prospectus dated March 13, 2014)

OI S.A.

Common Shares

Preferred Shares

Including Common Shares and Preferred Shares in the Form of American Depositary Shares

We are offering 1,917,028,657 common shares and 3,834,057,315 preferred shares in a global offering that consists of an international offering outside Brazil and an offering in Brazil. The international offering is being conducted outside Brazil and includes a registered offering in the United States. The common shares and preferred shares may be offered directly or in the form of American Depositary Shares, or ADSs, each of which represents one of our common shares, or our Common ADSs, or one of our preferred shares, or our Preferred ADSs. Our Common ADSs and our Preferred ADSs are collectively referred to as our ADSs. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

Each of our existing common shareholders and preferred shareholders as of April 9, 2014 will be given the opportunity to subscribe for common shares or preferred shares, as the case may be, in the Brazilian offering on a priority basis. Priority subscription is not available to holders of ADSs. An ADS holder that wishes to be eligible for priority subscription must make the necessary arrangements to cancel such holder’s ADSs and take delivery of the underlying shares in a Brazilian account. Telemar Participações S.A., or TmarPart, our direct controlling shareholder, Valverde Participações S.A., or Valverde, AG Telecom Participações S.A., or AG Telecom, and LF Tel S.A., or LF Tel, each of which is a member of a group of entities that indirectly controls our company, have agreed to assign their respective priority rights to Portugal Telecom, SGPS, S.A., or Portugal Telecom, which is a member of a group of entities that indirectly controls our company. See “Underwriting — Priority Subscription.”

Our Common ADSs and our Preferred ADSs are listed on the New York Stock Exchange, or NYSE, under the symbols “OIBR.C” and “OIBR,” respectively. The closing price of our Common ADSs and our Preferred ADSs on the NYSE on April 1, 2014 was US$1.35 and US$1.30 per, respectively. Our common shares and our preferred shares are listed on the Level 1 ( Nível 1 ) listing segment of the São Paulo Stock Exchange ( BM&FBOVESPA S.A. — Bolsa de Valores Mercadorias e Futuros ), or the BM&FBOVESPA, under the symbols “OIBR3” and “OIBR4,” respectively. The closing price of our common shares and our preferred shares on the BM&FBOVESPA on April 1, 2014 was R$3.03 per common share and R$2.88 per preferred share, respectively.

	Per Common ADS (1)	Per Preferred ADS (2)	Per common share (3)	Per preferred share	Total (4)
Public offering price	US$	US$	R$	R$	US$
Underwriting discounts and commissions (5)	US$	US$	R$	R$	US$
Proceeds to us before expenses	US$	US$	R$	R$	US$

(1)              The offering price for the Common ADSs is the approximate U.S. dollar equivalent of the offering price per common share in the Brazilian offering.

(2)              The offering price for the Preferred ADSs is the approximate U.S. dollar equivalent of the offering price per preferred share in the Brazilian offering.

(3)              The price per common share will be based solely on the price per preferred share, which will be based on the market price per preferred share and on the bookbuilding process, with the price of one preferred share being equal to the price of 0.9211 common shares.

(4)              Amounts in reais have been translated into U.S. dollars at the selling exchange rate reported by the Central Bank of Brazil (Banco Central do Brasil) as of                     , 2014, or R$         to US$1.00.

(5)              Underwriting discounts and commissions are not applied to the common shares or preferred shares sold to Portugal Telecom or Caravelas Fundo de Investimentos em Ações in the Brazilian offering.

We are granting Banco BTG Pactual S.A.—Cayman Branch an option, exercisable in its sole discretion upon prior written notice to our company, with a copy to the other international underwriters, at any time for a period of 30 days from, and including, the first day of trading of the common shares and preferred shares offered hereby on the BM&FBOVESPA, for the international underwriters to purchase up to 287,554,298 additional common shares and 575,108,597 additional preferred shares, in each case in the form of ADSs, minus the number of common shares and preferred shares sold by us pursuant to the Brazilian underwriters’ over-allotment option referred to below, at the initial public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. If any additional ADSs are purchased with this over-allotment option, the international underwriters will offer the additional ADSs on the same terms as those ADSs that are being offered pursuant to the international offering.

        We are also granting Banco BTG Pactual S.A. an option, exercisable in its sole discretion upon prior written notice to our company, with a copy to the other Brazilian underwriters, at any time for a period of 30 days from and including, the first day of trading of the common shares and preferred shares on the BM&FBOVESPA, for the Brazilian underwriters to place up to 287,554,298 additional common shares and 575,108,597 additional preferred shares, minus the number of common shares and preferred shares in the form of ADSs sold pursuant to the international underwriters’ over-allotment option, to cover over-allotments, if any. If this over-allotment option is exercised, the additional common shares and preferred shares will be offered on the same terms as those common shares and preferred shares that are being offered pursuant to the Brazilian offering.

In addition to the over-allotment option, we and the Brazilian and the international underwriters may agree that we will sell up to an additional 383,405,731 common shares and 766,811,463 preferred shares at the offering price, representing 20.0% of the common shares and the preferred shares initially offered, as provided for under Brazilian regulations.

Investing in our common shares and our preferred shares and our Common ADSs and our Preferred ADSs involves risks. See “Risk Factors” beginning on page S-37 of this prospectus supplement and “Item 3. Key Information—Risk Factors” beginning on page 7 of our annual report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement, to read the discussion of material risks you should consider before investing in our common or preferred shares or our Common ADSs or our Preferred ADSs.

Delivery of our Common ADSs and our Preferred ADSs will be made through the facilities of The Depository Trust Company, or DTC, on or about April     , 2014. Delivery of our common shares and our preferred shares will be made in Brazil through the book-entry facilities of the BM&FBOVESPA on or about April     , 2014.

Global Coordinators

BTG Pactual	BofA Merrill Lynch	Barclays	Citigroup	Credit Suisse	Espirito Santo Investment Bank	HSBC

Joint Bookrunners

Banco do Brasil Securities	Bradesco BBI	Caixa Banco de Investimento	Goldman, Sachs & Co.	Itaú BBA	Morgan Stanley	Santander

Co-Managers

XP Securities	Nomura	BNP PARIBAS

The date of this Prospectus Supplement is April     , 2014

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may give you. This prospectus may only be used where it is legal to sell our common shares, preferred shares or ADSs. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

TABLE OF CONTENTS

Prospectus Supplement

Page
About This Prospectus Supplement	S-ii
Where You Can Find More Information	S-iv
Incorporation of Certain Documents by Reference	S-v
Presentation of Financial and Other Information	S-vi
Cautionary Statement Regarding Forward-Looking Statements	S-ix
Summary	S-1
Risk Factors	S-37
Use of Proceeds	S-62
Capitalization	S-64
Exchange Rates	S-65
The Proposed Business Combination	S-67
Share Price History	S-77
The Global Offering	S-79
Underwriting	S-82
Expenses	S-102
Legal Matters	S-102

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus, which are part of a registration statement we filed with the SEC using the “shelf” registration process, are being used in connection with the offering of our common shares, including our Common ADSs, and our preferred shares, including our Preferred ADSs, in the United States and other countries outside Brazil. We are also offering our common shares and our preferred shares in Brazil by means of a Brazilian prospectus and accompanying reference form ( formulário de referência ) in the Portuguese language, or the Brazilian offering documents. The Brazilian prospectus and accompanying reference form, which have been filed with the Brazilian Securities Commission ( Comissão de Valores Mobiliários ), or the CVM, are in a format different from that of this prospectus supplement and the accompanying prospectus, and contain information not generally included in documents such as this prospectus supplement and the accompanying prospectus. This offering of our common shares, including our Common ADSs, and our preferred shares, including our Preferred ADSs, is made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus supplement, the accompanying prospectus and any additional free writing prospectus prepared or authorized by us. You should not rely on the Brazilian offering documents in making an investment decision in relation to our common shares, our preferred shares and our ADSs.

Any investors outside Brazil purchasing our common shares or preferred shares directly (not in the form of our ADSs) must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the Brazilian National Monetary Council ( Conselho Monetário Nacional ), or the CMN, the CVM and the Central Bank of Brazil ( Banco Central do Brasil ), or the Central Bank of Brazil, complying with the requirements set forth in Instruction No. 325, dated January 27, 2000, of the CVM, as amended, and Resolution No. 2,689, dated January 22, 2000, as amended, of the CMN and Law No. 4,131 of September 3, 1962, as amended. No offer or sale of ADSs may be made to the public in Brazil except in circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations. Any offer or sale of our ADSs in Brazil to non-Brazilian residents may be made only under circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs. You should read this prospectus supplement, the accompanying prospectus and the additional information incorporated by reference in this prospectus supplement described under “Where You Can Find More Information” and “Incorporation by Certain Documents by Reference” before making an investment in our securities

To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein or therein, you should rely on the information in this prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which the accompanying prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

S-ii

Neither the delivery of this prospectus supplement nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus supplement is correct as of any date after the date of this prospectus supplement. You should not assume that the information in this prospectus supplement, including any information incorporated in this prospectus supplement by reference, the accompanying prospectus or any free writing prospectus prepared or authorized by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information about issuers like us who file electronically with the SEC. The address of the site is www.sec.gov. We maintain an Internet site at www.oi.com.br/ir. Information contained on our website is not incorporated by reference in, and should not be considered as part of this prospectus, or any accompanying prospectus supplement.

We are a “foreign private issuer” as defined under Rule 405 of the U.S. Securities Act of 1933, as amended, or the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events.

We are also subject to the informational requirements of the BM&FBOVESPA and the CVM. You are invited to read and copy reports, statements or other information, other than any confidential filings, that we have filed with the BM&FBOVESPA and the CVM. Our public filings with the BM&FBOVESPA are electronically available from the BM&FBOVESPA’s Internet site at www.bmfbovespa.com.br. However, information on file with the BM&FBOVESPA and the CVM is not incorporated by reference in, and should not be considered as part of, this prospectus supplement or the accompanying prospectus.

S-iv

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC, allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed by us separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information that is included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement.

We incorporate by reference herein the following documents listed below, which we have already filed with or furnished to, or will file with or furnish to, the SEC, as the case may be:

•                                          our annual report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 12, 2014 (File No. 001-15256), which we refer to as our 2013 Annual Report;

•                                          the report on Form 6-K of Portugal Telecom, SGPS, S.A. furnished to the SEC on March 12, 2014 (SEC File No. 001-13758) containing audited annual financial statements of Portugal Telecom as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, which we refer to as the Portugal Telecom Financial Statement Report;

•                                          the valuation report dated February 21, 2014 prepared by Banco Santander (Brasil) S.A., or Santander Brasil, on the shares of PT Portugal that we will acquire in the Oi capital increase, which we refer to as the PT Assets Valuation Report, included as Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on April 3, 2014 (File No. 001-15256);

•                                          our current report on Form 6-K including information with respect to PT Portugal, furnished to the SEC on April 3, 2014 (File No. 001-15256), which we refer to as the PT Portugal Acquisition Report;

•                                          any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement; and

•                                          any future reports on Form 6-K that we submit to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus supplement.

You may request a copy of any and all of the information that has been incorporated by reference herein and that has not been delivered with this prospectus supplement, at no cost, by writing or telephoning us at:

Oi S.A.

Attn: Investor Relations Department

Rua Humberto de Campos No. 425, 7th floor—Leblon

22430-190 Rio de Janeiro, RJ

Telephone: +(55 21) 3131-2918

S-v

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “US$” are to U.S. dollars. All references to “Euros,” “EUR” or “€” are to the Euro.

On April 1, 2014, the exchange rate for reais into U.S. dollars was R$2.262 to US$1.00, based on the selling rate as reported by the Central Bank of Brazil. The selling rate was R$2.343 to US$1.00 as of December 31, 2013, R$2.044 to US$1.00 as of December 31, 2012 and R$1.876 to US$1.00 as of December 31, 2011, in each case, as reported by the Central Bank of Brazil. The  real /U.S. dollar exchange rate may fluctuate widely, and the selling rate as of April 1, 2014 may not be indicative of future exchange rates.

On March 28, 2014, the exchange rate for Euros into U.S. dollars was €0.727 to US$1.00, based on the selling rate as certified for customs purposes by the Federal Reserve Bank of New York. The selling rate was €0.726 to US$1.00 as of December 31, 2013, €0.758 to US$1.00 as of December 31, 2012 and €0.771 to US$1.00 as of December 31, 2011, in each case, as reported by the Federal Reserve Bank of New York. The Euro/U.S. dollar exchange rate may fluctuate widely, and the selling rate as of March 28, 2014 may not be indicative of future exchange rates. See “Part Two—Summary—Exchange Rates” for more information.

Solely for the convenience of the reader, we have translated some amounts included in “Exchange Rates” from reais  into U.S. dollars and Euros into U.S. dollars using the selling rate as reported by the Central Bank of Brazil and the Federal Reserve Bank of New York as of December 31, 2013 of R$2.343 to US$1.00 and €1.38 to US$1.00, respectively. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate.

Financial Statements

Oi Financial Statements

We maintain our books and records in reais. Our consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 have been audited, as stated in the reports appearing therein, and are incorporated herein by reference to our 2013 Annual Report.

We prepare our consolidated financial statements in accordance with accounting practices adopted in Brazil, or Brazilian GAAP, which are based on:

•      Brazilian Law No. 6,404/76, as amended by Brazilian Law No. 9,457/97, Brazilian Law No. 10,303/01, and Brazilian Law No. 11,638/07, which we refer to collectively as the Brazilian Corporation Law;

•      the rules and regulations of the CVM and the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade ); and

•      the accounting standards issued by the Brazilian Accounting Pronouncements Committee (Comitê de Pronunciamentos Contábeis ), or the CPC.

Brazilian GAAP differs in certain important respects from accounting principles generally accepted in the United States, or U.S. GAAP. Differences between Brazilian GAAP and U.S. GAAP where applicable to Oi are summarized in note 31 to our audited consolidated financial statements which are incorporated herein by reference to our 2013 Annual Report.

The financial information of our company included in this prospectus supplement and the accompanying prospectus should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements and “Item 5. Operating and Financial Review and Prospects” in our 2013 Annual Report, which is incorporated into this prospectus supplement and the accompanying prospectus.

S-vi

Portugal Telecom Financial Statements

As part of the Oi capital increase described in this prospectus supplement, we will acquire substantially all of Portugal Telecom’s operating assets. To assist investors in understanding these assets, we have incorporated by reference into this prospectus supplement the audited financial statements of Portugal Telecom as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2013, 2012 and 2011. We note that a significant part of the assets of Portugal Telecom consists of its investments in AG Telecom, LF Tel, TmarPart, our company, CTX and Contax. These investments will not be acquired by us, and we understand that Portugal Telecom intends to dispose of its investments in CTX and Contax prior to the merger of shares and the merger described in this prospectus supplement. The pro forma financial information of Oi presenting the effects of our acquisition of substantially all of Portugal Telecom’s operating assets presented elsewhere in this prospectus supplement depicts the elimination of the equity investments that will not be part of the assets that we acquire from Portugal Telecom.

Portugal Telecom maintains its books and records in Euros, the single currency adopted by certain participating member countries of the European Union, or the EU, including Portugal, as of January 1, 1999.

Portugal Telecom’s audited consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012, and 2011 included in the Portugal Telecom Financial Statement Report, were prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB.

As a result of Portugal Telecom’s adoption of IFRS 11 and of the amendments to IAS 19, Employee Benefits, or IAS 19, Portugal Telecom restated the previously reported consolidated statements of financial position as of December 31, 2012 and 2011 and the consolidated income statements for the periods then ended, as detailed in Note 4 to its audited consolidated financial statements. In addition, we retrospectively adjusted the selected consolidated financial data in “Summary Historical Financial and Operating Data of Oi and Portugal Telecom — Summary Historical Financial and Operating Data of Portugal Telecom” for the years ended December 31, 2009, December 31, 2010, December 31, 2011 and December 31, 2012 to reflect the adoption of IFRS 11 and the amendments to IAS 19.

Market Information

We make statements in this prospectus supplement about our market share and other information relating to the telecommunications industry in Brazil. We have made these statements on the basis of information obtained from third-party sources and publicly available information that we believe are reliable, such as information reports from the Brazilian federal telecommunications regulator ( Agência Nacional de Telecomunicações ), or ANATEL, among others. Information derived from the industry publications above has been accurately reproduced and, to our knowledge, no facts have been omitted which would render the reproduced information inaccurate or misleading. Notwithstanding any investigation that we and the Brazilian and international underwriters may have conducted with respect to the market share, market size or similar data provided by third parties or derived from industry or general publications, we and the Brazilian and international underwriters assume no responsibility for the accuracy or completeness of any such information obtained from such sources.

Rounding and Other Information

Some percentages and certain figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables in this prospectus supplement may not be an arithmetic aggregation of the figures that precede them.

S-vii

Certain Defined Terms Used in this Prospectus Supplement

Unless otherwise indicated or the context otherwise requires:

•                                          all references to “Oi” are to Oi S.A.;

•                                          all references to “our company,” “we,” “our,” “ours,” “us” or similar terms are to Oi and its consolidated subsidiaries;

•                                          all references to “TmarPart” are to Telemar Participações S.A., including its consolidated subsidiaries as the context requires;

•                                          all references to “Portugal Telecom” are to Portugal Telecom, SGPS S.A., including its consolidated subsidiaries as the context requires;

•                                          all references to “PT Portugal” are to PT Portugal SGPS, S.A. including its consolidated subsidiaries and investments following the reorganization of Portugal Telecom in anticipation of the business combination (as described in the PT Portugal Acquisition Report);

•                                          all references to “Bratel Brasil” are to Bratel Brasil S.A., an indirect wholly-owned subsidiary of Portugal Telecom and a member of a group of shareholders that controls our company;

•                                          all references to “AG Telecom” are to AG Telecom Participações S.A., which is a member of a group of shareholders that controls our company;

•                                          all references to “LF Tel” are to LF Tel S.A., which is a member of a group of shareholders that controls our company;

•                                          all references to “PASA” are to PASA Participações S.A., which is the sole shareholder of AG Telecom;

•                                          all references to “EDSP” are to EDSP 75 Participações S.A., which is the sole shareholder of LF Tel;

•                                          all references to “AGSA” are to Andrade Gutierrez S.A., which together with Bratel Brasil are the only shareholders of PASA;

•                                          all references to “Jereissati Telecom” are to Jereissati Telecom S.A., which together with Bratel Brasil are the only shareholders of EDSP;

•                                          all references to “CTX” are to CTX Participações S.A., a company controlled by AG Telecom, LF Tel and Portugal Telecom;

•                                          all references to “Contax Holding” are to Contax Participações S.A., a company controlled by CTX;

•                                          all references to “Contax” are to Contax S.A., a company controlled by Contax Holding;

•                                          all references to “Caravelas” are to Caravelas Fundo de Investimentos em Ações, an investment vehicle managed through Banco BTG Pactual S.A.;

•                                          all references to “Brazil” are to the Federative Republic of Brazil; and

•                                          all references to the “Brazilian government” are to the federal government of the Federative Republic of Brazil.

S-viii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements. These forward-looking statements are set forth under “Item 3. Key Information—Risk Factors,” “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” in our 2013 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the Securities Act and the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us. As a result of these risks and uncertainties, investors should not base their decisions to invest in our shares or our ADSs on these estimates or forward-looking statements.

Many important factors could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

•                                          competition in the Brazilian telecommunications sector and, following the completion of the Oi capital increase, the Portuguese telecommunications sector;

•                                          the Brazilian government’s telecommunications policies that affect the telecommunications industry and our business in general, including issues relating to the remuneration for the use of our network, and changes in or developments of ANATEL regulations applicable to us;

•                                          following the completion of the Oi capital increase, the Portuguese government’s telecommunications policies that affect the telecommunications industry and the business of PT Portugal in general, including issues relating to the remuneration for the use of the network we will acquire, and changes in or developments of ANACOM regulations applicable to PT Portugal;

•                                          our progress in integrating the operations of PT Portugal following the completion of the Oi capital increase, so as to achieve the anticipated benefits of this acquisition;

•                                          the cost and availability of financing;

•                                          the general level of demand for, and changes in the market prices of, our services;

•                                          our ability to implement our corporate strategies in order to expand our customer base and increase our average revenue per user;

•                                          political, regulatory and economic conditions in Brazil and the specific Brazilian states in which we operate;

•                                          political, regulatory and economic conditions in Portugal and the African and Asian countries in which we will operate following the Oi capital increase;

•                                          inflation and fluctuations in exchange rates;

•                                          the outcomes of legal and administrative proceedings to which we are or become a party;

•                                          changes in telecommunications technology that could require substantial or unexpected investments in infrastructure or that could lead to changes in our customers’ behavior; and

•                                          other factors identified or discussed under “Item 3. Key Information—Risk Factors” of our 2013 Annual Report, which is incorporated by reference in this prospectus.

S-ix

Our forward-looking statements are not guarantees of future performance, and our actual results or other developments may differ materially from the expectations expressed in the forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

S-x

SUMMARY

This summary highlights selected information about us and the common shares, preferred shares and ADSs that we are offering. It may not contain all of the information that may be important to you. Before investing in our common shares, preferred shares or ADSs, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully for a more complete understanding of our business and this offering, including our consolidated financial statements and the related notes incorporated herein by reference to our 2013 Annual Report, the consolidated financial statements of Portugal Telecom and the related notes incorporated herein by reference to the Portugal Telecom Financial Statement Report, the section entitled “Risk Factors” included elsewhere in this prospectus supplement and “Item 3. Key Information–Risk Factors” of our 2013 Annual Report, which is incorporated into this prospectus supplement and the accompanying prospectus.

Overview

We are one of the principal integrated telecommunications service providers in Brazil with approximately 74.5 million revenue generating units, or RGUs, based on data from the first quarter of 2013. We operate throughout Brazil and offer a range of integrated telecommunications services that include fixed-line and mobile telecommunication services, network usage (interconnection), data transmission services (including broadband access services), pay-TV (including as part of double-play, triple-play and quadruple-play packages), internet services and other telecommunications services for residential customers, small, medium and large companies and governmental agencies. We estimate we own approximately 330,000 kilometers of installed fiber optic cable distributed throughout Brazil. Our mobile network covers areas in which we estimate approximately 93.0% of the Brazilian population lives and works. According to ANATEL, as of December 31, 2013, we had an 18.5% share of the Brazilian mobile telecommunications market, and as of April 30, 2013 (the date of the most recent information available from ANATEL), we had a 39.6% share of the Brazilian fixed-line market. As part of our convergence strategy, we estimate we offer more than 520,000 WiFi hotspots in public places, such as airports and shopping malls.

We commenced an industrial alliance with Portugal Telecom, which we refer to as the Portugal Telecom Alliance, in July 2010. The objective of the Portugal Telecom Alliance has been to develop a global telecommunications platform that will allow for the development, research and sharing of telecommunications projects and technologies, strategic investments, the sharing of best practices, the expansion of the parties’ international presence, particularly in Latin America and Africa, diversification of services, the maximization of synergies and the reduction of costs, with the constant objective of offering better services and care to customers of both groups and to create value for both parties’ shareholders. This global offering, which is a step towards the consolidation of the Portugal Telecom Alliance, will occur concurrently with the acquisition by us of all of the shares of PT Portugal, which holds (1) all of the operating assets of Portugal Telecom, except interests held directly or indirectly in TmarPart, our company, CTX and Contax, and (2) all of Portugal Telecom’s liabilities as of the date of the acquisition. See “—The Proposed Business Combination” for additional information. As a result, we will hold significant interests in telecommunications companies in Portugal as well as Angola, Cape Verde, Namibia, São Tomé and Principe in Africa and East Timor in Asia.

PT Portugal offers packages of convergence products, which include pay TV, broadband, fixed-line and mobile telecommunications, as well as cloud solutions and IT/IS and BPO services for corporate and small and medium business customers. In Portugal, in our view, PT Portugal’s 4G network covers areas in which more than 93% of the Portuguese population lives and works and PT Portugal owns an installed fiber optic network connecting 1.6 million homes through fiber-to-the-home, or FTTH, technology. In 2011, the FTTH Council Europe gave Portugal Telecom the award for best implementation and operation of an FTTH network in Europe. In addition, in our view, PT Portugal owns one of the largest and most modern data centers of Europe (recently inaugurated in September 2013) with a capacity of 30 Pbytes. This new data center will continue to allow the development and expansion of cloud computing services.

Upon acquiring PT Portugal, we believe we will have an aggregate of approximately 100 million RGUs in Brazil, Portugal, Africa and Asia (including RGUs of operators in which we will have a minority investment) and our combined networks will cover a population of approximately 260 million people (including people in areas served by operators in which we will have a minority investment), which we understand will make our company one of the operators with the largest presence in Portuguese-speaking countries. In addition, we expect to benefit from synergies with Portugal Telecom, combining our leadership position in Brazil and the experience of Portugal Telecom in Portugal, Africa and Asia, creating growth opportunities supported by a qualified and internationally recognized management team led by Mr. Zeinal Bava.

Financial and Operational Highlights

During the year ended December 31, 2013, our net operating revenue was R$28,422 million and our net income was R$1,493 million. During the three years ended December 31, 2013, we made aggregate capital expenditures of R$14,388 million, of which 62% was invested in our infrastructure and network, for the development and expansion of our mobile network (2G, 3G and 4G), and improvement of our fixed-line network with a focus on expanding our broadband services and launching our pay-TV platform.

During the year ended December 31, 2013, Portugal Telecom’s consolidated operating revenue was €2,911.2 million (R$9,491 million) and its consolidated net income was €388.0 million (R$1,265 million). During the year ended December 31, 2013, Portugal Telecom recorded equity in the earnings of joint ventures of €4.5 million (R$15 million) related to entities that will not be contributed to PT Portugal. During the three years ended December 31, 2013, Portugal Telecom made total capital expenditures of €2,000 million (R$5,135 million).

Strengths

Integrated national presence aligned with an international platform and brand recognition

We are the only provider of telecommunications services in Brazil with a fully integrated national presence, offering a variety of convergent products, marketed exclusively under the brand “ Oi .” Following our acquisition of PT Portugal concurrently with the settlement of this offering, we understand that we will become an international company with our principal offices in Brazil, approximately 100 million RGUs (including RGUs of operators in which we will have a minority investment), and operations in Brazil, Portugal, Africa and Asia with networks covering a population of approximately 260 million people (including people in areas served by operators in which we will have a minority investment). We will continue to operate under the “ Oi ” and the “ PT ” brands and we believe we will become one of the operators with the largest presence in Portuguese-speaking countries.

In 2009, we have offered all of our services under the brand “Oi” and we believe that this uniform branding has contributed to the creation of a simpler and more universally recognizable corporate identity, resulting in strong brand recognition, and the position of our brand among the 20 most valuable brands in Brazil in the last four years, according to Interbrand. In 2013, the brand “ Oi ” was one of the brands most recognized by consumers in the category of mobile operators, and was the most recognizable brand in the broadband category, according to the newspaper Folha de São Paulo ’s Top of Mind survey. We have supported and sponsored major events such as the FIFA World Cup, the Confederations Cup, Rio + 20 and Rock in Rio.

We believe that our extensive national presence through our fixed and mobile operations, our market position and brand awareness of the “ Oi ” brand represent a strong competitive advantage in Brazil because it increases the loyalty of our customer base, as well as our average revenue per user, or ARPU, which contribute to the expansion of our business.

We have a large and diversified infrastructure

We believe that our telecommunications backbone and WiFi network are the largest in Brazil. We estimate we own approximately 330,000 kilometers of fiber optic cable. Our fiber optic network is distributed throughout Brazil, providing, in our understanding, voice and internet services to more than 12 million households in approximately 4,800 municipalities ( municípios ), which are analogous to counties in the U.S. We estimate our WiFi network has more than 520,000 hotspots that offer data packets, optimizing our resources. In addition, we have satellite coverage that allows us to offer pay-TV services to an estimated 4,500 localities  (localidades) , which are governmental administrative units into which municipalities are divided. In June 2013, the SES-6 (a satellite leased by us) went into orbit improving coverage as well as increasing our pay-TV capacity, which will substantially increase the number of channels, pay-per-view services and interactive services that we offer and improve the quality and coverage of our pay-TV signal. Additionally, the SES-6 will allow us to offer a greater number of channels in high definition (HD) and transmit all of our content in digital format.

After the acquisition of PT Portugal, we believe our Portuguese fiber optic network will reach 1.6 million households connected through FTTH technology, equivalent to 46% of households and 94% of the Portuguese population. In Portugal, we believe our network will be a leader in 4G development, with expected coverage extended to over 92% of the country’s population, a backbone capacity over 79 Tbps and individual connections of 100 Gbps of velocity. We understand that we will also own one of the largest and most modern data centers in Europe, with a capacity of 30 Pbytes, which will allow us to offer new and differentiated cloud-based services. This data center is one of the largest, most efficient and ecologically friendly of its kind. It occupies a total area of 75,500 square meters and was designed to be modular, composed of four blocks, with a capacity of up to 12,000 square meters for IT space.

We believe that our network capillarity and broad coverage will allow us to expand in municipalities in Brazil with higher economic growth potential and lower market penetration where our competitors do not yet have a significant presence.

Complete and innovative telecommunications and IT solutions

We offer and develop complete and innovative telecommunications and IT solutions and have leveraged the experience of Portugal Telecom in these areas since the commencement of the Portugal Telecom Alliance in July 2010. Upon the completion of the acquisition of PT Portugal, we will have an even greater capacity to offer telecommunications and IT products and services, drawing upon the expertise and know-how in the latest generation cloud computing services of Portugal Telecom, such as SmartCloudPTI, which aims to help companies adopt more efficient business models and reduce costs related to IT. In addition, we will have access to the centralized management tools of Portugal Telecom.

Experienced and qualified management team

Our business is run by qualified professionals with extensive experience in the telecommunications industry. We believe that our senior managers have positioned us to anticipate and capitalize on growth opportunities and to have the ability to plan and execute our strategies. Moreover, our senior management is recognized for its excellence in managing the technologies, services and products we offer. Mr. Zeinal Bava, the CEO of our company and PT Portugal, received the award for best CEO in the telecommunications industry in Europe by the Institutional Investor in 2010, 2011, 2012 and 2013, and the fifth best CEO of Europe by the Thomson Reuters Extel Survey in 2013.

We have a strong commitment to sustainability initiatives

We were part of, for the sixth consecutive year, the Corporate Sustainability Index (Índice de Sustentabilidade Empresarial ) in 2013 and, for the third year, the Carbon Efficient Index ( Índice de Carbono Eficiente ), both indices of the BM&FBOVESPA. In addition, in 2013, we became part of the NYSE Dow Jones Sustainability Index, in the category “Emerging Markets.” We have been part of the UN Global Compact since 2009, committing ourselves to upholding best practices in human rights, labor relations, environment and anti-corruption.

We sponsor Instituto Oi Futuro, which is a social responsibility organization founded in 2001 to support culture, sustainability and educational programs, using IT and communication to promote social transformation.

Our Strategy

The principal components of our strategy are:

Consolidate our business model by capturing synergies and offering convergent services

Part of our strategy will focus on realizing the potential synergies resulting from the acquisition of PT Portugal, thereby creating value for our shareholders, customers and employees. To achieve this, we have prepared a preliminary plan to integrate areas where potential synergies exist and designated specific teams that will seek to maximize economies of scale and resolve operational challenges.

We intend to grow by offering convergent services, leveraging PT Portugal’s “know-how” with respect to implementing innovative and integrated communication solutions in the Portuguese market, such as its experience launching the M  4 0 service (quadruple-play) in Portugal. The convergence of telecommunication services is a trend in the industry and we offer convergent services through bundles of fixed-line, mobile, broadband and pay-TV services. Aside from potential synergies that may lead to reductions in operating and expansion investments, we believe that our strategy of bundling services has and will continue to increase sales, leading to increased ARPU and reduced customer acquisition costs. Furthermore, we believe that offering bundled services with a focus on quality sales and services increases customer loyalty, resulting in lower churn rates (the rates at which customers disconnect services).

We intend to leverage our network capillarity to grow our broadband and pay-TV services subscription base, as we believe that these services have a low level of penetration in certain regions of Brazil and there is relatively little competition in certain regions of the country. For example, we do not face significant competition in 97% of the approximately 4,800 municipalities in which we operate and in many municipalities, we are currently the only telecommunications service provider. Large parts of the population that we serve have a prior relationship with us through our fixed-line services and we believe that we have the potential to grow our broadband and pay-TV businesses by offering these services to these segments of the population. Therefore, we believe we are positioned to serve any increased demand for these services in these municipalities and we intend to continue to use our fixed-line business as an anchor to cross-sell our other services.

With respect to the mobile market, our strategy is to continue to focus on the pre-paid segment, which accommodates the profile of Brazilian consumers, reduces customer acquisition costs and provides us cash flows without the risk of payment default. In addition, we plan to continue to promote the increased usage of voice and data in this segment through active and personalized marketing campaigns targeted at stimulating customer purchases of credits for use in our pre-paid services, or “recharging.” We have adopted a strict policy for maintaining our customers’ accounts that focuses on profitability and terminates the service of customers who remain in default after a certain period.

With respect to the post-paid segment, our objective is to acquire new, high quality customers through our adoption of effective sales methods, ensuring the growth of a healthy and profitable customer base, that, in addition to providing increased demand for mobile data, will provide opportunities to offer bundled services, such as internet and voice.

In order to continue the strengthening of our relationships with our corporate customers, we have focused on improving the quality of our service offerings and our sales channels. We have also focused on innovative solutions for our customers through services that they have not yet contracted, including cloud computing, leveraging Portugal Telecom’s know-how in this area. We believe these efforts will increase our revenue per customer (share of wallet), improving our results of operations.

Improve our operational efficiency with network and infrastructure management focused on three pillars: network, operation and IT

We will continue to focus on initiatives to improve operational efficiency based on three core pillars: network, operations and IT.

Our principal objectives includes the gradual development of our fiber optic network as well as the improvement of the network’s current profitability to better allocate our investments, to converge our services (Single Edge and IMS) and to improve data traffic. In connection with our strategy to optimize our network, we will continue to better allocate our investment and reduce operational costs. The sharing of the 4G network with TIM is an example of successfully improving infrastructure rationalization since it allowed us to expand our 4G coverage without incurring significant operating costs. Additionally, we have modernized our legacy network, migrated voice and data traffic from our 2G network to our 3G network and expanded the capacity to offload traffic from our Wi-Fi network as well as the synergies from sharing of the network.

We will continue adopting a centralized network management model to increase control of the services we provide to our customers. Our center of operations in Rio de Janeiro is completely integrated and operates without interruptions. Our operational efficiency and quality of field services have shown consistent increases as a result of adopting strategic actions, such as reducing our field operating centers from 20 to three during 2013. We drew from Portugal Telecom’s experience in order to implement Workforce Management — Click, or Click, the principal focus of which is on the services supply chain as well as planning, schedule modifications in real time, resource management and communications with our customers.

Click improves the rate at which installations are successfully completed, increases productivity, reduces complaints and lowers operating costs. We believe that our acquisition of PT Portugal will result in even more pronounced results for this sector through our full adoption of tools and systems used by Portugal Telecom.

We develop our IT architecture to converge, standardize, integrate and simplify the business processes and development of our services, and we adopt the most flexible solutions for our customers. In the short-term, we intend to continue optimizing and reorganizing our internal processes with the goal of significantly reducing the quantity of our programs and applications as well as the related costs to maintain these programs and applications. We have also prepared productivity benchmarks with the goal of achieving improved services from our software and operational teams. In the long-term, we intend to consolidate the portfolio of applications, transforming our IT architecture into an instrument to converge, standardize, integrate and simplify the business process and development of our services as well as to improve significantly the time-to-market of our services and reduce our operating costs.

Improve our cash flow profile, better allocate capital expenditures and optimize our capital structure through financial discipline

We will continue exploring initiatives to maintain our financial discipline to improve our cash flow profile, better allocate capital expenditures and optimize our capital structure. We have sold non-core operating assets, which has improved our financial flexibility, generated savings and added value for our shareholders. Our processes for carrying out investments are highly efficient, utilizing management and control tools (geo-location and performance metrics) based on maps defining technology priorities (2G vs. 3G vs. 4G, and DSL vs. fiber optics). In order to implement our 4G services quickly, economically and with the lowest environmental impact, we developed, together with Tim Celular S.A., an infrastructure sharing model called “RAN Sharing.” We intend to use the RAN Sharing model to reduce costs that would otherwise be necessary since it allows us to comply with certain regulatory obligations using half of the infrastructure to offer our services.

This strategy allows us to better allocate investments with respect to potential risk and reward. We will continue to focus on reducing our indebtedness by streamlining investments, reducing operational and financial costs and improving profitability. Following the acquisition of PT Portugal, we intend to improve our results of operations by achieving greater economies of scale and cost reductions.

Recent Development

On March 31, 2014, we sold all of our equity interests in a subsidiary that owns 2,007 mobile telecommunications towers to SBA Torres Brasil, Ltda. for R$1,525 million. We have entered into long-term lease agreements with SBA Torres Brasil, Ltda. that permit us to continue to use space on these communications towers for our mobile services business.

Business Combination

This offering is a step in the proposed business combination of TmarPart, our company and Portugal Telecom, which, together with the related transactions described under “The Proposed Business Combination” included elsewhere in this prospectus supplement, we refer to collectively as the business combination. The business combination is expected to be accomplished through the global offering, the merger of shares and the merger that will cumulatively result in (1) our owning PT Portugal, (2) our being a wholly-owned subsidiary of TmarPart, and (3) our shareholders and the shareholders of Portugal Telecom becoming shareholders of TmarPart.  None of Oi, TmarPart or Portugal Telecom is offering the shares to be issued in the merger of shares or the merger by means of this prospectus supplement. We cannot assure you that the business combination will be completed.

As a result of the business combination, we will provide services that include fixed-line and mobile telecommunication services, network usage (interconnection), data transmission services (including broadband access services), pay-TV (including as part of double-play, triple-play and quadruple-play packages), internet services, cloud services and other telecommunications services that are currently provided by Portugal Telecom in the countries in which it operates (in addition to the services we currently provide in Brazil).

The business combination is expected to be accomplished through three primary transactions:

•                                          the Oi capital increase, including the global offering described in this prospectus supplement;

•                                          a merger of shares (incorporação de ações) under Brazilian law, a Brazilian transaction in which, subject to the approvals of the holders of voting shares of Oi and TmarPart, all of the Oi shares not owned by TmarPart will be exchanged for TmarPart shares and Oi will become a wholly-owned subsidiary of TmarPart, which we refer to as the merger of shares; and

•                                          a merger (incorporação) under Portuguese and Brazilian law, of Portugal Telecom with and into TmarPart, with TmarPart as the surviving company, which we refer to as the merger.

The effectiveness of the merger is conditioned upon the approval and completion of the merger of shares.

We believe that the business combination will:

•                                          permit the formation of a single large multinational telecommunications company based in Brazil with more than 100 million RGUs (including RGUs of operators in which we will have a minority investment) in seven countries with a total population of 260 million people (including people in areas served by operators in which we will have a minority investment);

•                                          maintain the continuity of operations under the trademarks of our company and Portugal Telecom in their respective regions of operation, subject to unified control and management by TmarPart;

•                                          further consolidate the operations of our company and Portugal Telecom, enabling the achievement of significant economies of scale, the maximization of operational synergies, the reduction of operational risks, the optimization of efficient investments and the adoption of best operational practices;

•                                          strengthen the capital structure of TmarPart, facilitating its access to capital and financial resources;

•                                          consolidate the shareholder bases of TmarPart, our company and Portugal Telecom as holders of a single class of common shares or ADSs traded on the  Novo Mercado  segment of the BM&FBOVESPA, the NYSE and NYSE Euronext Lisbon;

•                                          diffuse TmarPart’s shareholder base, as a result of which no shareholder or group of shareholders will hold a majority TmarPart’s capital;

•                                          result in the adoption by TmarPart of the corporate governance practices of the Novo Mercado segment of the BM&FBOVESPA; and

•                                          promote greater liquidity of the TmarPart shares than currently is available to holders of shares of our company and Portugal Telecom.

Contribution of Shares of PT Portugal to Oi

In anticipation of the business combination, prior to the settlement of the Oi capital increase, Portugal Telecom will transfer all operating assets directly or indirectly owned by Portugal Telecom, except equity interests held in (1) our company and the direct and indirect shareholders of our company, and (2) Contax Holding and the direct and indirect shareholders of Contax Holding, to PT Portugal, and we expect that PT Portugal will assume all of Portugal Telecom’s indebtedness outstanding on the date of our acquisition of PT Portugal. For more information regarding Portugal Telecom’s internal reorganization, see “Exhibit 1: Business of PT Portugal SGPS, S.A.” in the PT Portugal Acquisition Report.

On February 19, 2014, we and Portugal Telecom executed a subscription agreement (contrato de subscrição de ações de emissão da Oi S.A. ), or the Portugal Telecom Subscription Agreement, with Portugal Telecom, under which Portugal Telecom agreed to subscribe for our common and preferred shares as part of the Oi capital increase by contributing all of the share capital of PT Portugal to our company. The price per share paid by Portugal Telecom will be equivalent to the price per share paid in the cash portion of the Oi capital increase, and the number of our shares to which Portugal Telecom will subscribe will be based on an amount equivalent to the economic value of shares of PT Portugal (and consequently of the assets and liabilities to be transferred to PT Portugal), as determined in the valuation report prepared by Banco Santander (Brasil) S.A., or Santander Brasil, on the shares of PT Portugal that we will acquire in the Oi capital increase, which we refer to as the PT Assets Valuation Report. According to the PT Assets Valuation Report, the shares of PT Portugal were valued at an amount between €1,623.3 million (R$5,296.4 million) and €1,794.1 million (R$5,853.9 million). For purposes of Portugal Telecom’s subscription in the Oi capital increase, our board of directors has determined a value for the shares of PT Portugal of €1,750 million (R$5,709.9 million), based on the Euro- real  exchange rate on February 20, 2014.

Under the Portugal Telecom Subscription Agreement, the obligation of Portugal Telecom to contribute all of the share capital of PT Portugal to our company is subject to the satisfaction of certain conditions, including, among others:

•                                          the approval by ANATEL of the business combination;

•                                          the approval of creditors of Portugal Telecom, where necessary to complete the business combination, including waivers of creditors of Portugal Telecom;

•                                          the placement of a subscription order in the global offering by Caravelas under the subscription agreement ( contrato de subsriçăo de ações de emissão da Oi S.A. ) that we have entered into with Caravelas, or the Caravelas Subscription Agreement, and by TmarPart Shareholders in the aggregate amount of R$2,000 million;

•                                          Oi obtaining proceeds of the cash portion of the Oi capital increase of at least R$7.0 billion; and

•                                          the settlement of the Oi capital increase on or prior to May 2, 2014.

If the conditions to the Portugal Telecom Subscription Agreement are not met or waived on a timely basis, we will not issue and sell the shares offered in the global offering. For more information regarding the Portugal Telecom Subscription Agreement, see “The Proposed Business Combination—The Oi Capital Increase—Portugal Telecom Subscription Agreement.”

Principal Executive Office

Our principal executive office is located at Rua Humberto de Campos No. 425, 7th floor—Leblon, 22430-190 Rio de Janeiro, RJ, and the telephone number of our Investor Relations Department at this address is (55-21) 3131-2918.

Risk Factors

Investing in our common and preferred shares, including in the form of ADSs, involves significant risk. You should carefully consider the risks set forth under the caption “Risk Factors” in this prospectus supplement and under “ Item 3. Key Information—Risk Factors “  in our 2013 Annual Report, which is incorporated into this prospectus supplement and the accompanying prospectus, before investing in our common shares, preferred shares or our ADSs. One or more of these factors could negatively impact our business, results of operations and financial condition, as well as our ability to implement our business strategy successfully.

Summary of the Offering

Issuer	Oi S.A.

Brazilian Underwriters

Banco BTG Pactual S.A.

Bank of America Merrill Lynch Banco Múltiplo S.A.

Banco Barclays S.A.

Citigroup Global Markets Brasil, Corretora de Câmbio,

Títulos e Valores Mobiliários

Banco de Investimentos Credit Suisse (Brasil) S.A.

BES Investimento do Brasil S.A. — Banco de Investimento

HSBC Bank Brasil S.A. — Banco Múltiplo

BB — Banco de Investimento S.A.

Banco Bradesco BBI S.A.

Banco Caixa Geral — Brasil S.A.

Goldman Sachs do Brasil Banco Múltiplo S.A.

Banco Itaú BBA S.A.

Banco Morgan Stanley S.A.

Banco Santander (Brasil) S.A.

International Underwriters

Banco BTG Pactual S.A. — Cayman Branch

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Banco Espírito Santo de Investimento S.A.

HSBC Securities (USA) Inc.

Banco do Brasil Securities LLC

Banco Bradesco BBI S.A.

Caixa — Banco de Investimento, S.A.

Goldman, Sachs & Co.

Itaú BBA USA Securities Inc.

Morgan Stanley & Co. LLC

Santander Investment Securities Inc.

Global offering

The global offering consists of an offering of an aggregate of 1,917,028,657 common shares and 3,834,057,315 preferred shares in the Brazilian offering and the international offering. The Brazilian offering and the international offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other. See “The Global Offering.”

Brazilian offering

In the Brazilian offering, we are offering                     common shares and                      preferred shares through the Brazilian underwriters in a public offering in Brazil, including on a priority subscription basis. See “The Global Offering.”

International offering

Concurrently with the Brazilian offering,                      common shares and                      preferred shares are being offered in the international offering in the form of shares or in the form of ADSs. Shares sold in the form of ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per ADS set forth on the cover page of this prospectus supplement. Shares sold in the international offering in the form of shares will be delivered in Brazil and paid for in reais at the real offering price per share set forth on the cover page of this prospectus supplement. Any investor outside Brazil purchasing common shares or preferred shares, other than in the form of ADSs, must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the CMN, the CVM and the Central Bank of Brazil, complying with the requirements set forth in Instruction No. 325, dated January 27, 2000, of the CVM, as amended, and Resolution No. 2,689, dated January 22, 2000, as amended, of the CMN, and Law No. 4,131 of September 3, 1962, as amended.

The international underwriters named in this prospectus supplement are underwriting the sale of                      of our Common ADSs and                      of our Preferred ADSs. The international underwriters are also acting as placement agents on behalf of the Brazilian underwriters for sales of shares in the form of shares to investors outside Brazil. See “The Global Offering.”

American Depositary Shares

Each of our Common ADSs represents one common share, and each of our Preferred ADSs represents one preferred share. ADSs may be represented by American Depositary Receipts, or ADRs. Our Common ADSs will be issued under a deposit agreement among us, The Bank of New York Mellon, as depositary, or the Common ADR Depositary, and the holders and beneficial owners from time to time of our Common ADSs issued thereunder, or the Common Deposit Agreement. Our Preferred ADSs will be issued under a deposit agreement among us, The Bank of New York Mellon, as depositary, or the Preferred ADR Depositary, and the holders and beneficial owners from time to time of our Preferred ADSs issued thereunder, or the Preferred Deposit Agreement. We refer to the Common ADR Depositary and the Preferred ADR Depositary collectively as the ADR Depositary. We refer to the Common Deposit Agreement and the Preferred Deposit Agreement collectively as the Deposit Agreement.

Priority Subscription

Each of our existing common shareholders and preferred shareholders as of April 9, 2014 will be given the opportunity to subscribe for common shares or preferred shares, as the case may be, in the Brazilian offering on a priority basis. TmarPart, Valverde, AG Telecom and LF Tel have agreed to assign their respective priority rights to Portugal Telecom.

Priority subscription is not available to holders of ADSs. An ADS holder that wishes to be eligible for priority subscription must make the necessary arrangements to cancel such holder’s ADSs and take delivery of the underlying shares in a Brazilian account. See “Underwriting—Priority Subscription.”

Existing Subscription Agreements	We have entered into the Portugal Telecom Subscription Agreement pursuant to which Portugal Telecom will subscribe for a number of common shares and preferred shares in the Brazilian offering equivalent to R$5.7 billion, all or a portion of which will be subscribed to based on the priority rights that will be assigned to Portugal Telecom. See “Underwriting—Existing Subscription Agreements.”

We have also entered into the Caravelas Subscription Agreement, pursuant to which Caravelas will subscribe for a number of common shares and preferred shares in the Brazilian offering equivalent to the difference between R$2.0 billion and the amount of the subscription orders placed in the offering by TmarPart’s shareholders, other than Bratel Brasil. See “Underwriting—Existing Subscription Agreements.”

Offering price

The public offering prices for the Common ADSs and the Preferred ADSs being offered in the international offering are set forth on the cover page of this prospectus supplement. The offering price for the Common ADSs is the approximate U.S. dollar equivalent of the offering price per common share in the Brazilian offering and the offering price for the Preferred ADSs is the approximate U.S. dollar equivalent of the offering price per preferred share in the Brazilian offering, based upon the selling exchange rate reported by the Central Bank of Brazil of R$                     to US$1.00 on April    , 2014.

The price per common share will be based solely on the price per preferred share with the price of one preferred share being equal to the price of 0.9211 common shares.

Over-allotment option

We are granting Banco BTG Pactual S.A.—Cayman Branch an option, exercisable in its sole discretion upon prior written notice to our company, with a copy to the other international underwriters, at any time for a period of 30 days from, and including, the first day of trading of the common shares and preferred shares offered hereby on the BM&FBOVESPA, for the international underwriters to purchase up to 287,554,298 additional common shares and 575,108,597 additional preferred shares, in each case in the form of ADSs, minus the number of common shares and preferred shares sold by us pursuant to the Brazilian underwriters’ over-allotment option referred to below, at the initial public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. If any additional ADSs are purchased with this over-allotment option, the international underwriters will offer the additional ADSs on the same terms as those ADSs that are being offered pursuant to the international offering.

We are also granting Banco BTG Pactual S.A. an option, exercisable in its sole discretion upon prior written notice to our company, with a copy to the other Brazilian underwriters, at any time for a period of 30 days from and including, the first day of trading of the common shares and preferred shares on the BM&FBOVESPA, for the Brazilian underwriters to place up to 287,554,298 additional common shares and 575,108,597 additional preferred shares, minus the number of common shares and preferred shares in the form of ADSs sold pursuant to the international underwriters’ over-allotment option, to cover over-allotments, if any. If this over-allotment option is exercised, the additional common shares and preferred shares will be offered on the same terms as those common shares and preferred shares that are being offered pursuant to the Brazilian offering.

Hot Issue

In addition to the over-allotment option, we and the Brazilian and the international underwriters may agree that we will sell up to an additional 383,405,731 common shares and 766,811,463 preferred shares at the offering price, representing 20.0% of the common shares and the preferred shares initially offered, as provided for under Brazilian regulations. See “Underwriting—Hot Issue.”

Use of proceeds	We intend to use the net proceeds from the global offering to repay a portion of our indebtedness. See “Use of Proceeds.”

Share capital before and after global offering

As of the date of this prospectus supplement, we had 514,757,934 common shares outstanding (excluding shares held in treasury) and 1,125,269,709 preferred shares outstanding (excluding shares held in treasury). After the offering, we will have 2,431,786,591 common shares outstanding (excluding shares held in treasury) and 4,959,327,024 preferred shares outstanding (excluding shares held in treasury), assuming no exercise of the over-allotment option or the hot issue option.

Dividends

Our common shares bear a right to minimum mandatory dividends, equivalent to 25% of our annual adjusted net profits, if any, as calculated under Brazilian GAAP unless our board of directors advises our shareholders at our annual shareholders’ meeting that payment of the mandatory dividend for the preceding year is inadvisable in light of our financial condition and our shareholders approve their recommendation. See “Description of Share Capital—Dividends” in the accompanying prospectus.

Our preferred shares have a priority in the payment of a minimum non-cumulative dividend before dividends may be paid on the common shares equal to the greater of (i) 6.0% per year of their pro rata share of our capital or (ii) 3.0% per year of their pro rata share of the book value of our shareholders’ equity. Following the allocation of the preferential amount described above, our common shares will receive dividends up to the amount distributed to our preferred shares. Our preferred and common shares have the right to share in the balance of the mandatory minimum dividend under equal conditions. See “Description of Share Capital—Dividends” in the accompanying prospectus.

Holders of the ADSs will be entitled to receive dividends and any interest on shareholders’ equity to the same extent as the owners of our common shares and preferred shares, as applicable, subject to the deduction of the fees of the ADR Depositary and any applicable withholding taxes and the costs of foreign exchange conversion. See “Description of American Depositary Shares—Dividends and Other Distributions” in the accompanying prospectus.

Voting Rights

Holders of common shares are entitled to one vote per share at meetings of our shareholders. See “Description of Share Capital—Description of Our Company’s By-laws—Voting Rights” in the accompanying prospectus.

Holders of preferred shares have no voting rights except in certain limited circumstances. If we fail to pay the minimum dividends to which the preferred shares are entitled for three consecutive fiscal years, the preferred shares will acquire unrestricted voting rights. See “Description of Share Capital—Description of Our Company’s By-laws—Voting Rights” in the accompanying prospectus.

Holders of ADSs do not have voting rights, but may instruct the ADR Depositary how to vote the common shares underlying their ADSs under the circumstances described in the Deposit Agreement. See “Description of American Depositary Shares—Voting Rights” in the accompanying prospectus.

Listings

Our Common ADSs and our Preferred ADSs are listed on the NYSE under the symbols “OIBR.C” and “OIBR,” respectively. Our common shares and our preferred shares are listed on the Level 1 ( Nível 1 ) listing segment of the BM&FBOVESPA under the symbols “OIBR3” and “OIBR4,” respectively.

Lock-up agreements

In connection with the global offering, we, our executive officers and our directors and certain of our major shareholders have agreed to enter into lock-up agreements with the international underwriters under which neither we nor they may, subject to certain exceptions, for a period from the date of each lock-up agreement through 90 days from the date of the execution of the international underwriting agreement, directly or indirectly sell, dispose of or hedge any common shares, preferred shares or ADSs or any securities convertible into or exchangeable for common shares, preferred shares or ADSs without the prior written consent of the international underwriters. See “Underwriting—No Sale of Similar Securities.”

ADR Depositary	The Bank of New York Mellon.

Expected timetable for the global offering (subject to change):

Commencement of marketing of the global offering	April 3, 2014
Announcement of offer price	April 28, 2014
Allocation of common shares, preferred shares and ADSs	April 28, 2014
Settlement and delivery of ADSs	May 2, 2014
Settlement and delivery of common shares and preferred shares	May 5, 2014

Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the over-allotment option of Banco BTG Pactual S.A.

Summary Historical Financial and Operating Data of Oi and Portugal Telecom

Summary Historical Financial and Operating Data of Oi

The following summary financial data have been derived from our consolidated financial statements. The summary financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements, which were prepared in accordance with Brazilian GAAP and are incorporated herein by reference to our 2013 Annual Report. The summary financial data as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 have been derived from our audited consolidated financial statements that are not included in this prospectus supplement or incorporated herein by reference.

Our consolidated financial statements are prepared in accordance with Brazilian GAAP, which differs in certain important respects from U.S. GAAP. For a discussion of certain differences relating to our financial statements, see note 31 to our audited consolidated financial statements, which are incorporated herein by reference to our 2013 Annual Report. Under U.S. GAAP, our financial information has been retrospectively adjusted to reflect the effect of the corporate reorganization for all periods during which we, TNL, Telemar and Coari were under common control, which for these purposes was January 1, 2009. See “Presentation of Financial and Other Information—Corporate Reorganization” in our 2013 Annual Report for more information regarding our corporate reorganization.

The following tables present summary financial data as of the dates and for each of the periods indicated. You should read this summary financial data in conjunction with (1) our audited consolidated financial statements and the related notes thereto and “Item 5: Operating and Financial Review and Prospects,” both of which are incorporated herein by reference to our 2013 Annual Report, and (2) “Presentation of Financial and Other Information,” which is included elsewhere in this prospectus supplement.

Statement of Operations Data

	For the Year Ended December 31,
	2013(1)		2013		2012		2011		2010		2009
	(in millions of US$, except per share amounts)		(in millions of reais, except per share amounts and as otherwise indicated)
Brazilian GAAP:
Net operating revenue	US$	12,131	R$	28,422	R$	25,161	R$	9,245	R$	10,263	R$	10,919
Cost of sales and services	(6,513)		(15,259)		(12,670)		(4,587)		(4,732)		(5,764)

Gross profit	5,618		13,163		12,491		4,659		5,531		5,155
Operating income (expenses), net	(3,362)		(7,876)		(7,731)		(3,091)		(3,072)		(6,232)

Operating income (loss) before financial income (expenses) and taxes	2,256		5,287		4,760		1,567		2,459		(1,077)
Financial income	587		1,375		2,275		1,406		979		630
Financial expenses	(1,985)		(4,650)		(4,491)		(1,478)		(1,060)		(912)

Financial income (expenses), net	(1,398)		(3,275)		(2,216)		(72)		(80)		(281)

Income (loss) before taxes	859		2,012		2,544		1,495		2,379		(1,358)
Income tax and social contribution	(222)		(519)		(760)		(490)		(408)		339

Net income (loss)	US$	637	R$	1,493	R$	1,785	R$	1,006	R$	1,971	R$	(1,019)

	For the Year Ended December 31,
	2013(1)		2013		2012		2011		2010		2009
	(in millions of US$, except per share amounts)		(in millions of reais, except per share amounts and as otherwise indicated)
Net income (loss) attributable to controlling shareholders	US$	637	R$	1,493	R$	1,785	R$	1,006	R$	1,971	R$	(1,021)
Net income (loss) attributable to non-controlling shareholders	—		—		—		—		—		2
Net income (loss) applicable to each class of shares:
Common shares	200		469		560		316		619		(1,021)
Preferred shares	437		1,024		1,225		690		1,352		—
Net income (loss) per share(2):
Common shares — basic	0.39		0.91		1.09		0.61		1.20		(0.62)
Common shares — diluted	0.39		0.91		1.09		0.61		1.20		(0.62)
Preferred shares and ADSs — basic	0.39		0.91		1.09		0.61		1.20		—
Preferred shares and ADSs — diluted	0.39		0.91		1.09		0.61		1.20		—
Weighted average shares outstanding (in thousands):
Common shares — basic	514,758		514,758		514,758		514,758		514,758		514,758
Common shares — diluted	514,758		514,758		514,758		514,758		514,758		514,758
Preferred shares — basic	1,125,273		1,125,273		1,125,273		1,125,273		1,125,273		1,125,273
Preferred shares — diluted	1,125,273		1,125,273		1,125,273		1,125,273		1,125,273		1,125,273

(1)              Translated for convenience only using the selling rate as reported by the Central Bank of Brazil on December 31, 2013 for reais into U.S. dollars of R$2.343=US$1.00.

(2)              As required by CPC 41, we have adjusted retrospectively the calculation of basic and diluted earnings per share taking into consideration the shareholding structure resulting from our corporate reorganization. In addition, under the Brazilian Corporation Law, preferred shareholders are not obligated to absorb losses, and such losses are exclusively attributed to common shareholders. See “Presentation of Financial and Other Information—Corporate Reorganization” in our 2013 Annual Report for more information regarding our corporate reorganization.

	For the Year Ended December 31,
	2013(1)		2013		2012		2011		2010		2009
	(in millions of
	US$, except per		(in millions of reais, except per share amounts and as otherwise
	share amounts)		indicated)
U.S. GAAP:
Net operating revenue	US$	12,131	R$	28,422	R$	28,141	R$	27,907	R$	29,479	R$	29,861
Cost of sales and services		(7,028)		(16,467)		(15,825)		(16,180)		(16,576)		(18,371)

Gross profit		5,102		11,955		12,316		11,727		12,903		11,490
Operating income (expenses) net		(3,402)		(7,972)		8,579		9,016		8,611		3,691

Operating income (loss) before financial income (expenses) and taxes		1,700		3,983		3,737		2,712		4,292		7,799
Financial income (expenses), net		(1,409)		(3,302)		(2,617)		(3,471)		(2,440)		(2,385)

Income (loss) before taxes		290		681		1,120		(759)		1,852		5,414
Income tax and social contribution		(32)		(77)		(254)		202		20		(548)

Net income (loss)		257		604		866		(557)		1,872		4,866
Net income (loss) attributable to controlling shareholders (2)		257		604		859		(296)		1,492		3,933
Net income (loss) attributable to non-controlling shareholders (2)		—		—		7		(261)		381		933
Other comprehensive income (loss)		15		34		(319)		(133)		(62)		252

Comprehensive income (loss)	US$	272	R$	638	R$	547	R$	(690)	R$	1,810	R$	5,118

Net income (loss) applicable to each class of shares (3):
Common shares basic	US$	80	R$	190	R$	289	R$	(296)	R$	613	R$	1,617
Common shares diluted		80		190		289		(296)		620		1,637
Preferred shares and ADSs basic		176		414		570		—		878		2,316
Preferred shares and ADSs diluted		176		414		570		—		872		2,296
Net income (loss) per share:
Common shares — basic		0.15		0.37		0.57		(0.65)		1.79		4.72
Common shares — diluted		0.15		0.37		0.57		(0.65)		1.76		4.63
Preferred shares and ADSs — basic		0.15		0.37		0.57		—		1.79		4.72
Preferred shares and ADSs — diluted		0.15		0.37		0.57		—		1.76		4.63
Weighted average shares outstanding (in thousands):
Common shares — basic		514,758		514,758		504,990		456,149		342,917		342,837
Common shares — diluted		514,758		514,758		504,990		465,598		352,283		353,341
Preferred shares and ADSs — basic		1,125,270		1,125,270		994,880		536,927		491,199		490,860
Preferred shares and ADSs — diluted		1,125,270		1,125,270		994,880		540,924		495,194		495,601

(1)                   Translated for convenience only using the selling rate as reported by the Central Bank of Brazil on December 31, 2013 for reais  into U.S. dollars of R$2.343=US$1.00.

(2)                   We adopted the provisions of FASB ASC 810-10-65-1, related to non-controlling interest, as of January 1, 2009.

(3)                   In accordance with ASC 260, basic and diluted earnings per share have been calculated, for U.S. GAAP purposes, using the “two class method.” See note 31 to our audited consolidated financial statements, which are incorporated herein by reference to our 2013 Annual Report.

Balance Sheet Data

	As of December 31,
	2013(1)		2013		2012		2011		2010		2009
	(in millions
	of US$,
	except per
	share		(in millions of reais, except per share amounts and as otherwise
	amounts)		indicated)
Brazilian GAAP:
Cash and cash equivalents	US$	1,035	R$	2,425	R$	4,408	R$	6,005	R$	3,217	R$	1,717
Cash investments	210		493		2,426		1,084		832		382
Trade accounts receivable, net	3,029		7,097		7,018		2,010		2,070		1,992
Total current assets	7,549		17,687		21,138		12,246		8,487		6,127
Property, plant and equipment, net	10,579		24,786		23,103		5,794		5,317		5,267
Intangible assets, net	1,673		3,919		4,196		1,085		1,318		1,572
Total assets	29,917		70,096		69,150		31,664		26,886		24,564
Short-term loans and financings (including current portion of long-term debt)	1,775		4,159		3,114		1,144		1,044		870
Total current liabilities	6,633		15,540		17,093		8,619		6,691		5,424
Long-term loans and financings	13,527		31,695		30,232		6,962		3,321		3,573
Share capital	3,189		7,471		7,309		3,731		3,731		3,731
Total equity	4,918		11,524		11,109		10,589		11,337		9,906
Shareholders’ equity attributable to controlling shareholders	4,918		11,524		11,109		10,589		11,337		9,905
Shareholders’ equity attributable to non-controlling shareholders	—		—		—		—		—		1

(1)                   Translated for convenience only using the selling rate as reported by the Central Bank of Brazil on December 31, 2013 for  reais  into U.S. dollars of R$2.343=US$1.00.

	As of December 31,
	2013(1)		2013		2012		2011		2010		2009
	(in millions
	of US$,
	except per
	share		(in millions of reais, except per share amounts and as otherwise
	amounts)		indicated)
U.S. GAAP:
Cash and cash equivalents	US$	1,035	R$	2,425	R$	4,413	R$	11,025	R$	9,052	R$	6,206
Cash investments	210		493		2,426		2,299		2,148		1,819
Property, plant and equipment, net	10,975		25,725		24,640		23,165		23,257		25,282
Intangible assets	6,260		14,666		15,869		16,329		17,197		18,431
Total assets	25,872		78,727		78,647		81,382		76,365		71,270
Short-term loans, financing and debentures (including current portion of long-term debt)	1,775		4,159		3,114		4,600		7,144		8,552
Long-term loans, financing and debentures	13,527		31,695		30,232		25,169		21,991		21,366
Total Liabilities	25,059		58,713		58,218		56,162		55,387		50,215
Shareholders’ equity	8,538		20,013		20,428		25,219		20,978		21,054
Shareholders’ equity attributable to controlling shareholders (2)	8,538		20,013		20,428		13,826		11,793		11,886
Shareholders’ equity attributable to non-controlling shareholders (2)	—		—		—		11,393		9,185		9,168

(1)                   Translated for convenience only using the selling rate as reported by the Central Bank of Brazil on December 31, 2013 for  reais  into U.S. dollars of R$2.343=US$1.00.

(2)                   We adopted the provisions of FASB ASC 810-10-65-1, related to non-controlling interest, as of January 1, 2009.

Operating Data

	As of December 31,
	2013	2012	2011
	(in thousands)
Residential
Total number of subscribers	17,837	18,337	17,180
Number of fixed-line subscribers	11,750	12,478	13,046
Number of broadband subscribers	5,258	5,102	4,412
Number of pay-TV subscribers	829	757	351
Mobile
Total number of subscribers	47,727	46,304	43,264
Number of pre-paid subscribers	41,019	39,832	37,978
Number of post-paid subscribers	6,708	6,472	5,285
Corporate
Total number of subscribers	8,246	8,971	7,848
Number of fixed-line subscribers	5,105	5,422	5,083
Number of broadband subscribers	630	594	523
Number of mobile subscribers	2,511	2,955	2,242
Other services
Number of subscribers	655	727	771

Summary Historical Financial and Operating Data of Portugal Telecom

As part of the Oi capital increase described in this prospectus supplement, we will acquire substantially all of Portugal Telecom’s operating assets. To assist investors in understanding these assets, we have incorporated by reference into this prospectus supplement the audited financial statements of Portugal Telecom as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011. We note that a significant part of the assets of Portugal Telecom consists of its investments in TmarPart, our company, CTX and Contax. These investments will not be acquired by us, and we understand that Portugal Telecom intends to dispose of its investments in CTX and Contax prior to the merger of shares and the merger described in this prospectus supplement. The pro forma financial information of Oi presenting the effects of our acquisition of substantially all of Portugal Telecom’s operating assets presented elsewhere in this prospectus supplement depicts the elimination of these the equity investments that will not be part of the assets that we acquire from Portugal Telecom.

The following summary financial data have been derived from Portugal Telecom’s consolidated financial statements. The summary consolidated statement of financial position data as of December 31, 2013 and 2012 and the summary consolidated income statement for the years ended December 31, 2013, 2012 and 2011 have been derived from audited consolidated financial statements of Portugal Telecom, which were prepared in accordance with IFRS and are incorporated by reference herein. The summary consolidated statement of financial position data as of December 31, 2011, 2010 and 2009 and the summary consolidated income statement data for the years ended December 31, 2010 and 2009 have been derived from the consolidated financial statements of Portugal Telecom, which were prepared in accordance with IFRS, have been retrospectively adjusted for the adoption of IFRS 11 and the amendments to IAS 19 and are not included in this prospectus or incorporated herein by reference.

As a result of Portugal Telecom’s sale on September 27, 2010 of its interest in Vivo Participações S.A., or Vivo, to Telefónica, Portugal Telecom’s proportional interest in the net income of Vivo is presented under the line item “Discontinued Operations” for all periods through the completion of the sale, and the selected consolidated statement of financial position as of December 31, 2010 no longer includes the assets and liabilities related to Vivo, following the completion of the sale on September 27, 2010.

You should read this summary financial data in conjunction with (1) the audited consolidated financial statements of Portugal Telecom and the related notes thereto, which are incorporated herein by reference to the Portugal Telecom Financial Statement Report, (2) “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PT Portugal,” which is incorporated herein by reference to Exhibit 2 to the PT Portugal Acquisition Report, and (3) “Presentation of Financial and Other Information,” which is included elsewhere in this prospectus.

Statement of Operations Data

	For the Year Ended December 31,
	2013(1)		2013	2012	2011	2010	2009
				(restated)	(restated)	(restated)	(restated)
	(in millions of US$)				(in millions of Euros)
Continuing Operations:
Revenue	US$	4,012	€2,911.2	€3,079.0	€3,379.7	€3,742.3	€3,733.4
Costs, expenses and net losses and income	3,611		(2,565.8)	(2,587.2)	(2,872.5)	(3,344.4)	(3,049.0)

Income before financial results and taxes	476		345.4	491.8	507.2	397.9	684.4

Financial (losses) and gains, net:
Net interest expenses	(355)		(257.4)	(213.0)	(121.5)	(185.0)	(227.5)
Net foreign currency exchange losses	(30)		(21.9)	(1.8)	(2.3)	(6.8)	(0.2)
Net losses (gains) on financial assets and other investments	(3)		(2.0)	(3.9)	0.6	1.9	8.1
Equity in the earnings of joint ventures(2)	(3)		(2.2)	(3.0)	(33.7)	—	—
Equity in earnings of associated companies, net	610		442.8	210.3	211.3	141.7	456.0
Net other financial expenses	(75)		(54.6)	(44.6)	(54.9)	(33.3)	(35.7)
	(144)		(104.6)	56.1	0.6	81.6	(200.7)

Income before taxes	620		450.0	435.7	506.6	316.3	885.1
Income taxes	(85)		(62.0)	(125.6)	(99.1)	(73.6)	(184.0)

Net income from continuing operations	535		388.0	310.1	407.6	242.8	701.1
Discontinued Operations:
Net income from discontinued operations	—		—	—	—	5,565.4	82.5

Net income	US$	535	€388.0	€310.1	€407.6	€5,808.2	€783.5

Net income attributable to non-controlling interests	79		57.0	84.3	73.7	147.9	104.5
Net income attributable to equity holders of the parent	456		331.0	225.8	333.9	5,660.3	679.1

(1)   Translated for convenience only using selling rate as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2013 for Euros into U.S. dollars of €0.726=US$1.00.

(2)     Includes equity in earnings of joint ventures that were acquired by Portugal Telecom in March 2011 and will not be contributed to PT Portugal as set forth in the table below:

	For the Year Ended December 31,
	2013(a)		2013	2012	2011
				(restated)	(restated)
	(in millions of US$)			(in millions of Euros)
Equity in the earnings of joint ventures not contributed to PT Portugal:
Oi	US$	32.3	€23.4	€34.4	€26.8
TmarPart	(13.5)		(9.8)	(11.3)	(17.4)
LF Tel	(14.4)		(10.4)	(12.1)	(20.9)
AG Telecom	(13.8)		(10.0)	(14.8)	(20.4)
Contax	(2.0)		1.4	0.2	(0.4)
CTX	(1.2)		0.9	(0.5)	(1.4)

	US$	6.2	€(4.5)	€(4.3)	€(33.7)

(a)   Translated for convenience only using selling rate as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2013 for Euros into U.S. dollars of €0.726=US$1.00.

Balance Sheet Data

	As of December 31,
	2013(1)		2013	2012	2011	2010	2009
				(restated)	(restated)	(restated)	(restated)
	(in millions of US$)				(in millions of Euros)
Cash and cash equivalents	US$	2,286	€1,659.0	€1,988.8	€3,642.1	€4,765	€1,450
Short-term cash investments	1,260		914.1	626.0	462.8	341.8	26.9
Trade accounts receivable, net	1,051		762.9	796.8	888.8	1,054.0	1,398.9
Total current assets	5,475		3,973.2	4,102.5	5,503.1	8,855.4	2,505.2
Investments in joint ventures(2)	3,319		2,408.2	2,980.1	3,509.6	—	2,898.4
Investments in group companies	705		511.3	406.8	532.5	361.5	597.2
Tangible assets	4,738		3,438.5	3,578.9	3,656.1	3,874.6	3,538.0
Intangible assets	989		717.7	757.5	800.7	695.1	1,100.7
Total assets(2)	16,564		12,020.4	12,829.1	15,064.3	15,165.4	11,605.2
Short-term debt (including current portion of medium- and long-term debt)	2,056		1,492.0	1,395.7	2,690.9	6,254.4	6,551.5
Total current liabilities	4,168		3,024.6	2,994.8	4,767.8	2,683.7	2,146.5
Medium- and long-term debt	8,102		5,879.2	5,979.4	5,708.0	6,254.4	5,720.4
Accrued post-retirement liability	1,324		960.9	835.4	913.6	950.5	1,535.0

(1)   Translated for convenience only using selling rate as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2013 for Euros into U.S. dollars of €0.726=US$1.00.

(2)   Includes investments in joint ventures that were acquired by Portugal Telecom in March 2011 and will not be contributed to PT Portugal as set forth in the table below:

	As of December 31,
	2013(a)		2013	2012	2011
				(restated)	(restated)
	(in millions of US$)			(in millions of Euros)
Investments in joint ventures not contributed to PT Portugal:
Oi	US$	2,774	€2,013.3	€2,488.1	€2,901.7
TmarPart	107		77.9	91.0	115.3
LF Tel	166		120.6	157.5	197.7
AG Telecom	172		124.5	161.5	201.3
Contax	75		54.3	60.1	71.0
CTX	22		16.2	20.7	22.6

	US$	3,317	€2,406.7	€3,008.9	€3,509.6

(a)   Translated for convenience only using selling rate as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2013 for Euros into U.S. dollars of €0.726=US$1.00.

Operating Data

	As of December 31,
	2013	2012	2011
	(in thousands)
Residential
Total number of subscribers	3,892	3,841	3,557
Number of fixed-line subscribers	1,665	1,692	1,674
Number of broadband subscribers	1,049	1.015	911
Number of pay-TV subscribers	1,179	1,135	972
Mobile
Total number of subscribers	6,330	6,024	5,932
Number of pre-paid subscribers	1,533	1,093	1,064
Number of post-paid subscribers	4,797	4,931	4,868
Corporate
Total number of subscribers	2,594	2,533	2,532
Number of fixed-line subscribers	701	725	826
Number of broadband subscribers	242	207	193
Number of pay-TV subscribers	134	86	68
Number of mobile subscribers	1,516	1,514	1,445
Other services
Number of subscribers	13,739	13,625	11,713

Unaudited Pro Forma Financial Information of Oi

The unaudited pro forma financial information of Oi presented below has been derived from:

•      the historical audited consolidated financial statements of Oi as of December 31, 2013 and for the year then ended, prepared in accordance with Brazilian GAAP, which are incorporated herein by reference; and

•      the historical audited consolidated financial statements of Portugal Telecom as of December 31, 2013 and for the year then ended, prepared in accordance with IFRS, which are incorporated herein by reference.

As described in “The Proposed Business Combination,” the Oi capital increase is one of the steps in the business combination of TmarPart, Oi and Portugal Telecom.

In anticipation of the business combination, prior to the settlement of the Oi capital increase, Portugal Telecom is expected to contribute additional assets to PT Portugal as described in “Exhibit 1: Business of PT Portugal SGPS, S.A.—Corporate Reorganization—Contribution of Assets to PT Portugal” in the PT Portugal Acquisition Report, and we expect that PT Portugal will assume all of Portugal Telecom’s liabilities at the time of transfer.

This unaudited pro forma financial information was prepared as if the Oi capital increase, including the contribution of all of the shares of PT Portugal to Oi in exchange for Oi common shares and Oi preferred shares to be issued in the Oi capital increase, described under the caption “The Proposed Business Combination” had been completed on December 31, 2013 for purposes of the unaudited pro forma statement of financial position as of December 31, 2013, and on January 1, 2013 for purposes of the unaudited pro forma statement of operations for the year ended December 31, 2013. The pro forma assumptions and adjustments are described in the accompanying notes presented below.

This unaudited pro forma financial information should be read in conjunction with the accompanying notes presented below and the historical consolidated financial statements of Oi and Portugal Telecom as of and for the year ended December 31, 2013 and the notes thereto.

This unaudited pro forma financial information is provided for illustrative purposes only and does not purport to represent, and you should not rely on the unaudited pro forma financial information as an indication of, (1) what the actual consolidated results of operations or the consolidated financial position of Oi would have been had the Oi capital increase occurred on the dates assumed, or (2) Oi’s future consolidated results of operations or financial position.

The unaudited pro forma financial information does not reflect, for example, (1) any integration costs that may be incurred as a result of the contribution of all of the shares of PT Portugal to Oi, (2) any synergies, operating efficiencies and cost savings that may result from this transaction, (3) any benefits that may be derived from the combined company’s growth prospects, or (4) changes in rates for services or exchange rates subsequent to the dates of this unaudited pro forma financial information. We have not completed the transactions described above. Accordingly, additional liabilities may be incurred in connection with these transactions. Any additional liabilities and costs have not been reflected in the unaudited pro forma financial information because information necessary to reasonably estimate such costs is not yet available.

Oi S.A.

Unaudited Pro Forma Statement of Financial Position

As of December 31, 2013 under Brazilian GAAP

(in millions of reais)

Oi capital increase
Oi S.A. consolidated	Net assets of PT Portugal at carrying value (A)	PT Portugal purchase price allocation (B)	Cash capital increase (C)	Oi S.A. consolidated pro forma
Assets:
Current assets:
Cash and cash equivalents	R$	2,425	R$	616	R$	—	R$	—	R$	3,041
Cash investments	493	2,978	—	—	3,470
Derivative financial instruments	452	—	—	—	452
Accounts receivables	8,872	3,809	—	—	12,682
Judicial deposits	1,316	—	—	—	1,316
Other assets	4,129	751	—	—	4,880

Total current assets	17,687	8,155	—	—	25,842
Non-current assets:
Cash investments	99	—	—	—	99
Derivative financial instruments	1,621	—	—	—	1,621
Deferred tax assets	8,274	1,161	(1,859)	—	7,577
Available-for-sale financial asset	914	—	(914)	—	—
Judicial deposits	11,051	—	—	—	11,051
Financial investments	174	1,738	1,441	—	3,352
Property, plant and equipment	24,786	9,103	2,098	—	35,987
Goodwill	—	—	11,307	—	11,307
Intangible assets	3,919	2,338	4,540	—	10,798
Other non-current assets	1,570	12	—	—	1,582

Total non-current assets	52,409	14,353	16,613	—	83,374

Total assets	R$	70,096	R$	22,508	R$	16,613	R$	—	R$	109,216

Liabilities and Equity:
Current liabilities:
Payables	5,383	3,004	—	—	8,387
Borrowings and financing	4,159	5,430	—	(7,855)	1,733
Derivative financial instruments	410	—	—	—	410
Provisions	1,224	289	—	—	1,513
Other current liabilities	4,365	1,130	—	—	5,495

Total current liabilities	15,540	9,853	—	(7,855)	17,538
Non-current liabilities:
Borrowings and financing	31,695	19,152	—	—	50,847
Derivative financial instruments	157	—	—	—	157
Provisions	4,393	7	65	—	4,465
Other non-current liabilities	6,787	3,582	—	—	10,369

Total non-current liabilities	43,031	22,741	65	—	65,838

Total liabilities	58,572	32,594	65	(7,855)	83,376
Equity:
Equity attributable to controlling shareholders	11,524	(10,821)	16,187	7,855	24,746
Non-controlling interests	—	735	360	—	1,095

Total equity	11,524	(10,086)	16,548	7,855	25,841

Total liabilities and equity	70,096	22,508	16,613	—	109,216

See accompanying notes to the Unaudited Pro Forma Financial Information of Oi.

Oi S.A.

Unaudited Pro Forma Statement of Operations

For the Year Ended December 31, 2013 under Brazilian GAAP

(in millions of reais)

	Oi S.A. consolidated	Income and expenses of PT Portugal (A)	PT Portugal purchase price allocation (B)	Oi S.A. consolidated pro forma
Net operating revenue	28,422	8,247	—	36,669
Cost of sales and services	(15,259)	(5,083)	(454)	(20,796)

Gross profit	13,163	3,164	(454)	15,872
Operating income (expenses):
Equity method of accounting	(18)	1,263	(168)	1,078
Selling expenses	(5,554)	(674)	—	(6,228)
General and administrative expenses	(3,519)	(1,348)	(116)	(4,983)
Other operating income	3,128	125	—	3,253
Other operating expenses	(1,913)	(115)	—	(2,028)

	(7,876)	(748)	(284)	(8,908)

Profit before financial income (expenses) and taxes	5,287	2,415	(738)	6,964
Financial income (expenses):
Financial income	1,375	428	—	1,804
Financial expenses	(4,650)	(1,392)	—	(6,042)

Profit before income tax and social contribution	2,012	1,452	(738)	2,726
Income tax and social contribution:
Current	(418)	(194)	—	(612)
Deferred	(101)	(17)	166	48

Profit for the period	1,493	1,241	(572)	2,162

Profit attributable to controlling shareholders	1,493	1,078	(530)	2,041
Profit attributable to non-controlling shareholders	—	163	(42)	122
Net income applicable to each class of shares (D):
Common shares	469			671
Preferred shares	1,024			1,369
Net income per share (D):
Common shares — basic	0.91			0.28
Common shares — diluted	0.91			0.28
Preferred shares — basic	0.91			0.28
Preferred shares — diluted	0.91			0.28

See accompanying notes to the Unaudited Pro Forma Financial Information of Oi.

Oi S.A.

Unaudited Reconciliation of Pro Forma Equity and Net Income

From Brazilian GAAP to U.S. GAAP

As of and For the Year Ended December 31, 2013

(in millions of reais)

	Notes		Equity	Net income
In accordance with Brazilian GAAP			25,636	2,041
U.S. GAAP adjustments relating to Oi
Fair value adjustments on BrT business combination (net of taxes)	3.a	)	7,543	(967)
Reversal of accumulated goodwill amortization under Brazilian GAAP	3.b	)	386	—
Additional accumulated depreciation of property, plant and equipment and intangible assets	3.b	)	(175)	(6)
Reversal of financial expense in acquisition of WAY TV	3.b	)	17	—
Indefeasible rights of use Pegasus	3.b	)	2	(0)
Pension and other post-retirement benefits	3.c	)	1,300	144
Capitalized interest	3.d	)	(96)	(18)
Deferred taxes on above adjustments	3.g	)	(488)	(41)
U.S. GAAP adjustments relating to Portugal Telecom
Pension and other post-retirement benefits	3.c	)	—	25
Customer activation fees	3.e	)	10	3
Change in statutory tax rate	3.f	)	101	91
Deferred taxes on above adjustments	3.g	)	(2)	(7)

In accordance with U.S. GAAP			34,234	1,264

Net income applicable to each class of shares:
Common shares	3.h	)		416
Preferred shares	3.h	)		848
Net income per share:
Common shares—basic	3.h	)		0.17
Common shares—diluted	3.h	)		0.17
Preferred shares and ADSs—basic	3.h	)		0.17
Preferred shares and ADSs—diluted	3.h	)		0.17

See accompanying notes to the Unaudited Pro Forma Financial Information of Oi.

Notes to the Unaudited Pro Forma Financial Information of Oi

1.                    Basis of Presentation

The unaudited pro forma financial information of Oi presented herein has been derived from:

•                                              the historical audited consolidated financial statements of Oi as of December 31, 2013 and for the year then ended, prepared in accordance with Brazilian GAAP, which are included in our 2013 Annual Report; and

•                                              the historical audited consolidated financial statements of Portugal Telecom as of December 31, 2013 and for the year then ended, prepared in accordance with IFRS, which are included in the Portugal Telecom Financial Statement Report.

2.                    Accounting Treatment for the Acquisition of PT Portugal

In accordance with Brazilian GAAP and for purposes of this unaudited pro forma financial information, the acquisition of PT Portugal has been accounted for under the purchase method of accounting, under which 100% of the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the subsidiaries of PT Portugal were recorded at their fair values.

3.                    Pro Forma Assumptions and Adjustments

The unaudited pro forma financial information of Oi has been prepared assuming that the Oi capital increase, including the contribution of all of the shares of PT Portugal to Oi in exchange for Oi common shares and Oi preferred shares to be issued in the Oi capital increase, occurred on January 1, 2013 for unaudited pro forma statement of operations purposes and on December 31, 2013 for unaudited pro forma statement of financial position purposes.

The unaudited pro forma financial information of Oi under Brazilian GAAP includes the following significant pro forma assumptions and adjustments:

(A)           Carrying value of PT Portugal’s net assets, as derived from the financial statements of Portugal Telecom. The tables below present a reconciliation between Portugal Telecom’s historical financial information, as derived from its audited consolidated financial statements as of and for the year ended December 31, 2013, and the carrying value under Brazilian GAAP of the assets and liabilities of PT Portugal, including the assets and liabilities that Portugal Telecom will contribute to PT Portugal prior to the completion of the Oi capital increase, as well as the earnings and losses of PT Portugal under Brazilian GAAP that would have been consolidated by Oi if the transactions had taken place as of January 1, 2013.

Unaudited Reconciliation of Statement of Financial Position Between

Portugal Telecom, SGPS, S.A. and PT Portugal SGPS, S.A.

As of December 31, 2013

(in millions of Euros)

Portugal Telecom (i)	Reallocation of liabilities to conform with Brazilian format (ii)	Adjustments to conform with Brazilian GAAP (iii)	Assets not contributed to Oi’s share capital increase (iv)	Pro forma of PT Portugal (Euros) (v)	Pro forma of PT Portugal (reais) (vi)
Assets:
Current assets:
Cash and cash equivalents	€1,659	€—	€—	€(1,470)	€189	R$	616
Short-term investments	914	—	—	—	914	2,978
Accounts receivables	1,169	—	—	—	1,169	3,809
Other current assets	231	—	—	—	231	751

Total current assets	3,973	—	—	(1,470)	2,503	8,155
Non-current assets:
Investments in associated and other companies	534	—	—	—	534	1,738
Investments in joint ventures	2,408	—	—	(2,408)	—	—
Goodwill	381	—	—	(381)	—	—
Intangible assets	718	—	—	—	718	2,338
Property plant and equipment	3,438	—	(644)	—	2,794	9,103
Deferred taxes	565	—	—	(208)	356	1,161
Other non-current assets	4	—	—	—	4	12

Total non-current assets	8,047	—	(644)	(2,997)	4,406	14,353

Total assets	€12,020	€—	€(644)	€(4,467)	€6,909	R$	22,508

Liabilities and Equity:
Current liabilities:
Short term debt	€1,492	€175	€—	€—	€1,667	R$	5,430
Payables and accrued expenses	1,103	(181)	—	—	922	3,004
Provisions	89	—	—	—	89	289
Other current liabilities	341	6	—	—	347	1,130

Total current liabilities	3,025	—	—	—	3,025	9,853
Non-current liabilities:
Medium and long-term debt	5,879	—	—	—	5,879	19,152
Provisions	2	—	—	—	2	7
Other non-current liabilities	1,248	—	(148)	—	1,099	3,582

Total non-current liabilities	7,129	—	(148)	—	6,981	22,741

Total liabilities	10,154	—	(148)	—	10,005	32,594
Equity:
Equity attributable to controlling shareholders	1,641	—	(496)	(4,467)	(3,322)	(10,821)
Non-controlling interests	225	—	—	—	225	735

Total equity	1,867	—	(496)	(4,467)	(3,096)	(10,086)

Total liabilities and equity	€12,020	€—	€(644)	€(4,467)	€6,909	R$	22,508

Unaudited Reconciliation of Statement of Income Between

Portugal Telecom, SGPS, S.A. and PT Portugal SGPS, S.A.

For the Year Ended December 31, 2013

(in millions of Euros)

Portugal Telecom (i)	Reallocation of expenses from nature to their function (ii)	Adjustments to conform with Brazilian GAAP (iii)	Expenses not related to PT Portugal (iv)	Pro forma of PT Portugal (Euros) (v)	Pro forma of PT Portugal (reais) (vi)
Revenue	€2,911	€(36)	€—	€—	€2,875	R$	8,247
Cost of sales and services	—	(1,810)	38	—	(1,772)	(5,083)

Net operating profit	2,911	(1,846)	38	—	1,103	3,164
Costs, losses and (income):
Wages and salaries	(399)	399	—	—	—	—
Direct costs	(459)	459	—	—	—	—
Commercial costs	(310)	310	—	—	—	—
Supplies, external services and other expenses	(513)	513	—	—	—	—
Indirect taxes	(42)	42	—	—	—	—
Provisions and adjustments	(26)	26	—	—	—	—
Depreciation and amortization	(726)	726	—	—	—	—
Post retirement costs	(40)	40	—	—	—	—
Curtailment costs	(127)	127	—	—	—	—
Other costs	77	(77)	—	—	—	—

(2,566)	2,566	—	—	—	—
Operating income (expenses):
Earnings in equity investees	—	438	—	2	440	1,263
Selling expenses	—	(235)	—	—	(235)	(674)
General and administrative expenses	—	(485)	3	12	(470)	(1,348)
Other operating income	—	44	—	—	44	125
Other operating expenses	—	(40)	—	—	(40)	(115)

—	(278)	3	14	(261)	(748)

Profit before financial income (expenses) and taxes	345	442	41	14	842	2,415
Financial income (expenses):
Financial income	—	149	—	—	149	428
Financial expenses	—	(485)	—	—	(485)	(1,392)
Net interest expenses	(257)	257	—	—	—	—
Equity in associated companies	443	(443)	—	—	—	—
Equity in joint-ventures	(2)	2	—	—	—	—
Other financial expenses	(79)	79	—	—	—	—

105	(441)	—	—	(336)	(964)

Pre-tax profit	450	1	41	14	506	1,452
Income tax	(62)	(1)	(10)	(73)	(211)

Profit for the year	€388	€(0)	€31	€14	€433	R$	1,241

Profit attributable to controlling shareholders	331	(0)	31	14	376	1,078
Profit attributable to non-controlling shareholders	57	(0)	—	—	57	163

(i)                 This unaudited reconciliation has been derived from the historical audited consolidated financial statements of Portugal Telecom as of December 31, 2013 and for the year then ended, prepared in accordance with IFRS, which are included in the Portugal Telecom Financial Statement Report.

(ii)              Both the statement of financial position and the statement of operations reconciliations include certain reclassifications of items between captions in order to reconcile the formats of financial statements used in Portugal and Brazil. These differences are mostly relevant in the income statement, reflecting mainly the following:

•                                          Portugal Telecom under IFRS reports the income statement by nature, while Oi under Brazilian GAAP reports the income statement by function, as a result of which Portugal Telecom’s operating costs by nature, namely wages and salaries, maintenance and repairs, supplies and external services, provisions and depreciation and amortization, were reclassified by function.

•                                          Portugal Telecom under IFRS reports equity in the earnings of affiliated companies in its financial results, while Oi under Brazilian GAAP presents these earnings as operating income (expense).

•                                          Portugal Telecom under IFRS presents financial results on a net basis, segregated between net interest, net foreign differences and net other financial results; Oi under Brazilian GAAP presents financial results on a gross basis segregated only between financial costs and financial income.

(iii)           These reconciliation items represent adjustments to conform Portugal Telecom’s financial statements with the accounting policies applied by Oi (Brazilian GAAP) and reflect mainly the reversal of the effects of the revaluation model applied by Portugal Telecom for certain classes of property, plant and equipment, which is not allowed under Brazilian GAAP. Therefore, the book value of those tangible assets was adjusted to its historical value to comply with Brazilian GAAP.

(iv)           These reconciliation items represent the assets, liabilities, earnings and expenses not related to the net assets that Portugal Telecom will contribute to PT Portugal in connection with the Oi capital increase, reflecting mainly:

•                                          Cash equivalents used to purchase the convertible debentures of the AGSA Holding Companies and the Jereissati Telecom Holding Companies (as described in “The Proposed Business Combination”) for a total amount of €1,470 million (R$4,788 million).

•                                          The carrying value of Portugal Telecom’s investments in Oi, Contax Holdings and their controlling shareholders, totaling €2,408 million.

•                                          Total goodwill recorded in Portugal Telecom’s consolidated financial statements, amounting to €381 million.

•                                          Deferred taxes of €208 million related to tax loss carryforwards that, as a result of the business combination, most likely will no longer be possible to realize.

(v)             This unaudited pro forma financial information of PT Portugal’s net assets is provided for illustrative purposes only and does not purport to represent, and you should not rely on the unaudited pro forma financial information as an indication of, (a) what the actual consolidated results of operations or the consolidated financial position of PT Portugal would have been had Portugal Telecom contributed assets and liabilities to PT Portugal on the dates assumed, or (b) PT Portugal’s future consolidated results of operations or financial position. This unaudited pro forma financial information does not reflect, for example, (x) any synergies, operating efficiencies and cost savings that may result from these transactions, or (y) changes in rates for services or exchange rates subsequent to the date of this unaudited pro forma financial information. PT Portugal has not completed the transactions described above. Accordingly, additional liabilities may be incurred in connection with these transactions. Any additional liabilities and costs have not been reflected in the unaudited pro forma financial information because information necessary to reasonably estimate such costs is not yet available.

(vi)          The translation from Euros to Brazilian reais was made in accordance with CPC 02 (R2), The Effects of Changes in Foreign Exchange Rates , using for statement of financial position purposes the Euro/ real  exchange rate prevailing as of December 31, 2013 (€1 = R$3.26) and for statement of operations purposes the average Euro/ real  exchange rate for the year ended December 31, 2013 (€1 = R$2.86).

(B)           Preliminary purchase price allocation performed by Oi in relation to the assets and liabilities of PTPortugal. The pro forma adjustments to the statement of financial position reflect the recognition of fair value adjustments in relation to (1) the licenses held by Portugal Telecom’s Portuguese mobile business, (2) the customer list of Portugal Telecom’s Portuguese mobile and fixed-line businesses, (3) property, plant and equipment (basically real estate properties and ducts infrastructure) of Portugal Telecom’s Portuguese wireline business, and (4) the equity investment of Portugal Telecom in African associated companies. In addition, these pro forma adjustments also reflect (i) a portion of Oi’s investment in Portugal Telecom ordinary shares, which was classified as available for sale in its historical consolidated financial statements, as treasury shares because following the Oi capital increase Portugal Telecom’s only assets will be its investments in Oi, Contax Holding and their controlling shareholders, and (ii) the remaining portion as part of the total consideration paid for the acquisition of the shares of PT Portugal. The pro forma adjustments to the statement of operations reflect the amortization of the fair value adjustments to (1) the licenses held by Portugal Telecom’s Portuguese mobile businesses based on the terms of those licenses, (2) the licenses held by Portugal Telecom’s African businesses, (3) the customer lists for a five-year period, and (4) property, plant and equipment of Portugal Telecom’s Portuguese wireline business for the correspondent useful lives. The table below presents a summary of the preliminary purchase price allocation of the net assets of PT Portugal:

Identifiable assets acquired and liabilities assumed	(in millions of reais)
Carrying value of PT Portugal net assets	R$	(10,086)
Fair value adjustments related to:
Customer lists and licenses from Portuguese operations:
Wireline customer list	409
Mobile customer list	936
Mobile licenses	3,194

	4,540
Portuguese property, plant and equipment	2,098
Equity investments	1,441
Tax contingencies	(65)
Tax effect	(1,859)

	(3,931)
Goodwill recorded under the acquisition was identified as follows:
Equity instruments issued	5,710
Share of non-controlling interests, based on the proportional stake in the assets and liabilities of the acquiree	1,095
Fair value of the investment previously held in the acquiree	571
Fair value of assets	3,931

Goodwill	R$	11,307

The amount of equity instruments to be issued by Oi to Portugal Telecom in exchange for the shares of PT Portugal in the Oi capital increase corresponds to the fair value of the net assets of PT Portugal. On February 21, 2014 Oi’s management called an Extraordinary General Meeting in order to approve, among other things, a capital increase of R$5,709.9 million to be subscribed by Portugal Telecom in kind with the shares of PT Portugal.

(C)           The application of all of the net proceeds of the cash portion of the Oi capital increase, net of expenses estimated to be R$145 million, to prepay indebtedness of Oi.

(D)           Pro forma net income per share is based on 2,431,786,591 Oi common shares (excluding shares held in treasury) and 4,959,327,024 Oi preferred shares (excluding shares held in treasury), representing the number of Oi common shares and Oi preferred shares issued and outstanding as of December 31, 2013  plus  the number of Oi common shares and Oi preferred shares approved on April 1, 2014 by Oi’s board of directors to be issued in the Oi capital increase, in order to obtain a minimum of R$7 billion and with a target of R$8 billion, assuming no exercise of the over-allotment option or the hot issue option.

4. U.S. GAAP Reconciliation

For the purposes of reporting to the U.S. Securities and Exchange Commission, or SEC, Oi reconciles its financial statements prepared in accordance with Brazilian GAAP to U.S. GAAP, while Portugal Telecom prepares its financial statements in accordance with the IFRS as issued by the IASB and thus is not required to reconcile its financial statements to U.S. GAAP.

For the purposes of this unaudited pro forma financial information, we initially adjusted Portugal Telecom’s financial statements as of and for the year ended December 31, 2013 to comply with the accounting policies applied by Oi (Brazilian GAAP).

Subsequently, we prepared a reconciliation of Oi’s unaudited pro forma equity and net income from Brazilian GAAP to U.S. GAAP. For this purpose, we presented separately the U.S. GAAP adjustments applicable to Oi, which are disclosed in note 31 to our financial statements included in our 2013 Annual Report, from those applicable to Portugal Telecom. We provide below a description of the main U.S. GAAP adjustments performed under the U.S. GAAP reconciliation presented above.

(a) Accounting Treatment of the Corporate Reorganization

On February 27, 2012, the shareholders of Tele Norte Leste Participações S.A., or TNL, Telemar Norte Leste S.A., a subsidiary of TNL, or Telemar, Coari Participações S.A., a wholly owned subsidiary of Telemar, or Coari, and Brasil Telecom S.A., a subsidiary of Coari, which we collectively refer to as the Oi companies, approved a corporate reorganization that consisted of (1) the partial split-off of Telemar with the merger of the split-off portion by Coari, (2) a merger of shares ( incorporação de ações ) between Telemar and Coari as a result of which Telemar became a wholly-owned subsidiary of Coari, and (3) the mergers of Coari and TNL with and into Oi, which now concentrates all the shareholdings in the Oi companies and is the only Oi company listed on a stock exchange, and whose corporate name was changed to Oi S.A. at the time of the shareholders’ meetings approving these transactions. Prior to this restructuring, TNL was the controlling shareholder of the other Oi companies, including Telemar, which owned Coari, which in turn held a 49.3% interest in Brasil Telecom, S.A. (now Oi S.A.).

In accordance with Brazilian GAAP, Oi has accounted for the reverse mergers described above using the carry-over basis of its own assets and liabilities and of the assets and liabilities assumed of TNL, Telemar and Coari as from the date of the reorganization. The carry-over basis of the assets and liabilities were determined at the lowest level entity in the group (i.e., the effects of the acquisition accounting relating to Coari’s acquisition of Brasil Telecom, now Oi S.A., were not reflected in the assets and liabilities of Oi S.A. in its consolidated financial statements as a result of its merger with TNL).

In accordance with FASB ASC 805-50 — Business Combination — Related Issues, the assets and liabilities transferred between entities under common control are to be initially recognized by the receiving entity at the carrying amounts that were recorded in the financial statements of the parent company of the entities under common control, which is equivalent to apply the carry-over basis of the highest level entity in the group prior to the corporate reorganization.

Considering the requirements of FASB ASC 805-50, Oi presented as reconciling items between Brazilian GAAP and U.S. GAAP the adjustments to reflect the recognition of the fair value adjustments recorded by Coari under the purchase price allocation of Brasil Telecom in 2009, which in accordance with Brazilian GAAP were fully reversed in Oi’s consolidated financial statements following the mergers that occurred in February 2012.

(b) Business Combinations Prior to January 1, 2009

As from January 1, 2010, companies in Brazil adopted a new set of accounting policies consistent with IFRS, which in relation to Oi’s business combinations that occurred after January 1, 2009 are not materially different from US GAAP. Prior to this date, accounting for business combinations was not specifically addressed under Brazilian GAAP.

For all business combinations prior to January 1, 2009, Oi typically recognized the difference between the purchase price and the historical book value of the assets acquired and liabilities assumed as goodwill, which was amortized over the estimated period over which Oi expected to benefit from the goodwill. This period was determined based on the reasons attributed by management for the payment of goodwill. A test for impairment was made at least annually or if there was an indication that the unit in which the goodwill was allocated might be impaired.

Under U.S. GAAP, for the acquisitions of interests in Pegasus Telecom S.A., or Pegasus, WAY TV Belo Horizonte S.A., or Way TV, Paggo Empreendimentos S.A., or Paggo, and Tele Norte Celular Participações S.A., or TNCP (the controlling shareholder of Amazônia Celular S.A., or Amazônia) that occurred prior to January 1, 2009, Oi adopted the procedures determined by FASB ASC 805 Business Combinations, resulting in a difference as compared to Oi’s accounting policy in force prior to that date. The accounting method used under U.S. GAAP in business combination transactions is the “purchase method”, which requires that acquirers reasonably determine the fair-value of the identifiable assets and liabilities of acquired companies, individually, to determine goodwill paid.

Under U.S. GAAP, goodwill represents the excess of cost over the fair value of the net assets of the business acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB ASC 350 —Goodwill and Other Intangible Assets . FASB ASC 350 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB ASC 350.

Under FASB ASC 350, Oi evaluates goodwill for impairment by determining the fair value of each reporting unit and comparing it to the carrying amount of the reporting unit on a yearly basis. To the extent the carrying amount of a reporting unit exceeds the respective fair value, the respective goodwill is considered to be impaired.

Acquisition of Pegasus

Oi acquired Pegasus in December 2002. Under U.S. GAAP, of the difference amounting to R$253 million between the purchase price and the historical book value of the assets acquired and liabilities assumed, an amount of R$87 million was allocated to the data-transmission services reporting unit, since the acquisition of Pegasus generated a significant reduction in network maintenance costs for that reporting unit. The remaining portion in the amount of R$166 million was allocated to the fixed-line telecommunications services reporting unit, given that the acquisition of Pegasus allowed the fixed-line telecommunications services reporting unit to expand its corporate market share by offering data transmission services throughout Brazil on a nationwide basis.

Acquisition of WAY TV

Oi acquired WAY TV in November 2007. For U.S. GAAP purposes, all initial goodwill recorded under Brazilian GAAP, in the amount of R$64 million, was allocated to intangible assets, together with an amount of R$17 million, which under Brazilian GAAP was recorded as interest expense and for U.S. GAAP was included as part of the purchase price allocation. Under U.S. GAAP, Oi allocated R$56 million to the intangible asset “client base” and added R$25 million to the intangible asset “licenses”, which already existed on WAY TV’s balance sheet. The client base is amortized on a straight- line basis over the company’s churn rate of approximately four years and six months. The amount added to licenses is amortized over the remaining period of the licenses, which was six years and 10 months as of November 2007.

Acquisition of Paggo

Oi acquired Paggo in December 2007. For U.S. GAAP purposes, the initial goodwill recorded under Brazilian GAAP, in the amount of R$80 million, has been subject to fair value valuation but no intangible assets or fair value adjustments were identified, maintaining the same amount of goodwill under U.S. GAAP, which has been assigned to the mobile telecommunications services reporting unit.

(c) Pension plans and other post-retirement benefits

Under Brazilian GAAP, amounts due to a multi-sponsored pension plan are treated on an accrual basis when the obligations fall due. In December 1999, Oi split-up the multi-sponsored defined benefit plan managed by Fundação Sistel de Seguridade Social, or Sistel, and formed a single-sponsored defined benefit plan. However, Oi and the co-sponsors of the multi-employer pension plan agreed to jointly maintain a plan offering the current levels of benefits under Sistel for those employees who have retired before January 30, 2000. On September 21, 2000, Oi created a new defined contribution plan, which replaced the defined benefit plan by migrating active employees to the new plan. By the end of March 2001, the deadline for voluntary migrations, 96.0% of the active participants of the previous plan had migrated to the new defined contribution plan and the accrual of future benefits under the defined benefit plan relating to the post-retirement health care plan for these participants was eliminated. Under Brazilian GAAP, there was no requirement to recognize a gain or loss caused by a curtailment of a benefit plan. A summary of the actuarial position of plans which Oi sponsors, including Oi’s allocated assets and liabilities of multi-sponsored plans such as the PBS-A plan, is disclosed under Brazilian GAAP in Oi’s consolidated financial statements for the year ended December 31, 2013. If a plan has a positive funded status, which is not expected to generate future benefits, Oi does not recognize the funded status, unless in case of express authorization for offsetting with future employer contribution.

Under U.S. GAAP, Oi applies FASB ASC 715—Retirement Benefits, which requires an employer to recognize the over- or under-funded status of a defined benefit postretirement plan as an asset or liability on its balance sheet and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. Oi measured the defined benefit plan assets and obligations as of the balance sheet date. For U.S. GAAP purposes, the differences between the fair value of the net pension obligation (assets) and the amount already recognized through the statement of income and the related deferred tax effects that were recorded as adjustments directly to shareholders’ equity have been considered as other comprehensive income.

To calculate the funded status of the plans, the provisions of FASB ASC 715 “Retirement Benefits” were applied with effect from January 1, 1992 because it was not feasible to apply them from the effective date specified in such provisions. For U.S. GAAP purposes, the funded status of the pension plans is presented as a prepaid asset according to FASB ASC 715.

For U.S. GAAP purposes, unrecognized net gain or losses are recognized following the “corridor” approach (i.e. the portion which exceeds 10% of the greater of the projected benefit obligation or the market-related value of plan assets is recognized, and the unrecognized prior service cost or benefit and unrecognized transition obligation are deferred according to the actuarial valuation). In accordance with Brazilian GAAP, Oi adopted the standard CPC 19 (R2) that requires net actuarial losses and gains to be recognized directly to shareholders’ equity in the period they occur.

U.S. GAAP does not require the sponsor to record actuarial calculations for multi-sponsored pension plans such as the PBS-A and contributions to such plans are recorded on an accrual basis. For U.S. GAAP purposes, refunds from these plans are recorded only upon the receipt of cash.

In 2007, Oi made a payment in the amount of R$260 million to cover the increase in future contributions to the pension plan, due to changes in the actuarial assumptions. This amount was recorded as prepaid expenses under Brazilian GAAP, while under U.S. GAAP this amount was recognized directly in earnings. Consequently, as from that date, the amortization of this prepaid expense under Brazilian GAAP is reversed for U.S. GAAP purposes.

In relation to Portugal Telecom’s adjustment to U.S. GAAP, it relates to the recognition of expected return on assets based on the long-term expected rate of return of plan assets instead of the applicable discount rates as required by the revised version of IAS 19.

(d) Capitalized interest

Under Brazilian GAAP, until December 31, 1993, capitalized interest was not added to the individual assets in property, plant and equipment; instead, it was capitalized separately and amortized over a period different from the estimated useful lives of the related assets. Under U.S. GAAP, capitalized interest is added to the individual assets and is amortized over their estimated useful lives.

Also, under Brazilian GAAP, as applied to companies in the telecommunications industry, interest attributable to construction in-progress was calculated, until December 31, 1998, at the rate of 12% per annum of the balance of construction-in-progress and that part which related to interest on third party loans was credited to interest expense based on actual interest costs with the balance relating to self- funding being credited to capital reserves. Starting January 1, 1999, Brazilian GAAP required capitalization of interest on loans specifically related to financing of construction in progress, and interest on self- financing is no longer allowed.

Starting January 1, 2009, in accordance with Brazilian GAAP, financial charges on obligations financing assets and construction works in progress are capitalized, including interest expenses and certain foreign exchange differences. Under U.S. GAAP, Oi capitalizes only interest expenses to the extent that borrowings do not exceed the balances of construction in-progress, as generally foreign exchange differences are not eligible for being recorded as part of the cost of the asset.

(e) Customer activation fees

SAB 104 requires that activation fees and the related costs are deferred and recognized on a straight-line basis over the contractual term of the arrangement or the expected period during which those specified services will be performed, whichever is longer.

Brazilian GAAP does not explicitly address customer activation fees and related costs and Portugal Telecom recognizes these fees up-front at the time the customer is connected, since Portugal Telecom believes this fee is a separate deliverable.

(f) Income tax and social contribution

Under U.S. GAAP, deferred taxes are measured at the enacted tax rates only, while under Brazilian GAAP, deferred taxes should be measured at the tax rates that are expected to apply when the liability is settled or the asset is realized, on the basis of tax rates and laws that have been enacted or substantively enacted by the balance sheet date. In December 2013, Portugal Telecom remeasured its deferred taxes based on a change in the Portuguese statutory tax rate approved in January 2014, which for U.S. GAAP purposes shall be recorded only in 2014 upon the effective approval.

(g) Income tax and social contribution

The differences identified between Brazilian and U.S. GAAP regarding income taxes relate to the tax effects on the remaining adjustments included in the reconciliations of net income and shareholders’ equity. These differences are presented in the reconciliations under the line items “Deferred tax on above adjustments”, except for the adjustments relating to the accounting treatment of the combined entity which are presented net of the related tax effect. In addition, under Brazilian GAAP deferred taxes are classified entirely as non-current, while under U.S. GAAP deferred taxes are classified between current and non-current.

(h) Net Income per Share

Pro forma net income per share is based on 2,431,786,591 Oi common shares (excluding shares held in treasury) and 4,959,327,024 Oi preferred shares (excluding shares held in treasury), representing the number of Oi common shares and Oi preferred shares issued and outstanding as of December 31, 2013  plus  the number of Oi common shares and Oi preferred shares approved on April 1, 2014 by Oi’s board of directors to be issued in the Oi capital increase, in order to obtain a minimum of R$7 billion and with a target of R$8 billion, assuming no exercise of the over-allotment option or the hot issue option.

RISK FACTORS

In addition to the other information contained in this prospectus supplement, the accompanying prospectus, the Oi Annual Report and the PT Portugal Acquisition Report, including the matters described herein under the caption “—Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following factors to understand the risks associated with the business combination and an investment in our common shares, preferred shares and ADSs that may result if the business combination is completed. The completion of the merger is conditioned upon the completion of the merger of shares.  None of Oi, TmarPart or Portugal Telecom is offering the shares to be issued in the merger of shares or the merger by means of this prospectus supplement.

Risk Factors Related to Our Acquisition of PT Portugal

Following the completion of the Oi capital increase, we will be subject to the risks inherent in the operations and investments of PT Portugal as of the date of contribution, including its businesses in Portugal, Africa and Asia and their respective liabilities, and we may not have identified all of these risks.

Portugal Telecom is a reporting company under the Exchange Act and files periodic reports with the SEC. See “Where You Can Find More Information” for information on how to obtain reports filed with the SEC. We have entered into the Portugal Telecom Subscription Agreement largely on the basis of publicly available information regarding Portugal Telecom and the PT Assets Valuation Report. We make no representations with respect to, and do not assume any responsibility for, the accuracy or completeness of the information contained in Portugal Telecom’s filings with the SEC.

We have had limited access to information regarding certain of the assets and businesses that will be contributed to our company in the Oi capital increase, and following our acquisition of control over those assets and businesses, we may discover liabilities or operational issues of which we are not aware that could have a material adverse effect on our business, results of operations or financial condition. Portugal Telecom has an indirect 18.75% economic interest in Unitel S.A., or Unitel, an Angolan mobile telecommunications services provider, through Portugal Telecom’s 75%-owned subsidiary Africatel Holdings, B.V., or Africatel. PT Ventures, a wholly-owned subsidiary of Africatel, holds a 25% interest in Unitel. We have been unable to meet with officers of Unitel to discuss its business, financial condition, results of operations or prospects, and have not been provided with audited financial statements of Unitel for any date or period subsequent to December 31, 2012. Portugal Telecom has advised us that, as a minority shareholder of Unitel, it has limited information regarding these matters, other than the information that is provided periodically to the member of Unitel’s board of directors that is nominated by Portugal Telecom. We have not had access to copies of minutes of shareholders’ meetings of Unitel, information regarding contingent liabilities of Unitel, material contracts entered into by Unitel or information regarding regulatory matters relating to Unitel.

Following the completion of the Oi capital increase, we will face risks relating to the operations, investments and joint ventures that we acquire from Portugal Telecom in Portugal, Africa and Asia. As a result of the exposure to the regulatory regimes of the various countries in which we will operate as a result of the contribution of Portugal Telecom’s African and Asian investments to our company, the competitive dynamics in the markets in which we will provide services, and the agreements that have been entered into with respect to the joint ventures to which we will be party, we will face additional risks as described below and under “—Risks Related to Portugal Telecom’s Portuguese Operations” and “—Risks Related to Portugal Telecom’s African and Asian Operations.” We cannot assure you that we have identified all of the risks relating to these regulatory regimes, markets or joint ventures, or the operational risks to which these businesses are or will be subject, that our management of these risks will be successful, or that unanticipated events will not have a material adverse effect on our business, results of operations or financial condition.

The performance and value of PT Portugal is significantly affected by the performance and value of Unitel, which, in turn, is subject to significant risks.

Although the PT Assets Valuation Report indicated that the proportionally consolidated enterprise value of PT Portugal was R$27,339 million, the fair value that we will record in our financial statements relating to our acquisition of PT Portugal will be €1,750 million (R$5,709.9 million), reflecting the enterprise value of PT Portugal, based on the PT Assets Valuation Report, less the amount of indebtedness and other obligations of Portugal Telecom that we will assume in connection with the acquisition of PT Portugal. The book value of Portugal Telecom’s investment in Unitel was €494.3 million (R$1,595 million) as of December 31, 2013 and €392.2 million (R$1,266 million) as of December 31, 2012, not including accounts receivable from Unitel of €238.2 million (R$769 million) as of December 31, 2013 and €245.7 million (R$793 million) as of December 31, 2012, principally consisting of declared and unpaid dividends. Portugal Telecom’s equity in the earnings of Unitel was €129.9 million (R$419 million) during 2013, €187.7 million (R$606 million) during 2012 and €155.7 million (R$503 million) during 2011. As disclosed in note 33 of Portugal Telecom’s audited consolidated financial statements, the equity in the earnings of Unitel for 2013 was determined based on Portugal Telecom’s estimate of Unitel’s results for the year ended December 31, 2013 because, as of the date of the approval of Portugal Telecom’s financial statements, it had only received the necessary financial information from Unitel for the nine-month period ended September 30, 2013. We expect to record our indirect investment in Unitel as equity in an associated company at its fair market value, as determined by the PT Assets Valuation Report, which is significantly greater than the book value at which Portugal Telecom has recorded its indirect interest in Unitel. The amount at which we will record our indirect investment in Unitel in our financial statements will represent a majority of the purchase price for the shares of PT Portugal.

The PT Assets Valuation Report dated February 21, 2014 was prepared based on information provided by Portugal Telecom regarding the assets that will be owned by PT Portugal at the time of the contribution of the shares of PT Portugal to our company, including projected results of operations of PT Portugal. The PT Assets Valuation Report prepared by Santander, assumes that (1) the financial projections that were supplied to Santander were the best existing estimates of Portugal Telecom on the date thereof and were the best business judgments of Portugal Telecom’s management regarding the expectations of PT Portugal’s future performance, and (2) the estimates and projections that were supplied to Santander or that were discussed among Portugal Telecom, our company, our respective representatives and Santander, particularly those that depend on future and uncertain events (including income, expenses, investments, operational profit or net profit projections), were based on the best business judgment of Portugal Telecom’s management at that date. In the PT Assets Valuation Report, Santander further notes that it did not undertake the responsibility of conducting, and did not conduct, technical due diligence of the operations of PT Portugal. As a result, the impact of risks related to PT Portugal’s businesses (including the businesses that have or will be contributed to it prior to the contribution of PT Portugal to our company in the Oi capital increase), including those risks relating to Unitel described above and below may not be fully reflected in the PT Assets Valuation Report.

The amount at which we will record our indirect investment in Unitel in our financial statements represents a majority of the purchase price of PT Portugal. Any development that results in the impairment of this investment would have a material adverse effect on our business, financial condition and results of operations.

Although the PT Assets Valuation Report indicated that the proportionally consolidated enterprise value of PT Portugal was R$27,339 million, the fair value that we will record in our financial statements relating to our acquisition of PT Portugal will be €1,750 million (R$5,709.9 million), reflecting the enterprise value of PT Portugal, based on the PT Assets Valuation Report, less R$16,841 million relating to the indebtedness and other obligations of Portugal Telecom that we will assume in connection with the acquisition of PT Portugal, and R$4,788 million of cash and cash equivalents that Portugal Telecom will retain to satisfy its other existing obligations.

The amount at which we will record our indirect investment in Unitel in our financial statements will represent a majority of the value of the shares issued to Portugal Telecom in exchange for the shares of PT

Portugal. We expect to record our indirect investment in Unitel as equity in an associated company. Under this method of accounting, we will initially record our indirect investment in Unitel at its acquisition price, as determined in accordance with the PT Assets Valuation Report and giving effect to the allocation of the excess of the purchase price over the book value of the acquired assets. Subsequently, the book value of our indirect investment will be adjusted to reflect our share of the earnings of Unitel in future periods, the return of capital to our company in the form of dividends or other distributions declared by Unitel and adjustments to reflect foreign exchange variations in the book value that we record because Unitel’s functional currency is the U.S. dollar. We will test the book value of our indirect investment in Unitel for impairment when events or changes in circumstances indicate that the value of our indirect investment in Unitel might be impaired. Any impairment of our indirect investment in Unitel could have a material adverse effect on our business, financial condition and results of operations.

The amounts recorded in PT Portugal’s financial statements relating to its equity investment in Unitel are based on an estimate of Unitel’s earnings for 2013 and consequently, may be subject to modification.

PT Ventures is party to a shareholders’ agreement with the other three shareholders of Unitel, which is governed by Angolan law, and which we refer to as the Unitel shareholders’ agreement. Under the Unitel shareholders’ agreement, Unitel is not required to deliver audited financial statements to its shareholders prior to April 30 of each year. In preparing its financial statements as of and for the year ended December 31, 2013, Portugal Telecom has recorded its share of the earnings of Unitel during 2013 of €129.9 million based on the unaudited financial information of Unitel for the nine-month period ended September 30, 2013 and an estimate of its share in Unitel’s net income for the fourth quarter of 2013. In its financial statements, Portugal Telecom has also used this estimate of Unitel’s 2013 net income to arrive at its €494.3 million book value of its investment in Unitel.

We have been advised by the management of Portugal Telecom that Unitel has provided to PT Ventures unaudited stand-alone income statement information of Unitel prepared under Angolan generally accepted accounting principles, or Angolan GAAP. In order to prepare its consolidated financial statements in accordance with IFRS, in addition to the Angolan GAAP financial statements, Portugal Telecom also receives from Unitel a reconciliation of its statements of income and financial position between Angolan GAAP and IFRS. Portugal Telecom uses this reconciliation to account for its investment using the equity method in the preparation of its own consolidated financial statements. Management of Portugal Telecom has informed us that the unaudited stand-alone income statement information of Unitel prepared under Angolan GAAP reported Unitel’s net income for the year ended December 31, 2013 as US$226.1 million, and that they had received additional management information indicating that the income statement for the fourth quarter of 2013 was impacted by the following non-recurring transactions that Portugal Telecom believes represent differences between Angolan GAAP and IFRS: (1) a loss of US$314.6 million on an assignment of accounts receivable to a third-party at an amount below face value and with an option to Unitel to reacquire these accounts receivable at any time for the price paid to Unitel by the assignee, which Portugal Telecom has advised us would not be recorded under IFRS since the criteria for asset derecognition were not met; and (2) losses of approximately US$158.6 million recorded by Unitel relating to the transfer of non-performing loans and certain communications towers to one of its subsidiaries. Portugal Telecom has advised us that under Angolan GAAP, Unitel does not eliminate gains and losses in transactions with its subsidiaries in its unaudited stand-alone income statement information. Under IFRS, these transactions and the related losses are expected to be eliminated by Portugal Telecom when applying the equity method of accounting to its investment in Unitel.

We have been advised by the management of Portugal Telecom that, based on the information received from Unitel and its analysis of the transactions described above, Portugal Telecom does not believe that its equity in Unitel’s net income will differ materially from Portugal Telecom’s estimate of its equity in Unitel’s 2013 net income reported in its consolidated financial statements for the year ended December 31, 2013 that are incorporated by reference in this prospectus supplement.

Portugal Telecom has advised us that it expects to update the footnote disclosures contained in Portugal Telecom’s audited financial statements for the year ended December 31, 2013 to include summary Unitel financial information for the year ended December 31, 2013 when it becomes available. In the event that the difference between the revised net income of Unitel and Portugal Telecom’s estimate is material, Portugal Telecom’s equity in the earnings of Unitel for 2013 and the book value of its investment in Unitel as of December 31, 2013, as reflected in the audited financial statements of Portugal Telecom incorporated by reference in this prospectus supplement, would also be impacted. Such impact, if any, has not been reflected in our unaudited pro forma financial information included elsewhere in this prospectus supplement. We cannot assure you that the estimated net income of Unitel included in Portugal Telecom’s financial statements will not be reduced or what the effects may be of any required downward revision on Portugal Telecom’s reported financial position and results of operations or on our unaudited pro forma financial information.

We cannot assure you that PT Ventures will realize the amounts receivable recorded with respect to the declared and unpaid dividends owed to PT Ventures by Unitel or be able to obtain dividends that may be declared with respect to 2013 or succeeding fiscal years.

Since November 2012, PT Ventures has not received any payments for outstanding amounts owed to it by Unitel with respect to dividends declared by Unitel for prior fiscal years. Unitel declared dividends in an aggregate amount of US$190.0 million (R$445 million) with respect to its 2012 fiscal year, US$190.0 million (R$445 million) with respect to its 2011 fiscal year and US$157.5 million (R$369 million) with respect to its 2010 fiscal year. As of the date of this prospectus supplement, PT Ventures has not received €93.8 million (R$303 million) of the dividends declared by Unitel with respect to Unitel’s 2010 fiscal year, and has not received any of the dividends declared by Unitel with respect to Unitel’s 2011 and 2012 fiscal years.

As of December 31, 2013, 2012 and 2011, PT Ventures had €205.8 million (R$664 million), €215.1 million (R$694 million) and €121.7 million (R$393 million), respectively, of amounts receivable from Unitel with respect to declared and unpaid dividends. As of December 31, 2013, these amounts receivable did not include the dividends declared with respect to Unitel’s 2012 fiscal year described above, which were recorded as part of the book value of Portugal Telecom’s indirect investment in Unitel. PT Ventures received cash payments from Unitel related to declared dividends of €49.9 million (R$161 million) during 2012 and €125.9 million (R$406 million) during 2011. Portugal Telecom has advised us that PT Ventures has demanded an explanation from Unitel on several occasions regarding its failure to pay to PT Ventures its portion of declared dividends. As of the date of this prospectus supplement, PT Ventures has not yet received any of the dividends that were outstanding as of December 31, 2013.

On March 25, 2014, Unitel issued a statement claiming that PT Ventures is not listed on the shareholders’ register of Unitel and that the board of directors of Unitel notified Portugal Telecom about the existence of an irregularity, which resulted in Unitel being unable to distribute dividends to Portugal Telecom until resolution of this irregularity. Unitel stated that there would be no payment of dividends until the resolution of these matters, and we cannot assure you as to the timing of the payment of these dividends even if these matters are resolved. Portugal Telecom has advised us that PT Ventures (formerly known as Portugal Telecom Internacional SGPS, S.A.) has been the only entity through which it has owned shares of Unitel since the date of its original investment in Unitel in December 2000, that its stake in Unitel is registered on Unitel’s books as held by PT Ventures and that PT Ventures had received dividend payments in the ordinary course, although with irregular timing, since the change of its name in December 2002.

We cannot assure you as to the timing of the payment of these dividends to our company following the completion of the Oi capital increase or whether these dividend receivables will be collected at all. Our inability to receive these dividends following the completion of the Oi capital increase could have a material adverse impact on our valuation of Unitel, our financial position and our results of operations.

The other shareholders of Unitel have indicated to PT Ventures that they believe that Portugal Telecom’s sale of a minority interest in Africatel did not comply with the Unitel shareholders’ agreement.

The Unitel shareholders’ agreement provides a right of first refusal to the other shareholders if any shareholder desires to transfer any or all of its shares of Unitel, other than transfers to certain affiliated companies. The agreement also provides that if any shareholder is proven to be in breach of a material obligation under the Unitel shareholders’ agreement, the other shareholders will have a right to purchase that shareholder’s stake in Unitel at its net asset value. Disputes under the Unitel shareholders’ agreement are required to be decided by arbitration in Paris under the Rules of the International Chamber of Commerce.

The other shareholders of Unitel have asserted to PT Ventures that they believe that Portugal Telecom’s sale of a minority interest in Africatel during 2007 was in breach of the Unitel shareholders’ agreement. PT Ventures disputes this interpretation of the relevant provisions of the Unitel shareholders’ agreement, and Portugal Telecom has advised us that it believes that the relevant provisions of the Unitel shareholders’ agreement apply only to a transfer of Unitel shares by PT Ventures itself.

As of the date of this prospectus supplement, no legal or arbitral proceedings have been initiated with respect to Portugal Telecom’s sale of a minority interest in Africatel. If the other shareholders of Unitel were to assert this right in an appropriate forum and a binding decision to this effect were to be rendered in favor of those shareholders, we could be required to sell the interest in Unitel at a price significantly less than the amount that we will record in our financial statements with respect to our indirect investment in Unitel. The sale of PT Ventures’ interest in Unitel in these circumstances could have a material adverse impact on our financial condition and results of operations.

Other shareholders of Unitel may claim that, as a result of Portugal Telecom’s failure to offer its indirect interest in Unitel to such shareholders prior to our acquisition of PT Portugal, these shareholders have the right to acquire PT Ventures’ shares of Unitel at their net asset value.

The Unitel shareholders’ agreement provides a right of first refusal to the other shareholders if any shareholder desires to transfer any or all of its shares of Unitel, other than transfers to certain affiliated companies. The agreement also provides that a breach of a material obligation by any shareholder permits the other shareholders to purchase that shareholder’s stake in Unitel at its net asset value.

On March 25, 2014, Unitel issued a statement in which Unitel implied that its shareholders have a right of first refusal in the event of a sale of Portugal Telecom’s indirect interest in Unitel. The other shareholders of Unitel may claim that our indirect acquisition of PT Ventures’ interest in Unitel as part of the Oi capital increase triggers this right. Portugal Telecom has advised us that it believes that the relevant provisions of the Unitel shareholders’ agreement would apply only to a transfer of Unitel shares by PT Ventures itself and that it has not made an offer to sell its indirect interest in Unitel to the other shareholders in connection with the proposed contribution of PT Portugal to our company as of the date of this prospectus supplement. If the other shareholders of Unitel were to claim that this failure to offer Portugal Telecom’s interest in Unitel to those shareholders resulted in a breach of the Unitel shareholders’ agreement in an appropriate forum and a binding decision to this effect were to be rendered in favor of those shareholders, we would be required to sell for its net asset value the interest in Unitel, which is significantly less than the amount that we will record in our financial statements with respect to our investment in Unitel. The sale of PT Ventures’ interest in Unitel in these circumstances would have a material adverse impact on our financial condition and results of operations.

The other shareholders of Unitel have prevented PT Ventures from exercising its governance rights to nominate the managing director and a majority of the board of directors of Unitel.

Under the Unitel shareholders’ agreement, PT Ventures is entitled to nominate three of the five members of Unitel’s board of directors, including the managing director of Unitel. Under the Unitel shareholders’ agreement, the appointment of the managing director of Unitel is subject to the approval of the holders of 75% of Unitel’s shares. However, the other shareholders of Unitel have failed to vote to elect the directors nominated by PT Ventures at Unitel’s shareholders meetings, and as a result, PT Ventures’ representation on Unitel’s board of directors has been reduced to a single director since June 2006, and the managing director of Unitel has not been a nominee of PT Ventures since June 2006.

Unitel has granted loans to a related party and entered into a management contract with a third-party without the approval of PT Ventures.

Under the Unitel shareholders’ agreement, Unitel is not permitted to enter into any contracts with its shareholders or any of their affiliates unless approved by a resolution of its board of directors adopted by at least four members of its board of directors. As a result of the inability of PT Ventures to appoint its additional two members of the Unitel board of directors, PT Ventures is unable to exercise its implied veto right over related party transactions.

Between May and October 6, 2012, Unitel made disbursements to Unitel International Holdings B.V. of €178.9 million (R$577 million) and US$35.0 million (R$82 million) under a “Facility Agreement” entered into between Unitel and Unitel International Holdings B.V., an entity that competes with Portugal Telecom in Cabo Verde and in São Tomé and Principe, or Unitel Holdings. Unitel Holdings is controlled by Mrs. Isabel dos Santos, an indirect shareholder of Unitel, and according to information made public by ZON Optimus, one of the indirect controlling shareholders of ZOPT, SGPS, S.A. (which holds a majority of the voting and total share capital of ZON Optimus), one of the principal competitors of Portugal Telecom in Portugal. Portugal Telecom has advised us that PT Ventures’ representative on the Unitel board of directors voted against these transactions executed by Unitel and that PT Ventures abstained when the consolidated financial statements of Unitel that included these transactions were approved by the Unitel shareholders. We have been advised by Portugal Telecom that Unitel has made additional loans to related parties during 2013. The failure by Unitel International Holdings B.V. to make timely payment under this Facility Agreement could have a material adverse effect on the financial condition and results of operations of Unitel and the value of our indirect investment in Unitel.

In addition, we have been advised by management of Portugal Telecom that Unitel has recorded a management fee of US$155.7 million payable to a third-party in its unaudited stand-alone income statement prepared under Angolan GAAP.

We cannot assure you that following the completion of the Oi capital increase we will be able to successfully appoint additional members to the Unitel board of directors and therefore prevent Unitel from taking actions that would require the approval of the members of the Unitel board of directors nominated by PT Ventures, including approving related party transactions with the other shareholders that we believe are detrimental to the financial condition and results of operations of Unitel. The use of the resources of Unitel in this manner could have a material adverse impact on Unitel, as well as the value of our investment in Unitel and our financial position and results of operations.

We may not be able to obtain a waiver from the financial reporting requirements with respect to Unitel that the SEC has granted to Portugal Telecom.

Portugal Telecom has obtained waivers from the SEC of a requirement that audited financial statements of Unitel be included in its annual reports for the years ended December 31, 2013 and 2012 filed on Form 20-F. This requirement arises under SEC rules that require a reporting company to file financial statements of an entity that it accounted for as an equity investment if the equity in the earnings of the entity exceeds 20% of the income before taxes of the reporting company.

On a pro forma basis, giving effect to the acquisition of PT Portugal, our earnings in equity investees would have been R$1,078 million for the year ended December 31, 2013, R$204 million of which relates to the indirect interest in Unitel that we expect to acquire, and our income before tax and social contribution would have been R$2,726 million, in each case under Brazilian GAAP. Although we have not prepared a reconciliation of our income before taxes and social contribution under Brazilian GAAP to U.S. GAAP, our pro forma net income under U.S. GAAP is R$898 million less than our net income under Brazilian GAAP. See “Summary—Summary Historical Financial and Operating Data of Oi and Portugal Telecom—Unaudited Pro Forma Financial Information of Oi.” We expect that our use of the cash proceeds of the global offering to reduce our levels of indebtedness will reduce our financial expenses for the year ending December 31, 2014 and positively impact our income before tax and social contribution. We also note that under the purchase method of accounting that will be applied to our acquisition of PT Portugal, we will only record the results of Unitel in our financial statements for the year ending December 31, 2014 as from the date of our acquisition. However, we can offer no assurances that our equity in the earnings of Unitel will not exceed 20% of the income before taxes of our company or TmarPart for the year ended December 31, 2014 or thereafter, and if so, whether we would receive audited financial statements of Unitel on a sufficiently timely basis to enable us to file these financial statements with the SEC prior to the date required by SEC rules or if not, whether we would be able to obtain a waiver from the SEC of this requirement.

In the event that we were required to file separate financial statements of Unitel, we cannot assure you that we would be able to comply with these requirements or that substantial revisions to the financial statements of Unitel would not be required to comply with the rules and regulations of the SEC. If we are required to include these financial statements in our annual reports filed on Form 20-F and we are unable to do so on a timely basis or to obtain a waiver of this requirement, our failure to provide these financial statements could result in the delisting of our securities from the NYSE and could require us to seek to terminate our registration as a reporting company with the SEC.

Unitel’s concession to operate in Angola has expired and has not yet been renewed.

Unitel’s concession to provide mobile telecommunications services in Angola expired in April 2012. We cannot provide you with any assurances regarding the terms under which the Angolan National Institute of Telecommunications ( Instituto Angolano das Comunicações ), or INACOM, would grant a renewal of this concession, if at all. A failure of Unitel to obtain a renewal of this concession could have a material adverse effect on the ability of Unitel to continue to provide mobile telecommunications services in Angola, which could have a material adverse effect on our financial position and results of operations following the Oi capital increase.

The minority shareholder of Africatel has asserted that the business combination triggers its right to force TmarPart to purchase its shares of Africatel under the Africatel shareholders’ agreement. If TmarPart is required to purchase this interest in Africatel, it will divert resources that could have otherwise been deployed to reduce indebtedness or make investments under our business plan after the business combination. If any such purchase is funded through the incurrence of additional debt of TmarPart, there would be a material adverse effect on the consolidated leverage of the combined company following the business combination.

Portugal Telecom indirectly owns 75% of the share capital of Africatel and Samba Luxco S.à.r.l., an affiliate of Helios Investors LP, or Samba Luxco, owns the remaining 25%. Africatel holds all of Portugal Telecom’s interests in telecommunications companies in sub-Saharan Africa, including its interests in Unitel, Cabo Verde Telecom, S.A. in Cape Verde, Mobile Telecommunications Limited in Namibia, and CST Companhia Santomense de Telecomunicações S.A.R.L. in São Tomé and Príncipe, among others. Portugal Telecom, PT Ventures and Samba Luxco are parties to a shareholders’ agreement under which Portugal Telecom has ownership and management control of Africatel, which we refer to as the Africatel shareholders’ agreement.

In January 2014, Portugal Telecom received a letter from Samba Luxco, asserting that the business combination triggers certain of its rights under the Africatel shareholders’ agreement, without specifying those rights, and expressing its interest in achieving liquidity in the business combination. Initially in response to Portugal Telecom’s request that Samba Luxco provide more details on the rights that it asserts, Samba Luxco has sent additional letters claiming that Samba Luxco has a put right under the Africatel shareholders’ agreement at the fair market equity value of its Africatel shares because it believes the business combination would trigger a change of control under that agreement. In that regard, Samba Luxco has asserted a right to an independent valuation of Africatel but has indicated an openness to discussing the valuation process. Portugal Telecom has advised Samba Luxco that it believes that even if a change of control were to be triggered, it would be triggered only if and when the business combination was completed. While reserving its rights and without agreeing that a change of control would be triggered, Portugal Telecom continues its discussions with Samba Luxco and has indicated its openness to exploring alternatives for achieving liquidity with respect to Samba Luxco’s investment in Africatel.

If TmarPart were to acquire the interest of Samba Luxco in Africatel after the merger, whether voluntarily or as a result of the exercise of any rights of Samba Luxco under the Africatel shareholders’ agreement, its acquisition of this interest would reduce the resources that would be available to it to reduce its outstanding indebtedness or pursue other investment opportunities. If any such purchase is funded through the incurrence of additional debt of TmarPart, the consolidated leverage of the combined company could increase materially from the levels initially expected as a result of the business combination.

Risks Relating to the Global Offering

As a result of the allocation of shares to current shareholders of TmarPart and to Caravelas, current shareholders of TmarPart and Caravelas may become holders of a substantial number of our common shares and preferred shares, which may significantly impact the liquidity of our common shares and preferred shares.

Current shareholders of TmarPart and Caravelas will place subscription orders in the global offering in the aggregate amount of R$2,000 million. If all or a substantial portion of these subscription orders are fulfilled, these investors may become holders of a substantial number of our common shares and/or preferred shares, which could prevent investors from benefitting from the increased liquidity of our common shares and preferred shares that we believe would otherwise result from the global offering.

The participation of related parties in the book building process can have adverse effects on establishing the price per common share and preferred share, and may even promote its malformation or mischaracterize the procedure for its formation, and the investment in our common shares and preferred shares by institutional investors that are also related parties can reduce the liquidity of our common shares and preferred shares.

The price per common share and preferred share will be determined based on a book building process, and the resulting price per common share and preferred share may differ from the prices that prevail in the market after the conclusion of the global offering. In accordance with Brazilian regulations, in the event that demand does not exceed one-third of the number of common shares and preferred shares initially offered (excluding the exercise of the over-allotment option and the hot issue option), institutional investors that are related parties will be able to participate in the process of setting the price per common share and preferred share, up to the totality of the common shares and preferred shares being offered (excluding the exercise of the over-allotment option and the hot issue option). TmarPart current shareholders and the Caravelas fund will participate in the institutional offering with the placement of a subscription order in the aggregate amount of R$2.0 billion. The right of our shareholders to participate in the priority subscription offering and the participation of institutional investors that are related parties of our company in the book building process may have an adverse effect on the price per common share and preferred share, and may even promote its malformation or mischaracterize the procedure for its formation. Additionally, investments in our common shares and preferred shares by institutional investors that are related parties of our company may reduce the liquidity of our common shares and preferred shares.

The PCAOB’s inability to conduct inspections of auditors in Portugal makes it more difficult to evaluate the effectiveness of Portugal Telecom’s auditor’s audit procedures and quality control procedures.

Portugal Telecom’s independent registered public accounting firm, Deloitte & Associados, SROC S.A., is registered with the Public Company Accounting Oversight Board, or PCAOB, and is accordingly required by U.S. law to undergo regular PCAOB inspections to assess its compliance with U.S. law and professional standards in connection with its audits of financial statements filed with the SEC. However, because Portugal Telecom’s auditor is located in Portugal, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the local authorities, as in some other non-U.S. jurisdictions, Portugal Telecom’s auditor is currently not undergoing such PCAOB inspections.

Inspections of other firms that the PCAOB has conducted outside Portugal have identified deficiencies in those firms’ audit and quality control procedures, which may not be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in Portugal prevents the PCAOB from evaluating Portugal Telecom’s auditor’s audits and its quality control procedures. As a result, investors are deprived of the benefits of PCAOB inspections. Accordingly, although Portugal Telecom’s audited consolidated financial statements were audited in accordance with the standards set forth by the PCAOB, the inability of the PCAOB to conduct inspections of auditors in Portugal makes it more difficult to evaluate the effectiveness of Portugal Telecom’s auditor’s audit procedures and quality control procedures as compared with auditors outside Portugal that are subject to PCAOB inspections.

Risks Relating to the Merger of Shares and the Merger

The merger of shares has not been approved by the boards of directors or shareholders of our company or TmarPart.

Under Brazilian law, prior to the submission of the merger of shares to the shareholders of our company and TmarPart, the boards of directors of our company and TmarPart must approve the merger of shares and the Protocol of Merger of Shares and Instrument of Justification ( Protocolo e Justificação de Incorporação de Ações ) between TmarPart and our company, which we refer to as the Oi merger agreement. Following the approval of the merger of shares and the Oi merger agreement by the boards of directors of our company and TmarPart, the merger of shares and the Oi merger agreement will be submitted to an extraordinary general shareholders meetings of our company and TmarPart. Approval of the merger of shares will require (1) the affirmative vote of holders representing a majority of the number of issued and outstanding TmarPart common shares present or represented at a duly convened extraordinary general shareholders’ meeting, and (2) the affirmative vote of holders representing a majority of the total number of our issued common shares. We can offer no assurances that these approvals will be obtained.

The merger has not been approved by the boards of directors or shareholders of TmarPart or Portugal Telecom.

Under Brazilian and Portuguese law, prior to the submission of the merger to the shareholders of TmarPart and Portugal Telecom, the boards of directors of TmarPart and Portugal Telecom must approve the merger and the Protocol of Merger and Instrument of Justification ( Protocolo e Justificação de Incorporação ) between TmarPart and Portugal Telecom, which we refer to as the PT merger agreement. Following the approval of the merger and the PT merger agreement by the boards of directors of TmarPart and Portugal Telecom, the merger and the PT merger agreement will be submitted to extraordinary general shareholders meetings of TmarPart and Portugal Telecom. Approval of the merger will require (1) the affirmative vote of holders representing a majority of the number of issued and outstanding TmarPart common shares present or represented at a duly convened extraordinary general shareholders’ meeting, and (2) the affirmative vote of holders representing two-thirds of the total number of outstanding Portugal Telecom ordinary shares and A shares at an extraordinary general shareholders’ meeting duly convened on first call. We can offer no assurances that the shareholders of Portugal Telecom will approve the merger.

The implementation of the business combination may face significant challenges, and the ultimate advantages expected to be derived from this transaction will continue to be subject to a number of factors that are beyond our control.

The implementation of the business combination may present significant challenges, including unanticipated costs and delays, shareholder or creditor opposition, regulatory interference and excessive diversion of the attention of the management of our company, TmarPart and Portugal Telecom from the day-to-day management of our or their respective operating activities. If the senior management of our company, TmarPart and Portugal Telecom are unable to efficiently implement the business combination, the businesses of our company, TmarPart and Portugal Telecom could suffer. We cannot guarantee that the management of our company, TmarPart and Portugal Telecom will successfully or cost-effectively implement the business combination.

The business combination may not result in the benefits that we, TmarPart and Portugal Telecom seek to achieve.

The ultimate advantages that we expect to derive from the business combination, such as the achievement of economies of scale, the maximization of operational synergies, the reduction of operational risks, the optimization of efficient investments, the adoption of best operational practices, the increased liquidity for our shareholders and the shareholders of Portugal Telecom and the diversification of the shareholder bases of our company, TmarPart and Portugal Telecom, will depend upon, among other factors, the future performance of the combined company, market conditions, investor interest in the securities of the combined company, the retention of key employees, the successful integration of the companies, and general economic, political and business conditions in Brazil, Portugal and other countries in which we and Portugal Telecom operate. The integration of our company, TmarPart and Portugal Telecom will be a complex, costly and time-consuming process. We cannot guarantee that the benefits that we, TmarPart and Portugal Telecom seek to achieve through the business combination will be realized. Any failure to integrate the companies or achieve the synergies and other benefits of the business combination could cause significant operating inefficiencies and affect the profitability of our company and TmarPart and the market value of our common shares, preferred shares and ADSs, and, after the merger of shares, the market value of TmarPart common shares and ADSs.

We and Portugal Telecom will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees, suppliers, partners, regulators and customers may have an adverse effect on our company, TmarPart and Portugal Telecom. These uncertainties could cause suppliers, customers, business partners and others that deal with our company or Portugal Telecom to defer purchases, the consummation of other transactions or other decisions concerning their respective businesses, or to seek to change existing business relationships with them. In addition, employee retention may be particularly challenging until the business combination is consummated, as employees may experience uncertainty about their future roles in TmarPart and its consolidated subsidiaries. If key employees depart because of issues relating to the uncertainty and difficulty of integration, our business could be harmed. In addition, the merger plan restricts our company and Portugal Telecom from undertaking major investments and taking other specified actions until the business combination occurs unless otherwise agreed. These restrictions may prevent our company and Portugal Telecom from pursuing attractive business opportunities that may arise prior to the completion of the business combination.

The Memorandum of Understanding with respect to the business combination contains exclusivity provisions which prohibit us, Portugal Telecom and certain of our affiliates from soliciting or considering alternative proposals from any third party.

The Memorandum of Understanding that we entered into on October 1, 2013 with respect to the business combination contains exclusivity provisions which prohibit us, Portugal Telecom and certain of our affiliates from soliciting or considering alternative proposals from any third party. As a result, these provisions may prevent our company or Portugal Telecom from receiving or accepting an alternative proposal that could result in greater value to the shareholders of such entity.

Holders of Oi common shares, preferred shares and ADSs and Portugal Telecom ordinary shares and ADSs will be offered fixed numbers of TmarPart common shares and ADSs, which involves the risk of market fluctuations.

The parties to the merger have advised us that the exchange ratio in the merger will be determined in a manner such that the number of TmarPart common shares received by holders of Portugal Telecom ordinary share is equal to that holder’s pro rata portion of the TmarPart shares owned by Portugal Telecom following the completion of the merger of shares. Because the number of TmarPart shares owned by Portugal Telecom following the completion of the merger of shares will depend on the number TmarPart shares acquired by Portugal Telecom in exchange for the shares of PT Portugal in the global offering, the exchange ratio for the merger will not be determinable until the global offering has closed.

Holders of Oi common shares, preferred shares and ADSs, collectively referred to as Oi securities, will receive a fixed number of TmarPart common shares and ADSs, collectively referred to as TmarPart securities, in the merger of shares, rather than a number of TmarPart securities with a fixed market value. Holders of Portugal Telecom ordinary shares and ADSs, collectively referred to as Portugal Telecom securities, will also receive a fixed number of TmarPart common shares and ADSs, collectively referred to as TmarPart securities, in the merger rather than a number of TmarPart securities with a fixed market value.

There is no mechanism to adjust the exchange ratios for the merger of shares or the merger in the event that the market price of either the Portugal Telecom securities or the Oi securities increase or decrease significantly relative to the other. Consequently, (1) the market value of the TmarPart securities implied by the market values of the Oi securities and the exchange ratios in the merger of shares, and (2) the market value of the TmarPart securities implied by the market values of the Portugal Telecom securities and the exchange ratio in the merger, may fluctuate significantly from the date of this prospectus supplement, and the exchange ratios for the merger of shares and the merger might not be reflective of market price ratios of Oi securities relative to Portugal Telecom securities at the time of the completion of the merger of shares and the merger.

The market price of our securities may be adversely affected by arbitrage activities occurring prior to the completion of the merger of shares and the merger.

The market price of our securities may be adversely affected by arbitrage activities occurring prior to the completion of the merger of shares and the merger. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, our securities before the merger of shares and the merger are completed and TmarPart securities after the merger of shares and the merger are completed.

TmarPart may have actual or potential conflicts of interest relating to the merger of shares, and TmarPart’s significant shareholders who negotiated the terms of the business combination may have different interests from your interests as a holder of securities of Oi.

TmarPart may have actual or potential conflicts of interest with our shareholders because Portugal Telecom, AGSA and Jereissati Telecom, the controlling shareholders of TmarPart and thus of Oi, exercise voting control over the boards of directors of TmarPart and Oi. While the exchange ratios for the merger of shares were determined in accordance with all applicable laws and regulations in Brazil and the exchange ratio for the merger will be determined in accordance with all applicable laws and regulations in Brazil and Portugal, these ratios may be higher or lower than, from the perspective of value to unaffiliated shareholders, those that could be achieved through negotiations between parties without cross-shareholding relationships. Other terms and conditions of the business combination may also differ from those that could have been achieved through negotiations between parties without cross-shareholder relationships, and our shareholders might have preferred such other terms, including any terms that might have enhanced the financial condition, liquidity or results of operations of Oi or PT Portugal.

In addition, the terms of the business combination include the use of funds of Portugal Telecom to subscribe for convertible debentures, the proceeds of which will ultimately be used to repay substantially all of the indebtedness of AG Telecom, LF Tel and TmarPart. This use of funds to subscribe for convertible debentures and to repay substantially all of the indebtedness of these shareholders of Oi might be different than the terms of a transaction that could have been achieved in negotiations between parties without cross-shareholding relationships. As a holder of our securities, you might have preferred different terms or a different use for Portugal Telecom’s funds.

Brazilian law does not (1) establish any specific, minimum or maximum exchange ratio, (2) require that the board of directors of TmarPart or Oi formally determine that the terms of the merger of shares or the merger as a whole are “fair,” either procedurally or financially, to its non-controlling shareholders, (3) establish any special committee or otherwise alter its corporate governance rules in connection with the merger of shares or the merger, or (4) impose any prohibition or limitation on the voting rights of the controlling shareholder.

Under the Brazilian Corporation Law, because the merger of shares involves a controlling and controlled company, we and TmarPart are required to disclose the ratio of the value of Oi shares and TmarPart shares calculated based on the net worth calculated at market prices (as if the assets of TmarPart and Oi had been sold), based on valuation reports prepared by an independent financial advisor. This exchange ratio is required to be disclosed in order to provide the non-controlling shareholders with a parameter against which to evaluate the proposed merger of shares. The applicable exchange ratio calculated based on the criteria of net worth calculated at market prices will be determined following the completion of the global offering. Although this ratio is required under Brazilian law to be determined with respect to both the common and Oi preferred shares, holders of Oi preferred shares are not entitled to vote with respect to the merger of shares and will not have withdrawal rights if the merger of shares is approved.

If the merger of shares is approved, holders of our preferred shares (including in the form of ADSs) will have to give up these securities, which provide certain rights that are not conferred by the TmarPart common shares that they will receive in return.

To compensate for not providing certain rights inherent to common shares, such as full voting rights, our preferred shares provide their holders with certain other rights mandated by the Brazilian Corporation Law for this share class that are not conferred by common shares. In the case of our preferred shares, these special preferred shareholder rights include a priority in the payment of a minimum non-cumulative dividend before dividends may be paid on our common shares, equal to the greater of 6.0% per year of their  pro rata  share of our capital or 3.0% per year of their  pro rata  share of the book value of our shareholders’ equity. Although the merger of shares, if approved, will allow our preferred shareholders to acquire rights under the Brazilian Corporation Law inherent to common shares as a result of their receipt of TmarPart common shares bearing those rights, they will lose the special rights conferred to them by our preferred shares as a result of their surrender of those shares pursuant to the terms of the transaction.

Upon the completion of the merger of shares and the merger, TmarPart will have a substantial amount of existing debt, which could restrict its financing and operating flexibility and have other adverse consequences.

As of December 31, 2013, (1) we had R$35,854 million aggregate principal of outstanding debt, (2) Portugal Telecom had €7,371.1 million (R$24,012.2 million) aggregate principal of outstanding debt, and (3) TmarPart had R$3,259.1 million aggregate principal of outstanding debt, excluding the consolidated indebtedness of our company. Although we expect that all of TmarPart’s outstanding debt (other than the consolidated indebtedness of our company) will be repaid prior to the completion of the merger of shares and the merger, we will remain subject to certain financial covenants that will limit our ability to incur additional debt. The level of TmarPart’s consolidated indebtedness after the completion of the merger of shares and the merger and the requirements and limitations imposed by these debt instruments could adversely affect TmarPart’s financial condition or results of operations. In particular, the terms of some of these debt instruments will restrict the ability of TmarPart’s subsidiaries, including our company and PT Portugal, to:

•                                          incur additional debt;

•                                          grant liens;

•                                          pledge assets;

•                                          sell or dispose of assets; and

•                                          make certain acquisitions, mergers and consolidations.

Furthermore, some of these debt instruments include financial covenants that will require Oi to maintain certain specified financial ratios. Additionally, the instruments governing a substantial portion of these debt instruments contain cross-default or cross-acceleration clauses and the occurrence of an event of default under one of these instruments could trigger an event of default under other indebtedness or enable the creditors under other indebtedness to accelerate that indebtedness.

If (1) Oi is unable to incur additional debt after the completion of the Oi capital increase, or (2) TmarPart or its subsidiaries are unable to incur additional debt after the completion of the merger of shares and the merger, Oi and TmarPart may be unable to invest in their businesses and make necessary or advisable capital expenditures, which could reduce future net operating revenue and adversely affect their profitability. In addition, the cash required to service the indebtedness of Oi after the completion of the Oi capital increase and TmarPart after the completion of the merger of shares and the merger will reduce the amount available to make capital expenditures.

If the growth in our net operating revenue after the completion of the Oi capital increase or of TmarPart after the completion of the merger of shares and the merger slows or declines in a significant manner, for any reason, we or TmarPart may not be able to continue servicing our debt. If we or TmarPart are unable to meet these debt service obligations or comply with these debt covenants, we or TmarPart could be forced to renegotiate or refinance this indebtedness, seek additional equity capital or sell assets. In this circumstance, we or TmarPart may be unable to obtain financing or sell assets on satisfactory terms, or at all. For more information regarding the debt instruments of our company and our subsidiaries, and our indebtedness as of December 31, 2013, see “Item 5. Operating and Financial Review and Prospects—Indebtedness” in the Oi Annual Report. For more information regarding the debt instruments of Portugal Telecom and its indebtedness as of December 31, 2013, see “Exhibit 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations of PT Portugal SGPS, S.A.—Liquidity and Capital Resources” in the PT Portugal Acquisition Report.

If there is no liquidity and dispersion of our common shares on the date of the extraordinary general shareholders’ meeting that approves or rejects the merger of shares, Oi’s dissenting common shareholders may exercise withdrawal rights in connection with the business combination.

The Brazilian Corporation Law grants the right to withdraw from a company (for reimbursement of shares held) to dissenting shareholders, i.e., shareholders who do not agree with a general shareholders’ meeting resolution that approves the merger of a company’s shares into another company. For this purpose, dissenting shareholders include those that have voted against the resolution, shareholders that did not vote and those who were not present at the relevant meeting. In the case of our shares, whenever withdrawal rights are granted, the reimbursement price is based on our net asset value per share.

The Brazilian Corporation Law also sets forth that the right to withdraw does not apply to holders of a class or type of shares that has market liquidity and dispersion. Liquidity is evidenced when the type or class of shares, or the certificate that represents it, is part of a general index representing a portfolio of securities in Brazil or abroad, as defined by the CVM. Dispersion is evidenced when the majority shareholder, the controlling corporation or other corporations under their control hold less than half of the issued shares of the applicable type or class.

In a meeting on March 25, 2014, the CVM Board decided that common shareholders shall not be entitled to withdrawal rights if, on the date of the meeting that approves or rejects the merger of shares, there is dispersion and liquidity of our common shares. Therefore, the verification of the existence of withdrawal rights for the common shareholders may only be based on the liquidity and dispersion parameters existing on the day of the general meeting that approves or rejects the merger of shares.

If, on the date of the extraordinary general shareholders’ meeting that approves or rejects the merger of shares, the common shares do not have liquidity and dispersion, common shareholders that were dissenting in that meeting may exercise the right of withdrawal, and we will be required to reimburse these shareholders, under the terms defined by the Brazilian Corporation Law.

We understand that holders of our common shares do not have withdrawal rights in case of approval of the merger of shares. In the event we ultimately grant withdrawal rights to holders of our common shares, we may be required to make large cash payments in connection with the merger of shares, and such payments could materially decrease the cash balances available to TmarPart after the merger of shares and limit its ability to borrow funds or fund capital expenditures, which may adversely affect TmarPart and our shareholders following the merger of shares.

The recapitalization of TmarPart will increase its net indebtedness after the completion of the merger of shares and the merger as compared to the sum of the net indebtedness of our company and Portugal Telecom.

As part of the business combination, Portugal Telecom has agreed to purchase convertible debentures of (1) PASA and Venus RJ Participações S.A., or Venus, both subsidiaries of Andrade Gutierrez S.A., or AGSA, or the AGSA Holding Companies, and (2) EDSP and Sayed RJ Participações S.A., or Sayed, both subsidiaries of Jereissati Telecom S.A., or Jereissati Telecom, or the Jereissati Telecom Holding Companies, for R$4,788 million, the proceeds of which will ultimately be used to repay substantially all of the indebtedness of AG Telecom, LF Tel and TmarPart (excluding the indebtedness of our company and our consolidated subsidiaries). As of December 31, 2013, AG Telecom had R$650 million aggregate principal of outstanding debt, LF Tel had R$662 million aggregate principal of outstanding debt, and TmarPart had R$3,259 million aggregate principal of outstanding debt (excluding the consolidated indebtedness of our company).

As of December 31, 2013, Oi had R$35,854 million aggregate principal of outstanding debt and R$3,016 million of cash and cash equivalents, and Portugal Telecom had €7,371.1 million (R$24,012.2 million) aggregate principal of outstanding debt and €2,573.1 million (R$8,382.1 million) of cash and cash equivalents and short-term investments. As of December 31, 2013, Oi’s net debt (which we define as total indebtedness  less  cash and cash equivalents) was R$32,838 million and Portugal Telecom’s net debt was R$15,630.1 million. The use of the proceeds of the Venus and Sayed debentures to repay the indebtedness of AG Telecom, LF Tel and TmarPart will increase TmarPart’s net debt following the completion of the merger of shares and the merger as compared to the sum of the net debt of Portugal Telecom and Oi if Portugal Telecom were not to invest in the Venus and Sayed debentures.

As a result of these factors, the risks normally associated with significant amounts of debt, which could have important consequences to you, will be increased. TmarPart’s indebtedness could, among other things:

•                                          require TmarPart to use a substantial portion of its cash flow from operations to pay its obligations, thereby reducing the availability of its cash flow to fund working capital, operations, capital expenditures, dividend payments, strategic acquisitions, expansion of its operations and other business activities;

•                                          increase TmarPart’s vulnerability to general adverse economic and industry conditions;

•                                          limit, along with financial and other restrictive covenants in TmarPart’s debt instruments, its ability to borrow additional funds or dispose of assets; and

•                                          place TmarPart at a competitive disadvantage compared to its competitors that have less debt.

TmarPart may also need to refinance all or a portion of this debt on or before maturity, and it may not be able to do this on commercially reasonable terms or at all.

Risks Relating to Portugal Telecom’s Portuguese Operations

As a part of the Oi capital increase, we will acquire the operations of Portugal Telecom in Portugal. As a result, in addition to the risks relating to our operations in Brazil, investors in our common shares, preferred shares and ADSs will be subject to the following additional risks.

The current economic and financial crisis has affected, and will likely continue to affect, demand for Portugal Telecom’s products and services, our revenues and profitability after completion of the Oi capital increase.

The global economic and financial crisis, and the current economic recession in Portugal, have had, and are likely to continue to have, an adverse effect on the demand for Portugal Telecom’s products and services and on its revenues and profitability. In recent years, a number of Eurozone countries came under severe financial pressure and their ability to raise, refinance and service their debt was put into question by markets, as demonstrated by the record high spreads during most of the year. Portugal, along with Greece and Ireland, was forced to seek support packages from European Union/European Commission, the European Central Bank, or the ECB, and the International Monetary Fund, or the IMF, under strict conditions, while fear of contagion to other Eurozone countries forced governments to reduce debt levels through austerity measures that were seen as the cause of slow growth for some countries and stagnation in others. In 2013, global economic growth remained weak, and the global economy continued to slow down as emerging market economies faced declining growth and tighter global financial conditions. Gross domestic product, or GDP, in the Eurozone declined for the second consecutive year, declining by 0.4% in 2013 after a decline of 0.7% in 2012, due to the continued restrictive fiscal policies and deleveraging of the private sector in the main developed economies, coupled with the unsolved sovereign debt crisis in the Eurozone. The Eurozone unemployment rate rose throughout 2013 and is currently above 12%. Moreover, inflation remains below the ECB’s medium term objective, raising concerns about underlying deflationary trends.

In Portugal, recent government economic policy has focused on implementing the measures agreed to as part of the €78 billion financial support package from the European Union/European Commission, the ECB and the IMF. These strongly restrictive fiscal policies, continued deleveraging in the private financial and non-financial sectors and the cooling of activity in the Eurozone contributed to a contraction in real GDP of 1.8% in 2013. Unemployment rates reached 15.3% of the active population in the last quarter of 2013, and the government deficit was approximately 5% of GDP as of December 31, 2013. Government debt, as a percentage of GDP, was 120.6% in 2012 and 129% in 2013.

The economic recession in Portugal has had an adverse effect on the demand for Portugal Telecom’s products and on its revenues and profitability. As one of Portugal’s largest companies and one of its largest employers, Portugal Telecom’s financial condition, revenues and profitability are closely linked to circumstances in the Portuguese economy. The recession in Portugal has had a direct effect on demand for Portugal Telecom’s products and services, contributing to a decline in revenues in 2011, 2012 and 2013 across most of the customer categories of its Portuguese telecommunications business.

In these and other ways, the global economic and financial crisis and its effect on the European and Portuguese economies has significantly affected Portugal Telecom’s business, liquidity and financial performance, and could continue to significantly affect, our business, liquidity and financial performance after the completion of the Oi capital increase.

Financial market conditions may adversely affect our ability to obtain financing for the Portuguese operations of Portugal Telecom after the completion of the Oi capital increase, significantly increase our cost of debt and negatively impact the fair value of our assets and liabilities

Global financial markets and economic conditions have been severely disrupted and volatile since 2008 and remain subject to significant vulnerabilities, such as the deterioration of fiscal balances and the rapid accumulation of public debt, continued deleveraging in the banking sector and limited supply of credit. At times during this period, credit markets and the debt and equity capital markets have been exceedingly distressed. From 2010 to 2013, the financial markets grew increasingly concerned about the ability of certain European countries, particularly Greece, Ireland, Portugal, Spain and Italy, to finance their deficits and service growing debt burdens amidst difficult economic conditions. This loss of confidence led to rescue measures for Greece, Ireland and Portugal by the EU, the ECB and the IMF and a bailout of the Spanish banking sector by the EU. These issues, along with the re-pricing of credit risk and the difficulties currently experienced by financial institutions, have made it difficult for companies to obtain financing. The ability of private corporations to access financing remains challenging and highly susceptible to political and economic events in the Eurozone.

As a result of the disruptions in the credit markets, many lenders have increased interest rates, enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts) or refused to refinance existing debt at all or on terms similar to pre-crisis conditions. Changes in interest rates and exchange rates may also adversely affect the fair value of the assets and liabilities that we expect to acquire from Portugal Telecom. If there is a negative impact on the fair values of these assets and liabilities, we could be required to record impairment charges.

Notwithstanding our international exposure and diversification and the fact that we believe we have sufficient sources of liquidity to meet our present funding needs, the downgrades of Portugal’s sovereign debt described in the next risk factor may have a significant effect on the costs of financing the operations that we expect to acquire from Portugal Telecom, particularly given the size and prominence of Portugal Telecom within the Portuguese economy. The recent events in Portugal and the other factors described above could adversely affect our ability to obtain future financing to fund the Portuguese operations that we expect to acquire from Portugal Telecom and the capital needs of these operations and adversely impact the pricing terms that we are able to obtain in any new bank financing or issuance of debt securities and thereby negatively impact our liquidity.

Any future ratings downgrades of PT Portugal may impair our ability to obtain financing for PT Portugal and may significantly increase our cost of debt

Against the backdrop of the Eurozone crisis, the increased risk perception also led to consecutive downgrades of Portuguese sovereign debt by the rating agencies. In 2011, Portugal was downgraded (1) by 4 notches at Moody’s Investors Service, or Moody’s, from A1 on December 21, 2010 to Ba2 on July 5, 2011; (2) by 3 notches at Standard & Poor’s Ratings Services, or S&P, from A- on November 30, 2011 to BBB- on December 5, 2011; and (3) by 6 notches at Fitch Ratings, or Fitch, from A+ on December 23, 2010 to BB+ on November 24, 2011. In 2012, Portugal was downgraded (1) by 1 notch at Moody’s from Ba2 to Ba3 on February 13, 2012; and (2) by 3 notches at S&P from BBB to BB.

Because the financial condition, revenues and profitability of the Portuguese operations that we expect to acquire from Portugal Telecom are closely linked to the Portuguese economy, Portugal Telecom’s ratings under Moody’s and S&P’s ratings methodologies are directly linked to the Portuguese sovereign debt rating. Following the downgrade of Portuguese sovereign debt on January 21, 2012, S&P downgraded Portugal Telecom’s long-term rating from BBB- to BB+, with a negative outlook, and on February 11, 2013, S&P downgraded Portugal Telecom’s long-term rating to BB, with a negative outlook. On April 13, 2012, Moody’s downgraded Portugal Telecom’s long-term rating from Ba1 to Ba2, with a negative outlook. On August 15, 2013, Fitch downgraded Portugal Telecom’s long-term rating from BBB to BBB-, with a negative outlook.

The effects of the economic and financial crisis described above, or any adverse developments in the Portuguese business that we expect to acquire from Portugal Telecom, could lead to additional downgrades in the credit ratings of the debt securities from its Portuguese operations and, ultimately, our credit ratings. Any such downgrades are likely to adversely affect our ability to obtain future financing to fund the operations and capital needs of PT Portugal. Any downgrade of our ratings could have even more significant effects on our ability to obtain financing and therefore on our liquidity.

Any worsening of the current economic and financial crisis may affect the liquidity of the Portuguese businesses that we expect to acquire from Portugal Telecom and impact the creditworthiness of our company

In order to mitigate liquidity risks, Portugal Telecom has sought to maintain a liquidity position and an average maturity of debt that allows it to repay its short-term debt and its contractual obligations. As of December 31, 2013, the amount of available cash of Portugal Telecom, plus the undrawn amount of its underwritten commercial paper lines (cash immediately available upon two or three days’ notice) and the committed standby facilities available to its Portuguese operations amounted to €3,257 million. The average maturity of Portugal Telecom’s debt as of December 31, 2013 was 5.5 years.

If economic and financial conditions in Portugal and in Europe generally were to worsen, if the cost of debt of the Portuguese business that we expect to acquire from Portugal Telecom were to increase or if we were to encounter other difficulties in obtaining financing of this business after the completion of the Oi capital increase for the reasons described in the preceding three risk factors, our sources of funding, including our cash balances, operating cash inflows, funds from divestments, credit lines and cash flows obtained from financing operations, might not match our financing needs, including our operating and financing outflows, investments, shareholder remuneration and debt repayments. Any such event could have a material adverse effect on our financial position, liquidity and prospects.

Unfunded post retirement benefits obligations may put Portugal Telecom’s Portuguese businesses at a disadvantage to their competitors and could adversely affect our financial performance after completion of the Oi capital increase

Portugal Telecom’s Portuguese businesses have unfunded post retirement benefits obligations that may limit our future use and availability of capital and adversely affect our financial and operating results after completion of the Oi capital increase. Although in December 2010, Portugal Telecom’s Portuguese businesses transferred to the Portuguese government the post retirement benefits obligations relating to regulated pensions of Caixa Geral de Aposentações and Marconi, Portugal Telecom’s Portuguese businesses retained all other obligations, including (1) salaries to suspended and pre-retired employees amounting to €852 million as of December 31, 2013, which they must pay monthly directly to the beneficiaries until their retirement age and (2) €494 million in obligations related to pension supplements and healthcare as of December 31, 2013, which are backed by plan assets with a market value of €386 million, resulting in unfunded obligations of €959 million.

Any decrease in the market value of Portugal Telecom’s Portuguese businesses’ plan assets relating to their pension supplements and healthcare obligations could increase their unfunded position. Although there is in place an investment policy with capital preservation targets, in the current economic and financial crisis, in particular, the market value of Portugal Telecom’s Portuguese businesses’ plan assets is volatile and poses a risk. In addition, Portugal Telecom’s Portuguese businesses’ obligations to pay salaries to suspended and pre-retired employees are unfunded. The value of the obligations referred to above may also fluctuate, depending on demographic, financial, legal or regulatory factors that are beyond the control of Portugal Telecom’s Portuguese businesses. After completion of the Oi capital increase, any significant increase in Portugal Telecom’s Portuguese businesses’ unfunded obligations could adversely affect our ability to raise capital, require us to use cash flows that we would otherwise use for capital investments, implementing our strategy or other purposes and adversely affect perceptions of our overall financial strength, which could negatively affect the price of our common shares and ADSs.

If the financial conditions of Portugal Telecom’s customers decline, we will be exposed to increased credit and commercial risks

Due to continued adverse economic conditions, we may encounter increased difficulty collecting accounts receivable generated by the Portuguese business that we expect to acquire from Portugal Telecom and could be exposed to risks associated with uncollectable accounts receivable. Portugal Telecom regularly assesses the creditworthiness of its customers, and sets credit limits for its customers. Challenging economic conditions have impacted some of its customers’ ability to pay their accounts receivable. Although Portugal Telecom’s credit losses have historically been low and it has policies and procedures for managing customer finance credit risk, we may be unable to avoid future losses on these accounts receivable after the completion of the Oi capital increase, which could materially adversely affect our results of operations and financial position.

Increased competition among providers of bundled telecommunications services in Portugal may result in a decrease in the revenues of Portugal Telecom’s Portuguese businesses.

In 2008, Portugal Telecom launched a nationwide pay-TV service under the “Meo” brand, primarily using its fixed network (IP TV over ADSL2+ and FTTH and direct-to-home, or DTH, satellite technology). This service required it to make significant investments in its network in order to increase the bandwidth and offer a better service quality than its competitors. In January 2013, Portugal Telecom announced the rebranding of “ Meo”  and the launch of a quadruple-play service as “ M 4 O ,”  offering pay-TV, broadband internet, fixed telephone and mobile telephone services. This launch required additional marketing expenditures and will entail ongoing investments in infrastructure to remain competitive with other market participants.

Portugal Telecom has experienced pressure from its competitors to reduce monthly subscription fees. In addition, its efforts to build scale to enable it to negotiate better programming costs with its content suppliers, especially certain premium content owned by one of its competitors, may not prove successful.

The competitive landscape has changed significantly in Portugal as a result of the merger in 2013 of ZON Multimédia—Serviços de Telecomunicações e Multimédia, SGPS, S.A., or ZON, the largest cable operator in Portugal, and Optimus SGPS, S.A., or Optimus, the third-largest mobile operator in Portugal, to create ZON Optimus SGPS, S.A., or ZON Optimus, a new integrated telecommunications operator in Portugal. The merger was cleared by the Portuguese Competition Authority on August 26, 2013 and the company resulting from the merger, ZON Optimus, was formally incorporated the following day by means of registration with the Portuguese Commercial Registry Office. This transaction has further increased the focus on bundled offers and the evolution from triple-play to quadruple-play services as ZON Optimus has leveraged its position as an integrated telecommunications operator. Portugal Telecom’s other main competitors in Portugal are Cabovisão (which acquired ONITELECOM in 2013) and Vodafone.

After the completion of the Oi capital increase, our revenues from residential services in Portugal and our financial position could be significantly affected if we are not successful in competing to provide these bundled services, particularly as Portugal Telecom’s pay-TV services have become increasingly important as a retention tool of its fixed line and broadband internet customers.

Competition in Portugal from other mobile telephony and fixed line operators has reduced revenues from the Portuguese operations of Portugal Telecom and could adversely affect our revenues after completion of the Oi capital increase.

As a result of the trend toward the use of mobile services instead of fixed telephone services, combined with the increase in competition from other operators, Portugal Telecom has experienced, and after the completion of the Oi capital increase, we may continue to experience, erosion of market share in Portugal of both access lines and of outgoing domestic and international traffic. Additionally, all mobile telecommunications services providers have launched fixed telephony services based on their mobile networks, which are directly competing for the same customers. Mobile operators can bypass Portugal Telecom’s international wireline network by interconnecting directly with fixed line and mobile networks either in Portugal Telecom’s domestic Portuguese network or abroad. Competition is also forcing down the prices of Portugal Telecom’s Portuguese fixed line voice services for long-distance and international calls, as operators have been offering unlimited voice communications for all national and several international fixed destinations. Lowering its international call prices has caused a decline in Portugal Telecom’s revenues from international fixed line voice services. We expect competition from operators with services based on Voice over Internet Protocol, or VoIP, also to place increasing price pressure on voice tariffs. The decrease in fixed line voice traffic and lower tariffs resulting from competition has significantly affected Portugal Telecom’s overall revenues, and we expect these factors to negatively affect our revenues after the completion of the Oi capital increase.

The broadband market in Portugal is highly competitive and may become more competitive in the future.

We believe that competition in internet broadband access in Portugal is intensifying, and with the development of existing technologies such as broadband wireless access, mobile broadband through 3G and 4G technology, as well as high speed broadband supported by the deployment of a fiber optic network, we may face additional pricing pressure on our services in Portugal after the Oi capital increase, which could result in the loss of revenues from both residential and enterprise customers.

Increased competition in the Portuguese mobile markets may result in decreased revenues.

We believe that Portugal Telecom’s existing mobile competitors in Portugal, Vodafone and ZON Optimus, will continue to market their services aggressively, resulting in similarly priced offers for all major mobile telecommunications services providers in the market. These aggressive pricing strategies have boosted voice and data usage at the expense of eroding retail revenues. A clear example was the launch, in 2008, of the so-called “tribal plans.” Although initially designed to provide special calling and texting advantages for “restricted” user groups, their widespread success soon resulted in a significant pressure on revenues. We believe that our success against competitors in the Portuguese market after the completion of the Oi capital increase will depend on our ability to differentiate our products based on services offered, quality, simplicity and targeting of pricing plans, and we may not be successful in doing so. We also believe quadruple-play will play a major role in the mobile Portuguese market. Although Portugal Telecom was the first operator to launch a quadruple-play offer, in January 2013, it will be increasingly difficult for us to sustain this competitive advantage after the completion of the Oi capital increase.

Burdensome regulation in an open market may put us at a disadvantage to our competitors and could adversely affect the Portuguese telecommunications business that we expect to acquire.

The Portuguese electronic communications sector is fully open to competition. However, many regulatory restrictions and obligations are still imposed on Portugal Telecom’s Portuguese operations. In the previous round of market analyses, carried out from 2004 to 2006, Portugal Telecom was found by ANACOM to have significant market power in all but one of the 19 markets analyzed and, consequently, was subjected to regulatory restrictions and obligations. Not all of these obligations and restrictions have been imposed on other telecommunications operators and service providers. Pursuant to the European Relevant Markets Recommendation issued in 2007, which significantly reduced the number of markets subject to regulation, ANACOM is re-analyzing the retail and wholesale markets to identify which markets are still relevant for regulatory intervention and which electronic communications operators and service providers, if any, it considers to have significant market power in those markets. Additionally, ANACOM is determining the regulatory remedies that should be imposed on those operators and service providers. ANACOM has not indicated when it will conclude this round of market analysis, but it is expected to be concluded by the end of 2015.

ANACOM has re-analyzed some of the markets defined under the European Relevant Market Recommendation and issued findings that Portugal Telecom had significant market power in certain markets, including the wholesale market for call termination on individual public telephone networks provided at a fixed location, the market for call termination on individual mobile networks, the market for the provision of wholesale physical network infrastructure access and the wholesale leased lines terminating segments market. In December 2013, ANACOM launched a public consultation on a draft decision regarding the reanalysis of the retail markets for fixed access and telephony services and of the wholesale market of call origination at a fixed location. ANACOM is proposing to withdraw the existing retail regulation of those markets while maintaining its regulation of the wholesale call origination market.

In certain cases, such as the wholesale broadband access market and the wholesale leased lines trunk segments market, ANACOM has segmented the markets into “C” (competitive) and “NC” (non-competitive) segments and issued a finding that Portugal Telecom had significant market power in the non-competitive segments. ANACOM has the power to impose remedies to increase competition in those markets. However, ANACOM has not completed the review of all the markets identified by the European Relevant Market Recommendation, and Portugal Telecom expects that ANACOM will reduce the adverse impacts of the remedies imposed on Portugal Telecom. However, additional reviews by ANACOM could include other markets, such as access to next-generation access, or NGA, networks (which represent a significant upgrade to broadband internet access). For example, on February 6, 2012, ANACOM approved a draft decision concerning the review of markets for wholesale physical network infrastructure access at a fixed location, or Market 4, and markets for wholesale broadband access, or Market 5. Pursuant to this draft decision, ANACOM proposed to include high-speed broadband networks (e.g., FTTH networks) in order to require operators with significant market power to provide access to these networks. In this connection, pursuant to the this draft decision, we understand that ANACOM intends to declare Portugal Telecom as an operator with significant market power in the national wholesale market for access to physical network infrastructure at a fixed location and as an operator with significant market power in the broadband access wholesale market in non-competitive areas.

With respect to Market 4, in addition to the obligation of granting unbundled access to copper loops, sub-loops, ducts and poles at the national level, we understand that ANACOM intends to impose on Portugal Telecom a geographically differentiated obligation to provide its wholesale customers with virtual access to optical fiber (advanced bitstream). The analysis review procedure was not concluded, mainly due to the changes that took place in the Portuguese market during 2013 (e.g., the merger between Zon and Optimus and investments initiated by Vodafone and Altice for expansion of their fiber networks), and the publication in September 2013 of the recommendation of the European Commission, or EC, on NGA non-discrimination and costing methodologies. In light of these developments, Portugal Telecom expects a new ANACOM consultation on Markets 4 and 5 during the first half of 2014. Although the final decision is still pending, Portugal Telecom believes ANACOM will complete its new review of Markets 4 and 5 in the second quarter of 2014, after the EC’s approval, in September 2013, of a recommendation on the costing and non-discrimination with respect to next generation networks.

Remedies imposed by ANACOM may require us to provide services in certain markets or geographic regions after the Oi capital increase that we would otherwise not choose to provide or to make investments that we would otherwise not choose to make. In addition, Portugal Telecom has incurred, and we may still be required to incur, expenses to adapt Portugal Telecom’s Portuguese operations to changing regulatory requirements and to ensure regulatory compliance. The resources we may be required to commit to fulfill our regulatory obligations in Portugal after the completion of the Oi capital increase could adversely affect our ability to compete.

Reduced interconnection rates have negatively affected revenues of Portugal Telecom’s Portuguese telecommunications business that we expect to acquire and will continue to do so in 2014.

In recent years, ANACOM has imposed price controls on interconnection rates for the termination of calls on mobile networks. These price controls have had a significant impact on interconnection revenues of Portugal Telecom’s mobile subsidiary, MEO—Serviços de Comunicações e Multimédia, S.A., or MEO (previously known as TMN—Telecomunicações Móveis Nacionais, S.A), and, consequently, on its earnings.

ANACOM has issued successive decisions that have reduced mobile termination rates over time. Most recently, in March 2012, ANACOM issued a final decision reducing mobile termination rates progressively to

€0.0127 by December 2012. The reductions in mobile termination rates have had a negative effect on Portugal Telecom’s cash flows and revenues and will continue to have a negative effect on our cash flows and revenues after the completion of the Oi capital increase.

The Portuguese Competition Authority has also completed an analysis of mobile rates for originating calls to non-geographic numbers in January 2012, finding origination rates to be excessive and issued a recommendation that mobile operators must reduce their rates to a level reflecting their costs or face the possibility of being sanctioned. As of the date of this prospectus supplement, the Portuguese Competition Authority has not begun any investigations.

With respect to the wholesale market for voice call termination on individual public telephone networks at a fixed location, or Market 3, on March 7, 2013, ANACOM published a draft decision, proposing to set an average symmetrical fixed termination rate, or FTR, of €0.1091 from October 1, 2013 to July 1, 2014. This rate was calculated as the average FTR of the countries that had already notified the European Commission of their decisions with respect to their national markets based on pure Bottom Up Long-Run Average Incremental Cost, or BU-LRIC, cost models. In August 2013, after the European Commission expressed serious concerns in respect of ANACOM’s draft decision, ANACOM decided to withdraw its decision and instead to impose interim and urgent measures. Under its revised measures, ANACOM determined that the maximum average prices to be adopted by operators identified as having significant market power in Market 3 should be €0.1114 per minute as of October 1, 2013 and that as of July 1, 2014, the price will be set using a pure LRIC cost model that is being developed. During the first half of 2014, we expect that ANACOM will launch a new consultation on the review of the relevant market, this time including a symmetric obligation to ensure IP interconnection.

ANACOM’s interconnection price controls may also negatively affect our revenues from fixed line residential services in Portugal after the completion of the Oi capital increase because we will be required to reflect the reduction in these interconnection charges in our retail prices for calls from our fixed line network in Portugal. Portugal Telecom expects ANACOM to lift these price controls following the designation of ZON Optimus as the universal service obligation provider for fixed lines. We expect that the reduction in interconnection charges will have an impact on our revenues from fixed line residential services in Portugal after the completion of the Oi capital increase.

In addition, the lower interconnection rates have slightly reduced revenues for Portugal Telecom’s wholesale business, which records revenues from international incoming calls transiting through its network that terminate on the networks of other mobile and fixed-line operators. The prices Portugal Telecom has charged to international operators (and hence its revenues) also have depended on the interconnection fees charged by mobile and fixed-line operators for international incoming calls terminating on their networks, and these fees have been decreasing. We expect that lower interconnection rates will continue to have a negative impact on our wholesale revenues in our Portuguese operations after the completion of the Oi capital increase.

The European Commission’s review of roaming charges may continue to lead to a reduction in revenues from personal services.

The EC regulates the roaming charges that may be charged in the wholesale market and the retail market in Europe. These regulations extend to data and Short Messaging Services, or SMS, or text messaging. On July 1, 2012, the previous roaming regulations were replaced by a new version, known as “Roaming III,” which will expire on June 30, 2022. In addition to setting maximum voice roaming rates (subject to a glide path) that may be charged with respect to the wholesale and retail market for voice, data and SMS services, Roaming III also features (1) extended transparency and consumer-protection measures (“bill-shock”) that go beyond the EU territory, (2) the introduction of an obligation for mobile operators in the wholesale market to provide reasonable network access in order to allow roaming services, and (3) the decoupling of roaming services from other services, while enabling a consumer to use the same number. The Roaming III regulations have had and are expected to continue to have an adverse effect on the revenues of the mobile business of Portugal Telecom in Portugal that we will acquire and on the results of operations of that mobile business.

The European Commission’s “Connected Continent” legislation could adversely affect Portugal Telecom’s Portuguese telecommunications business that we expect to acquire.

The EC is finalizing its plans to pass regulations implementing a single telecommunications market — the so-called “Connected Continent” legislation — in order to stimulate the provision of cross-border European services. The draft regulations, which are undergoing an EU consultation and review procedure, address matters such as a single European authorization and convergence of regulatory remedies, a standard EU wholesale broadband access product, spectrum authorization procedures harmonization, net neutrality and transparency, international mobile roaming and international calls, and consumer protection.

The EC intends to obtain the approval of the single telecommunications market regulations by the European Parliament in the spring of 2014. If approved, these regulations are expected to have an adverse effect on Portugal Telecom and the business that we will acquire due to anticipated price decreases, higher operational costs and potentially increased competition.

The Portuguese government could terminate or fail to renew the fixed line license and licenses and authorizations for data and mobile services of Portugal Telecom’s Portuguese telecommunications business that we expect to acquire.

Portugal Telecom provides a significant number of services in Portugal under licenses and authorizations granted by ANACOM to PT Comunicações S.A., or PT Comunicações, and MEO, which are subsidiaries of Portugal Telecom that we expect to acquire in the Oi capital increase.

The Portuguese government can terminate MEO’s mobile licenses in Portugal under certain circumstances. Through MEO, Portugal Telecom holds a renewable license to provide GSM (Global System for Mobile Communications), or 2G, mobile telephone services throughout Portugal until 2016, and a renewable license to provide 3G mobile telephone services throughout Portugal until 2022. In January 2012, MEO was allocated the right to use frequencies to provide mobile telephone services throughout Portugal using 4G among other technologies, and in March 2012, ANACOM issued a renewable license to MEO with respect to the use of these frequencies until 2027. This license also consolidates the previous 2G and 3G licenses issued to MEO. If the Portuguese government were to terminate the license of the mobile business of Portugal Telecom in Portugal that we expect to acquire, we would not be able to conduct the activities authorized by this license. This loss would eliminate an important source of revenues of our company after the Oi capital increase.

Our obligations as a universal service provider in Portugal after the completion of the Oi capital increase could adversely affect our results of operations and profitability.

For the past several years, Portugal Telecom has had obligations as a universal service provider under a concession for public telecommunications service that will cease to be effective in the first half of 2014. On October 12, 2012, following ANACOM’s decision on the designation of a universal service provider, the Portuguese Ministries of Finance, Economy and Employment launched a public tender to designate the universal service providers, which included a compensation fund for universal service providers and a related renegotiation of Portugal Telecom’s concession. According to ANACOM’s preliminary report on the proposals submitted on the several tenders, PT Comunicações did not present the lowest bid for Tender 1 (access to a public communications network at a fixed location) and, consequently, was not designated the universal service provider for that service. Nonetheless, PT Comunicações submitted the lowest bid for Tender 2 and remains the universal service provider of payphones. On October 18, 2013, the Portuguese government confirmed these results and designated Zon Optimus as the universal service provider for the connection to a public electronic communications network at a fixed location and the provision of publicly available telephone services and designated PT Comunicações as the universal service provider for payphones. In addition, on July 29, 2013, the Portuguese government decided to initiate a direct award procedure concerning the provision of comprehensive directories and directory inquiry services for a period of 12 months, with the possibility of such period being extended for an additional six months. PT Comunicações was awarded the contract to provide directories and directory inquiry services.

As the universal service provider for payphones, directories and directory inquiry services, PT Comunicações is required to make available those services in accordance with Portuguese regulations whether or not they are profitable to Portugal Telecom or, after the completion of the Oi capital increase, our company. In addition, Portugal Telecom is required to contribute to the compensation fund for universal service providers according to its share of the revenues of the national telecommunications sector, and we will have this obligation after the completion of the Oi capital increase. These obligations could adversely affect the expenses and profitability of our company after the completion of the Oi capital increase.

Regulatory investigations and litigation may lead to fines or other penalties.

Portugal Telecom is regularly involved in litigation, regulatory inquiries and investigations involving its operations. ANACOM, the EC and the Portuguese Competition Authority regularly make inquiries and conduct investigations concerning Portugal Telecom’s compliance with applicable laws and regulations. Current inquiries by the Portuguese Competition Authority relate to alleged anti-competitive practices in the terrestrial television and mobile services markets. Following a complaint by another mobile operator in July 2013, Portugal Telecom was informed by the Portuguese Competition Authority that it had decided to initiate an administrative proceeding against Portugal Telecom regarding allegedly discriminatory on-net/off-net prices in the retail mobile communications market and allegedly excessive SMS termination prices. If, after the administrative proceeding, the Portuguese Competition Authority decides that there is a reasonable likelihood that sanctions will be imposed, a more formal proceeding will follow. After the conclusion of any such proceeding, the Portuguese Competition Authority could decide to impose a fine of up to 10% of Portugal Telecom’s revenues during the year immediately preceding the final decision. Although Portugal Telecom has not historically been assessed fines of the magnitude permitted by the law, any fine that the Portuguese Competition Authority decides to impose could be material.

In January 2011, the EC opened an investigation into an agreement between Telefónica and Portugal Telecom allegedly not to compete in the Iberian telecommunications markets. Portugal Telecom has developed various strategic partnerships with Telefónica in recent years and such partnerships have been investigated. In January 2013, the EC adopted a decision finding that Portugal Telecom and Telefónica had infringed Article 101 of the Treaty on the Functioning of the European Union with reference to the July 28, 2010 agreement between Portugal Telecom and Telefónica concerning the acquisition by Telefónica of Portugal Telecom’s stake in Brazilian operator Vivo. In accordance with this decision, Portugal Telecom was fined an amount of €12.29 million. On April 9, 2013, Portugal Telecom brought an action for annulment before the Court of Justice of the EU and will continue to vigorously defend the matter. The matter is now waiting to be tried before the EU Court of Justice.

If Portugal Telecom or PT Portugal is found to be in violation of applicable laws and regulations in these or other regulatory inquiries, investigations, or litigation proceedings that are currently pending against Portugal Telecom, or that may be brought against our company in the future, we may become subject to penalties, fines, damages or other sanctions. Any adverse outcome, with respect to PT Portugal or its subsidiaries after the completion of the Oi capital increase could have a material adverse effect on our operating results or cash flows, or with respect to Portugal Telecom after the merger could have a material adverse effect on TmarPart’s operating results or cash flows.

Risks Related to Portugal Telecom’s African and Asian Operations

As part of the Oi capital increase, we will acquire the operations and investments of Portugal Telecom in Africa and Asia. As a result, in addition to the risks relating to our operations in Brazil, investors in our common shares, preferred shares and ADSs will be subject to the following additional risks.

Adverse political, economic and legal conditions in the African and Asian countries in which Oi will acquire investments may hinder our ability to receive dividends from our African and Asian subsidiaries and investments.

The governments of many of the African and Asian countries in which Portugal Telecom has investments that we will acquire in the Oi capital increase have historically exercised, and continue to exercise, significant influence over their respective economies and legal systems. Countries in which Portugal Telecom has investments that we will acquire in the Oi capital increase may enact legal or regulatory measures that restrict the ability of our subsidiaries and investees to make dividend payments to us. Similarly, adverse political or economic conditions in these countries may hinder our ability to receive dividends from our subsidiaries and investees. Portugal Telecom receives a significant amount in dividends each year from its international investments, particularly in Africa, and a limitation on our ability to receive a material portion of those dividends after the completion of the Oi capital increase could adversely affect our cash flows and liquidity.

In addition, the investments in these regions that we will acquire are exposed to political and economic risks that include, but are not limited to, exchange rate and interest rate fluctuations, inflation and restrictive economic policies and regulatory risks that include, but are not limited to, the process for the renewal of licenses and the evolution of regulated retail and wholesale tariffs. In addition, the ventures that we will acquire in African and Asian markets face risks associated with increasing competition, including due to the entrance of new competitors in these markets and the rapid development of new technologies.

The development of partnerships in these markets raises risks related to the ability of the partners to jointly operate the assets. Any inability of our company and our partners to operate these assets after the completion of the Oi capital increase may have a negative impact on our strategy and all of these risks may have material effects on our results of operations.

The business combination may trigger rights of Portugal Telecom’s other joint venture partners or may otherwise lead to an unwinding of those joint ventures.

Some of the agreements governing Portugal Telecom’s other joint ventures in Africa and Asia may contain provisions that confer certain rights, including call and put rights, on its joint venture parties in the event of a change of control or merger of Portugal Telecom. If these rights are triggered, we could be forced to exit one or more profitable joint ventures and sell our shares to our joint venture partners at a price significantly lower than the fair market value of our interests in those joint ventures. Alternatively, we could be required to use cash to purchase the joint venture interests of our partners in one or more joint ventures. Any such event could have a material adverse effect on our investment strategy for Africa and Asia, our growth prospects and/or our liquidity and cash flow.

Even if no contractual provision is triggered by any step in the business combination, our relationship with these joint venture partners could change or worsen as a result of the business combination for political, commercial or other reasons. Portugal Telecom does not own a controlling stake in most of its joint ventures, and any challenges that arise with its joint venture partners as a result of the business combination or otherwise could lead to costly and time-consuming negotiations, arbitration or litigation or potentially to the unwinding of our investment in those ventures at a price significantly lower that the fair market value of our investment.

Portugal Telecom is a party to joint ventures and partnerships that may not be successful and may expose us to future costs after the completion of the Oi capital increase.

Portugal Telecom is a partner in joint ventures and partnerships. After the completion of the Oi capital increase, these partnering arrangements may fail to perform as expected for various reasons, including an incorrect assessment of our needs or the capabilities or financial stability of our strategic partners. Our share of any losses from or commitments to contribute additional capital to such partnerships may also adversely affect our results of operations or financial position.

Our ability to work with these partners after the completion of the Oi capital increase or to develop new products and solutions may become constrained, which could harm our competitive position in the markets served by these joint ventures and partnerships. We may have disputes with the partners in these joint ventures, and we may have difficulty agreeing with these partners on actions that we believe would be beneficial to those joint ventures and partnerships. In addition, the joint ventures and partnerships in African and Asian countries are typically governed by the laws of those countries, and Portugal Telecom’s partners are often established participants in those markets and may have greater influence in those economies than we will. To the extent we experience difficulties with these joint venture partners, we may encounter difficulties in protecting our investments in those countries.

Any of these factors could cause these joint ventures and partnerships not to be profitable and could cause us to lose all or part of the value of our investments in those ventures.

USE OF PROCEEDS

Assuming an offering price of R$2.88 per preferred share, which is the closing price of our preferred shares on the BM&FBOVESPA on April 1, 2014 and R$3.13 per common share (based on the closing price of our preferred shares on the BM&FBOVESPA on April 1, 2014), and no exercise of the over-allotment option or the hot issue option, we estimate that the net proceeds from the global offering will be approximately R$11,132 million (US$4,922 million, based upon the selling exchange rate reported by the Central Bank of Brazil of R$2.262 to US$1.00 reported by the Central Bank of Brazil on April 1, 2014) after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The final offering price will be set forth in the final prospectus supplement and the pricing term sheet and could differ from the numbers given above.

We intend to use the net proceeds from the global offering to repay:

•                           Commercial paper outstanding under a commercial paper program of Portugal Telecom in the aggregate amount of R$1,275 million. We will assume Portugal Telecom’s obligations under this commercial paper program as a result of our acquisition of the shares of PT Portugal. This commercial paper bears interest at a rate of 2.50% per annum and matures in May 2014.

•                           Commercial paper outstanding under a commercial paper program of Portugal Telecom in the aggregate amount of R$319 million. We will assume Portugal Telecom’s obligations under this commercial paper program as a result of our acquisition of the shares of PT Portugal. This commercial paper bears interest at a rate of 1.79% per annum and matures in May 2014.

•                           Portugal Telecom’s exchangeable bonds in an aggregate amount of R$2,391 million. We will assume Portugal Telecom’s obligations under these exchangeable bonds as a result of our acquisition of the shares of PT Portugal. These exchangeable bonds bear interest at a rate of 4.13% per annum and mature in August 2014.

•                           Telemar’s obligations under a stand-by credit facility with China Development Bank Corporation, or China Development Bank, in the aggregate amount of R$890 million. Loans under this stand-by credit facility bear interest at the rate of LIBOR plus 2.30% per annum. The principal of these loans is payable in five semi-annual installments, commencing in October 2014.

•                           A portion of Telemar’s obligations under a credit facility agreement with China Development Bank in the aggregate amount of R$171 million. Loans under this credit facility bear interest at the rate of LIBOR plus 2.50% per annum. The outstanding principal amount of these loans is payable in equal semi-annual installments terminating upon maturity in February 2016.

•                           A portion of Telemar’s obligations under a credit facility agreement with China Development Bank in the aggregate amount of R$151 million. Loans under this credit facility bear interest at the rate of LIBOR plus 2.50% per annum. The outstanding principal amount of these loans is payable in equal semi-annual installments terminating upon maturity in October 2016.

•                           Telemar’s obligations under an export credit facility agreement with Cisco Systems Capital in the aggregate amount of R$78 million. Loans under this stand-by credit facility bear interest at the rate of 3.50% per annum. The principal of these loans is payable in semi-annual installments terminating upon maturity in May 2018.

•                           Our R$90 million of amortization payments on our outstanding indebtedness due in May 2014.

We intend to use the remaining net proceeds to replenish corporate funds used to pay (1) R$666 million of amortization payments in March and April 2014 on our outstanding indebtedness, and (2) our debentures due 2014 in an aggregate amount of R$1,825 million, which bear interest at the CDI rate plus 1.2% per annum and mature in April 2014.

The use of proceeds from the global offering described above is based on our analysis, current expectations and projections regarding future events. These estimates are subject to change at any time at our discretion, as we will use the net proceeds of the global offering to satisfy our funding requirements as they arise. Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any specific application, we may invest the net proceeds of this offering in cash, cash equivalents or marketable securities.

An increase (decrease) of R$1.00 in the assumed offering price of R$2.88 per preferred share, which is the closing price of our preferred shares on the BM&FBOVESPA on April 1, 2014, would increase (decrease) our net proceeds by R$5,851 million (US$2,587 million, based upon the selling exchange rate reported by the Central Bank of Brazil of R$2.262 to US$1.00 reported by the Central Bank of Brazil on April 1, 2014).

CAPITALIZATION

The following table sets forth our consolidated debt and capitalization as of December 31, 2013 based on our consolidated financial statements prepared in accordance with Brazilian GAAP:

•                                          on an actual historic basis;

•                                        as adjusted for the contribution by Portugal Telecom to Oi of all of the shares of PT Portugal; and

•                                        as further adjusted for the sale of (1) common shares, including common shares in the form of ADSs, in this global offering assuming a public offering price of R$3.13 per common share (based on the closing price of our preferred shares on the BM&FBOVESPA on April 1, 2014), and (2) preferred shares, including preferred shares in the form of ADSs, in this global offering assuming a public offering price of R$2.88 per preferred share (based on the closing price of our preferred shares on the BM&FBOVESPA on April 1, 2014), assuming that the international and Brazilian underwriters’ over-allotment option is not exercised and the hot issue option is not exercised, after deduction of the underwriting discounts and commissions and estimated transaction expenses payable by us in connection with the global offering, without giving effect to the use of proceeds of the global offering as described under “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto, which are incorporated herein by reference to our 2013 Annual Report.

	As of December 31, 2013
	Actual				As Adjusted				As Further Adjusted(1)
	(in millions of reais)		(in millions of US$)(2)		(in millions of reais)		(in millions of US$)(2)		(in millions of reais)		(in millions of US$)(2)
Debt:
Short-term debt, including current portion of long-term debt	R$	4,159	US$	1,775	R$	9,589	US$	4,092	R$	9,589	US$	4,092
Long-term debt	31,695		13,527		50,847		21,702		50,847		21,702

Total debt	35,854		15,302		60,435		25,794		60,435		25,794
Shareholders’ equity:
Share capital	7,471		3,189		13,181		5,627		24,513		10,464
Share issuance cost	(57)		(24)		57		(24)		(257)		(110)
Capital reserves	3,978		1,698		3,978		1,698		3,978		1,698
Income reserves	2,324		992		2,324		992		2,324		992
Treasury shares	(2,105)		(898)		(2,447)		(1,045)		(2,447)		(1,045)
Other comprehensive income	(92)		(39)		(92)		(39)		(92)		(39)
Change in equity interest’s percentage	4		2		4		2		4		2

Equity attributable to shareholders of the company	11,524		4,919		16,891		7,210		28,024		11,963
Equity attributable to non-controlling interests	—		—		1,095		467		1,095		467

Total shareholders’ equity	11,524		4,919		17,986		7,677		29,119		12,428

Total capitalization (3)	R$	47,378	US$	20,221	R$	78,422	US$	33,471	R$	89,554	US$	38,222

(1)                   For purposes of this column, the net proceeds of the global offering (excluding the contribution of PT Portugal, the over-allotment option and the hot issue option) are estimated based on the price per preferred share as of April 1, 2014. However, the unaudited pro forma financial information of Oi presented elsewhere in this prospectus supplement was prepared on the basis of estimated net proceeds of the global offering (excluding the contribution of PT Portugal, the over-allotment option and the hot issue option) in a fixed amount of R$7,855 million.

(2)                   Translated using the exchange rate as reported by the Central Bank of Brazil as of December 31, 2013 for reais into U.S. dollars of R$2.343 to US$1.00.

(3)                   Corresponds to total debt plus total shareholders’ equity.

EXCHANGE RATES

We pay any cash dividends, interest on shareholders’ equity and any other cash distributions with respect to our common shares and preferred shares in  reais . Accordingly, exchange rate fluctuations will affect the U.S. dollar amounts received by the holders of ADSs on conversion by the ADR Depositary of dividends and other distributions in Brazilian currency on our common shares and preferred shares represented by ADSs. Fluctuations in the exchange rate between Brazilian currency and the U.S. dollar will affect the U.S. dollar equivalent price of our common shares on the Brazilian stock exchanges. In addition, exchange rate fluctuations may also affect our dollar equivalent results of operations.

Exchange Rates of Brazilian Reais into U.S. Dollars

The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais  by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

Since 1999, the Central Bank of Brazil has allowed the U.S. dollar-real exchange rate to float freely, and, since then, the U.S. dollar- real  exchange rate has fluctuated considerably.

In the past, the Central Bank of Brazil has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank of Brazil or the Brazilian government will continue to permit the  real  to float freely or will intervene in the exchange rate market through the return of a currency band system or otherwise. The  real  may depreciate or appreciate against the U.S. dollar substantially. Furthermore, Brazilian law provides that, whenever there is a significant imbalance in Brazil’s balance of payments or there are serious reasons to foresee a significant imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. We cannot assure you that such measures will not be taken by the Brazilian government in the future. See “Item 3. Key Information—Risk Factors—Risks Relating to Brazil—Restrictions on the movement of capital out of Brazil may impair our ability to service certain debt obligations” in our 2013 Annual Report.

The following table shows the selling rate for U.S. dollars for the periods and dates indicated. The information in the “Average” column for the yearly exchange rates represents the average of the exchange rates on the last day of each month during the periods presented.

	Reais per U.S. Dollar
Year	High		Low		Average		Period End
2009	R$	2.422	R$	1.702	R$	1.994	R$	1.741
2010	1.881		1.655		1.759		1.666
2011	1.902		1.535		1.675		1.876
2012	2.112		1.702		1.955		2.044
2013	2.446		1.953		2.161		2.343

Three Months Ended
March 31, 2013	2.019	1.953	1.983	2.014
June 30, 2013	2.265	2.124	2.173	2.216
September 30, 2013	2.390	2.203	2.271	2.230
December 31, 2013	2.382	2.161	2.273	2.343

	Reais per U.S. Dollar
Month	High		Low
October 2013	R$	2.212	R$	2.161
November 2013	2.336		2.243
December 2013	2.382		2.310
January 2014	2.440		2.334
February 2014	2.424		2.333
March 2014	2.365		2.260

Source: Central Bank of Brazil

Exchange Rates of Euros into U.S. Dollars

The following table shows the selling rate for Euros for the periods and dates indicated. The information in the “Average” column for the yearly exchange rates represents the average of the exchange rates on the last day of each month during the periods presented.

	U.S. Dollar per Euro
Year	High		Low		Average		Period End
2009	US$	1.510	US$	1.255	US$	1.394	US$	1.433
2010	1.454		1.196		1.326		1.327
2011	1.488		1.293		1.393		1.297
2012	1.346		1.206		1.286		1.319
2013	1.382		1.277		1.328		1.378

Three Months Ended
March 31, 2013	1.299	1.278	1.295	1.282
June 30, 2013	1.341	1.301	1.320	1.301
September 30, 2013	1.354	1.312	1.336	1.354
December 31, 2013	1.382	1.336	1.371	1.378

	U.S. Dollar per Euro
Month	High		Low
October 2013	US$	1.381	US$	1.349
November 2013	1.361		1.336
December 2013	1.382		1.355
January 2014	1.368		1.350
February 2014	1.381		1.351
March 2014	1.393		1.373

Source: Federal Reserve Bank of New York

THE PROPOSED BUSINESS COMBINATION

On October 1, 2013, we entered into a Memorandum of Understanding with Portugal Telecom, AG Telecom, LF Tel, PASA, EDSP, Bratel Brasil, Avistar, SGPS, S.A., or BES, and Nivalis Holding B.V., in which we and they agreed to the principles governing a series of transactions, including the business combination described below.

The business combination transaction involves three principal components:

•                                          a capital increase of our company in which we expect to issue common shares and preferred shares in an underwritten offering for an aggregate of at least R$7,000 million in cash, and common shares and preferred shares to Portugal Telecom in exchange for the contribution by Portugal Telecom to our company of all of the shares of its subsidiary PT Portugal, which we refer to as the Oi capital increase;

•                                          the merger of shares in which, subject to the approvals of the holders of voting shares of our company and TmarPart, all of the shares of our company not owned by TmarPart will be exchanged for TmarPart common shares and we will become a wholly-owned subsidiary of TmarPart; and

•                                          the merger of Portugal Telecom with and into TmarPart in which the shareholders of Portugal Telecom will receive an aggregate number of TmarPart shares equal to the number of TmarPart shares held by Portugal Telecom immediately prior to the merger.

The global offering is a step in the business combination of TmarPart, our company and Portugal Telecom. The business combination is expected to be accomplished primarily through the global offering, the merger of shares and the merger that will cumulatively result in (1) our owning the assets comprising Portugal Telecom’s operations in Portugal, Africa and Asia, (2) our being a wholly-owned subsidiary of TmarPart and (3) our shareholders and the shareholders of Portugal Telecom becoming shareholders of TmarPart.  None of us, TmarPart or Portugal Telecom is offering the shares to be issued in the merger of shares or the merger by means of this prospectus supplement.

We believe that the business combination will:

•                                          permit the formation of a single large multinational telecommunications company based in Brazil;

•                                          maintain the continuity of operations under the trademarks of our company and Portugal Telecom in their respective regions of operation, subject to unified control and management by TmarPart;

•                                          further consolidate the operations of our company and Portugal Telecom, with the goal of achieving significant economies of scale, maximizing operational synergies, reducing operational risks, optimizing efficient investments and adopting best operational practices;

•                                          strengthen the capital structure of TmarPart, facilitating its access to capital and financial resources;

•                                          consolidate the shareholder bases of our company, Portugal Telecom and TmarPart as holders of a single class of common shares or ADSs traded on the  Novo Mercado  segment of the BM&FBOVESPA, the NYSE and NYSE Euronext Lisbon;

•                                          diffuse TmarPart’s shareholder base, as a result of which no shareholder or group of shareholders will hold a majority interest in TmarPart’s capital;

•                                          result in the adoption by TmarPart of the corporate governance practices of the Novo Mercado segment of the BM&FBOVESPA; and

•                                          promote greater liquidity of the TmarPart common shares than currently is available to holders of our shares and Portugal Telecom’s shares.

The Oi Capital Increase

The Oi capital increase, including the global offering described in this prospectus supplement, is the first step in the business combination. As part of the Oi capital increase, Portugal Telecom is expected to subscribe for common shares and preferred shares of our company and settle this subscription through the contribution of all of the shares of PT Portugal as described below. The remaining shares in the global offering will be settled in cash. We expect that Caravelas will subscribe for common shares and preferred shares in the cash portion of the Oi capital increase with a purchase price equivalent to the difference between R$2.0 billion and the amount of subscription orders placed in the offering by TmarPart’s shareholders, other than Bratel Brasil.

Corporate Approvals Required for Oi Capital Increase

On February 19, 2014, our board of directors approved the request to register an initial public offering of our common shares and preferred shares, including shares in the form of ADSs, to be simultaneously carried out in Brazil and abroad, with the CVM. On March 27, 2014, at an extraordinary shareholders meeting, the holders of our common shares (1) approved the amendment of our by-laws to increase our authorized capital limit in order that we will have sufficient authorized shares to complete the Oi capital increase, (2) ratified the engagement of Banco Santander to prepare the PT Assets Valuation Report, (3) approved the PT Assets Valuation Report, and (4) approved the proposed value of the shares of PT Portugal that Portugal Telecom will contribute to our company as payment for shares to be issued to Portugal Telecom in the Oi capital increase.

On February 24, 2014, the board of directors of Portugal Telecom recommended that the holders of Portugal Telecom’s ordinary shares approve the contribution of PT Portugal to our company in exchange for common shares and preferred shares of our company and called an extraordinary shareholders meeting the holders of Portugal Telecom’s ordinary shares to consider this matter. On March 27, 2014, at an extraordinary shareholders meeting, the holders of Portugal Telecom’s ordinary shares approved the contribution of PT Portugal to our company in exchange for common shares and preferred shares of our company.

Overview of PT Portugal

In anticipation of the business combination, prior to the settlement of the Oi capital increase, Portugal Telecom will transfer all operating assets directly or indirectly owned by Portugal Telecom, except equity interests held in (1) our company and the direct and indirect shareholders of our company, and (2) Contax Holding and the direct and indirect shareholders of Contax Holding, to PT Portugal, and we expect that PT Portugal will assume all of Portugal Telecom’s indebtedness outstanding on the date of our acquisition of PT Portugal. In addition to the interests held directly or indirectly in our company and Contax Holding, we understand that Portugal Telecom will retain R$4,788 million in cash and cash equivalents to be used to purchase convertible debentures of the AGSA Holding Companies and the Jereissati Telecom Holding Companies, and cash and cash equivalents equal to the amount of its remaining liabilities following the contribution of PT Portugal to our company. Prior to the merger, Portugal Telecom is expected to undertake a series of transactions with the purpose of disposing of its interests in CTX Participações S.A., a company controlled by AG Telecom, LF Tel and Portugal Telecom, or CTX, and Contax Participações S.A., a company controlled by CTX, or Contax Holdings. For more information regarding these transactions, see “Exhibit 1: Business of PT Portugal SGPS, S.A.” in the PT Portugal Acquisition Report.

Following the transfer of these assets to PT Portugal, PT Portugal will provide telecommunications services in Portugal and in certain countries in sub-Saharan Africa and Asia. In Portugal, PT Portugal will provide services in the following customer categories:

•                                          Residential services, which include integrated networks inside the customer’s home, enabling the simultaneous connection of multiple devices, including fixed line telephone, TV (including IP TV and DTH satellite pay-TV services), game consoles, PCs, laptops, tablets and smartphones. PT Portugal will provide these services through its subsidiaries, in particular PT Comunicações.

•                                          Personal services, which are mobile telecommunications services, such as voice, data and Internet-related multimedia services provided to personal ( i.e. , individual) customers through PT Portugal’s subsidiary MEO.

•                                          Enterprise services, including Corporate and SME /SoHo services, which provide PT Portugal’s corporate and medium and small business customers with integrated data and business solutions, as well as Information Technology/Information Systems, or IT/IS, and business process outsourcing, or BPO, services.

•                                          Wholesale and other services, which primarily include wholesale telecommunications services, public pay telephones, the production and distribution of telephone directories and other services in Portugal.

In addition, PT Portugal will have significant interests in telecommunications companies in Angola, Cape Verde, Namibia and São Tomé and Principe in Africa and East Timor in Asia.

Agreement to Assign Priority Subscription Rights

On February 19, 2014, Portugal Telecom executed a private undertaking among TmarPart, Valverde, AG Telecom and LF Tel with respect to the assignment of priority rights to subscribe to our share capital in the Oi capital increase. Under this agreement, TmarPart, Valverde, AG Telecom and LF Tel have agreed to assign and transfer to Portugal Telecom their priority rights to subscribe to 290,549,788 of our common shares and 157,693,458 our preferred shares.

This agreement is intended to provide the priority rights to Portugal Telecom necessary for Portugal Telecom to subscribe for our shares in the Oi capital increase. This agreement will remain in effect until the agreement by Portugal Telecom to subscribe for shares of Oi, as described below, is effective or until other agreements are executed in order transfer the priority rights.

Portugal Telecom Subscription Agreement

On February 19, 2014, we and Portugal Telecom executed the Portugal Telecom Subscription Agreement under which Portugal Telecom agreed to subscribe for our common and preferred shares as part of the Oi capital increase by contributing all of the share capital of PT Portugal to our company. The price per share paid by Portugal Telecom will be equivalent to the price per share paid in the cash portion of the Oi capital increase, and the number of our shares to which Portugal Telecom will subscribe will be based on an amount equivalent to the economic value of shares of PT Portugal (and consequently of the assets and liabilities to be transferred to PT Portugal), as determined in the PT Assets Valuation Report prepared by Santander Brasil. According to the PT Assets Valuation Report, the PT Assets were valued at an amount between €1,623.3 million (R$5,296.4 million) and €1,794.1 million (R$5,853.9 million). For purposes of Portugal Telecom’s subscription in the Oi capital increase, our board of directors has determined a value for the shares of PT Portugal of €1,750 million (R$5,709.9 million), based on the Euro- real  exchange rate on February 20, 2014, the day before the first publication of the notice for the extraordinary general meeting of our shareholders called to approve the PT Assets Valuation Report, in accordance with the Portugal Telecom Subscription Agreement. The PT Assets Valuation Report was approved by the extraordinary shareholders’ meeting of our company held on March 27, 2014 and the participation of Portugal Telecom in the Oi capital increase was approved by the extraordinary shareholders’ meeting of Portugal Telecom held on March 27, 2014.

Under the Portugal Telecom Subscription Agreement, the obligation of Portugal Telecom to contribute all of the share capital of PT Portugal to our company is subject to the satisfaction of certain conditions, including, among others:

•                                          the approval by ANATEL of the business combination;

•                                          the approval of creditors of Portugal Telecom, where necessary to complete the business combination, including waivers of creditors of Portugal Telecom;

•                                          the placement of subscription orders in the global offering by Caravelas under the Caravelas Subscription Agreement and by TmarPart shareholders in the aggregate amount of R$2,000 million;

•                                          Oi obtaining proceeds of the cash portion of the Oi capital increase of at least R$7.0 billion; and

•                                          the settlement of the Oi capital increase on or prior to May 2, 2014.

If the conditions to the Portugal Telecom Subscription Agreement are not met or waived by October 1, 2014, either party may, in its sole discretion, rescind the Portugal Telecom Subscription Agreement. The Portugal Telecom Subscription Agreement may be terminated (1) by either party, if the closing of the Oi capital increase does not occur by October 1, 2014, (2) by Portugal Telecom, if, after the bookbuilding process in the Oi capital increase, Portugal Telecom is expected to hold an interest of less than 36.6% of the share capital of TmarPart following the completion of the merger of shares, or (3) by our company if, after the bookbuilding process in the Oi capital increase, Portugal Telecom is expected to hold an interest of more than 39.6% of the share capital of TmarPart following the completion of the merger of shares.

Caravelas Subscription Agreement

On February 19, 2014, we and Caravelas executed Caravelas Subscription Agreement, under which Caravelas agreed to subscribe for our common and preferred shares as part of the Oi capital increase with a purchase price equivalent to the difference between R$2.0 billion and the amount of subscription orders placed in the offering by TmarPart’s shareholders, other than Bratel Brasil.

Under the Caravelas Subscription Agreement, the obligation of Caravelas to subscribe and pay for our common and preferred shares is subject to the satisfaction of certain conditions, including, among others:

•                                          no redemptions by the quotaholders of Caravelas prior to the consummation of the Oi capital increase; and

•                                          the placement of a subscription order in the global offering by Portugal Telecom pursuant to the Portugal Telecom Subscription Agreement.

Amendments to Portugal Telecom Bonds and Credit Agreements

In connection with our proposed acquisition of PT Portugal, Portugal Telecom amended each of its outstanding series of bonds and certain of its credit facilities, as described below.

On March 19, 2014, Portugal Telecom International Finance B.V., or PTIF, Portugal Telecom, PT Comunicações, PT Portugal, Oi and the trustee under Portugal Telecom’s Euro Medium Term Note Programme entered into a supplemental trust deed relating to PTIF’s €750,000,000 5.875% Notes due 2018, €1,000,000,000 4.625% Notes due 2020, €600,000,000 5.625% Notes due 2016, €250,000,000 5.242% Notes due 2017, €750,000,000 5.00% Notes due 2019, €500,000,000 4.375% Notes due 2017 and €500,000,000 4.5% Notes due 2025, which we refer to collectively as the PTIF Notes, and Portugal Telecom’s €400,000,000 6.25% Notes due 2016, which we refer to as the Portugal Telecom Retail Notes, pursuant to which the principal trust deed governing such notes was amended and restated to (1) release and discharge Portugal Telecom and PT Comunicações, as keep well providers, from all of their obligations in respect of the PTIF Notes, (2) substitute PT Portugal as issuer and principal obligor in place of Portugal Telecom in respect of the Portugal Telecom Retail Notes, (3) add an unconditional and irrevocable guarantee from Oi, (4) waive any and all of the defaults and events of default that may be triggered by the Oi capital increase and/or the business combination or any transaction executed as part of, or pursuant to, the Oi capital increase and/or the business combination, and (5) make certain other modifications to the terms and conditions of the PTIF Notes and the Portugal Telecom Retail Notes as set forth in the supplemental trust deed pursuant to which such amendments were implemented. Under the amended and restated trust deed, the release and discharge of Portugal Telecom and PT Comunicações, as keep well providers in respect of the PTIF Notes, the substitution of the issuer in respect of the Portugal Telecom Retail Notes, the guarantee from Oi and the modifications to the terms and conditions of the PTIF Notes and the Portugal Telecom Retail Notes will become effective upon the contribution of PT Portugal and all of its operating assets to our company as part of the Oi capital increase.

On March 19, 2014, PTIF, Portugal Telecom, PT Comunicações, Oi and the trustee under the principal trust deed governing PTIF’s €750,000,000 4.125% Exchangeable Bonds due 2014 amended and restated that principal trust deed to (1) release and discharge Portugal Telecom and PT Comunicações, as keep well providers, from all of their obligations in respect of the Exchangeable Bonds, (2) add an unconditional and irrevocable guarantee from Oi, (3) waive any and all of the defaults and events of default that may be triggered by the Oi capital increase and/or the business combination or any transaction executed as part of, or pursuant to, the Oi capital increase and/or the business combination, (4) amend the exchange right with respect to such Exchangeable Bonds in order to provide that any holder exercising such exchange right will receive (a) from (and including) the date of completion of the Oi capital increase up to (but excluding) the date of the completion of the business combination, a cash amount referable to ordinary shares of Portugal Telecome and (b) from (and including) the date of completion of the business combination, a cash amount refereable to ordinary shares of TmarPart instead of being exchangeable into shares of Portugal Telecom, and (5) make certain other modifications to the terms and conditions of the Exchangeable Notes as set forth in the supplemental trust deed pursuant to which such amendments were implemented. Under the amended and restated trust deed, the release and discharge of Portugal Telecom and PT Comunicações, as keep well providers, the guarantee from Oi and the modifications to the terms and conditions of the Exchangeable Bonds will become effective upon the contribution of PT Portugal and all of its operating assets to our company as part of the Oi capital increase.

Portugal Telecom, PT Comunicações, PTIF and Oi entered into an agreement on March 25, 2014 under which the Term Loan Agreement dated June 29, 2010 among,  inter alia , Portugal Telecom, PT Comunicações and PTIF, as borrowers, KfW IPEX-Bank GMBH, as agent, and the lenders from time to time party thereto, or the Term Loan was amended to (1) substitute, in place of Portugal Telecom, PT Portugal as borrower in respect of the Term Loan and modify certain definitions, covenants and events of default in the Term Loan to provide that such provisions apply to PT Portugal instead of Portugal Telecom, (2) add an unconditional and irrevocable guarantee of the Term Loan from Oi, (3) waive any and all of the defaults and events of default under the Term Loan that may be triggered by the Oi capital increase and/or the business combination or any transaction executed as part of, or pursuant to, the Oi capital increase and/or the business combination, and (4) modify the maintenance covenants and the definitions related thereto in the Term Loan to conform such provisions to the corresponding terms of certain existing credit facilities under which Oi is a borrower and to provide that such calculations are made based on the financial statements of TmarPart. Under these agreements, the substitution of issuer, the guarantee from Oi and the modifications to the maintenance covenants and the definitions related thereto will become effective upon the contribution of PT Portugal and all of its operating assets to our company as part of the Oi capital increase.

Portugal Telecom, PT Comunicações, PTIF and Oi have engaged in negotiations with the lenders and agents under each of:

•                                          the Export Credit Facility Agreement dated May 3, 2011 among, inter alia, Portugal Telecom, PT Comunicações and PTIF, as borrowers, Bank of China Limited, London Branch, as agent, and the lenders from time to time party thereto, or the Export Credit Facility;

•                                          the Tranche B Export Credit Facility Agreement dated May 18, 2013 among, inter alia, Portugal Telecom, PT Comunicações and PTIF, as borrowers, Bank of China Limited, London Branch, as agent, and the lenders from time to time party thereto, or the Tranche B Export Credit Facility; and

•                                          the Term and Revolving Credit Facilities Agreement dated March 23, 2011 among, inter alia, Portugal Telecom, PT Comunicações and PTIF, as borrowers, Banc of America Securities Limited, as agent, and the lenders from time to time party thereto, or the Revolving Credit Facility;

and, as a result of such negotiations, Portugal Telecom, PTC, PTIF and Oi expect to enter into agreements under which such facilities will be amended to (1) substitute, in place of Portugal Telecom, PT Portugal as borrower in respect of each of the Export Credit Facility, the Tranche B Export Credit Facility and the Revolving Credit

Facility and modify certain definitions, covenants and events of default in each of the Export Credit Facility, the Tranche B Export Credit Facility and the Revolving Credit Facility to provide that such provisions apply to PT Portugal instead of Portugal Telecom, (2) add an unconditional and irrevocable guarantee of each of the Export Credit Facility, the Tranche B Export Credit Facility and the Revolving Credit Facility from Oi and (3) modify the maintenance covenants and the definitions related thereto in each of the Export Credit Facility, the Tranche B Export Credit Facility and the Revolving Credit Facility to conform such provisions to the corresponding terms of certain existing credit facilities under which Oi is a borrower and to provide that such calculations are made based on the financial statements of TmarPart. On March 20, 2014, the agent under each of the Export Credit Facility and the Tranche B Export Credit Facility entered into a waiver letter pursuant to which the agent waived any and all of the defaults and events of default under each of the Export Credit Facility and the Tranche B Export Credit Facility that may be triggered by the Oi capital increase and/or the business combination or any transaction executed as part of, or pursuant to, the Oi capital increase and/or the business combination, which waiver will remain binding until June 30, 2014.

Overview of TmarPart

TmarPart owns, directly and through its wholly-owned subsidiary, Valverde, 290,549,788 of our common shares, representing 17.7% of our outstanding share capital and 56.4% of our voting share capital. TmarPart does not conduct any business, other than its management of its investment in our company. Other than its shares of our company, TmarPart has no material assets. Other than the debt obligations that will be repaid prior to the merger of shares, as described below, under “—Recapitalization of TmarPart,” TmarPart has no material liabilities.

Following the completion of the global offering, assuming that (1) the sale of common shares, including common shares in the form of ADSs, in this global offering is at the public offering price of R$3.13 per common share (based on the closing price of our preferred shares on the BM&FBOVESPA on April 1, 2014), (2) the sale of preferred shares, including preferred shares in the form of ADSs, in this global offering is at the public offering price of R$2.88 per preferred share (based on the closing price of our preferred shares on the BM&FBOVESPA on April 1, 2014), and (3) the international and Brazilian underwriters’ over-allotment option is not exercised and the hot issue option is not exercised, TmarPart’s share ownership of our company will be reduced to 4.18% of our outstanding share capital and 11.95% of our voting share capital.

Recapitalization of TmarPart

In connection with the business combination, on February 19, 2014, PTB2 S.A, or PTB2, and Bratel Brasil, both subsidiaries of Portugal Telecom, entered into subscription agreements to purchase convertible debentures to be issued by the AGSA Holding Companies and the Jereissati Telecom Holding Companies, for an aggregate of R$4,788 million. Each of the AGSA Holding Companies and Jereissati Telecom Holding Companies are expected to use the proceeds of these debentures to subscribe to convertible debentures of their subsidiaries, including AG Telecom and LF Tel, which will use the proceeds of their debentures to repay all of their outstanding indebtedness debt and subscribe to convertible debentures of TmarPart, which is expected to use the proceeds of its debentures to repay all of its outstanding indebtedness. Under the subscription agreements for these debentures, settlement of the issuance and sale of these debentures is expected to occur on the date of the settlement of the Oi capital increase.

Redemption and Repayment of TmarPart Indebtedness and Redeemable Preferred Shares

Immediately following the settlement of the convertible debentures of TmarPart, we understand that TmarPart will:

•                                          redeem all of its outstanding redeemable preferred shares;

•                                          terminate its usufruct agreement with Banco Votorantim S.A. over 150,000 preferred shares of Valverde and its usufruct agreement with Banco Itaú BBA S.A. over 44,091,619 of our common shares and pay an aggregate of R$343 million to settle its obligations under these usufruct agreements; and

•                                          repay the following debentures and indebtedness:

•                                          TmarPart debentures due 2015 in an aggregate principal amount of R$460 million;

•                                          TmarPart debentures due 2018 in an aggregate principal amount of R$500 million; and

•                                          TmarPart debentures due 2019 in an aggregate principal amount of R$680 million,

Amendment of TmarPart By-Laws, Reverse Share Split and Listing of TmarPart on Novo Mercado Segment of BM&FBOVESPA

Prior to the date on which we and TmarPart publish notices of the shareholders’ meetings that we expect to call to approve the merger of shares, we understand that the shareholders of TmarPart acting in an extraordinary general shareholders meeting:

•                                          will approve the amendment of TmarPart’s bylaws in order to comply with the rules of the Novo Mercado  segment of BM&FBOVESPA; and

•                                          will authorized the reverse split of all of TmarPart’s issued common shares in a manner such that the number of shares issued by TmarPart will be equal to the number of shares of our company held by TmarPart, so that immediately following the merger of shares, the capital of TmarPart will reflect exactly the distribution of the outstanding share capital of our company.

We understand that TmarPart will apply to list its common shares on the Novo Mercado segment of BM&FBOVESPA.

Corporate Reorganization of TmarPart

On the date of the shareholders’ meetings of TmarPart, AG Telecom, LF Tel, the AGSA Holding Companies and the Jereissati Telecom Holding Companies, Bratel Brasil and PTB2 that will consider the steps of the corporate reorganization of TmarPart described below and the merger of shares, the convertible debentures issued by TmarPart, AG Telecom, LF Tel, the AGSA Holding Companies and the Jereissati Telecom Holding Companies are expected to be converted into shares of the issuers of these debentures.

Immediately after the conversion of these debentures, TmarPart, AG Telecom, LF Tel, the AGSA Holding Companies and the Jereissati Telecom Holding Companies, Bratel Brasil and PTB2 are expected to carry out corporate reorganizations to simplify their organizational structure. We refer to these transactions as the TmarPart corporate reorganization.

We expect that the TmarPart reorganization will consist of the following transactions:

•                                          The merger of AG Telecom with and into PASA, the merger of LF Tel with and into EDSP, and mergers of PASA and EDSP with and into Bratel Brasil. Following these mergers:

•                                          Venus will own 12.5% of the share capital of Bratel Brasil, Sayed will own 12.5% of the share capital of Bratel Brasil, and Portugal Telecom will own 75.0% of the share capital of Bratel Brasil; and

•                                          Bratel Brasil will be direct holder of 6,037,052,183 TmarPart common shares, representing 79.4% of its share capital.

•                                          The disproportionate partial split-off (cisão parcial) of TmarPart, which we refer to as the TmarPart split-off, in which TmarPart will transfer 230,726,884 of our common shares and 14,524,105 of our preferred shares, representing 3.32% of our share capital, including 9.49% of our voting share capital, to Bratel Brasil and 6,035,487,301 of TmarPart shares owned by Bratel Brasil will be cancelled. Following the TmarPart split-off, (1) Bratel Brasil will own 1,564,882 TmarPart common shares representing 0.1% of TmarPart’s outstanding share capital, (2) shareholders of TmarPart, other than

Bratel Brasil, AG Telecom and LF Tel, will own TmarPart common shares representing 99.9% of its outstanding share capital, and (3) TmarPart will own, directly and through Valverde, 59,822,904 of our common shares and 3,765,812 of our preferred shares, representing 0.86% of our outstanding share capital, including 2.46% of our outstanding voting share capital.

•                                          the partial split-off (cisão parcial) of Bratel Brasil with the merger of the split-off portion of Bratel Brasil into Marnaz Participações S.A., a wholly-owned subsidiary of Portugal Telecom, or Marnaz Holdings, under Brazilian law, which we refer to as the Bratel Brasil split-off, in which Bratel Brasil will transfer 1,564,882 TmarPart common shares, representing 0.1% of TmarPart’s share capital, to Marnaz Holdings and Marnaz Holdings will issue shares to Portugal Telecom, Venus and Sayed in proportion to their interests in Bratel Brasil. Following the Bratel Brasil split-off, Bratel Brasil will not hold any TmarPart common shares and Marnaz Holdings will own 1,564,882 TmarPart common shares, representing 0.1% of TmarPart’s outstanding share capital.

•                                          The merger of Bratel Brasil with and into our company.

•                                          The mergers of Marnaz, Venus, Sayed and PTB2 with and into TmarPart.

Following the recapitalization of TmarPart, the conversion of the debentures described above and the TmarPart reorganization, we expect that TmarPart will own 126.6 million of our common shares and 96.2 million of our preferred shares and that the shareholding structure of TmarPart will be as set forth in the chart below.

Temporary Voting Agreement of the Shareholders of Oi and TmarPart

On February 19, 2014, Portugal Telecom executed a temporary voting agreement with Caravelas, Bratel Brasil, TmarPart, AGSA and Jereissati Telecom, with Oi as intervening party, for the purpose of approving steps of the TmarPart corporate reorganization, including the merger of shares and the merger.

The parties thereto agreed to (1) to approve the correspondent valuations as part of the steps of the TmarPart corporate reorganization, (2) vote in favor of the merger of shares, and (3) vote in favor of the merger.

The temporary voting agreement will remain in effect until the earlier of the merger and December 31, 2014.

The Merger of Shares

The merger of shares will be the second principal step in the business combination. If the merger of shares is approved by (1) the boards of directors of each of TmarPart and our company and (2) the holders of voting shares of TmarPart and our company, all of our shares not owned by TmarPart will be exchanged for common TmarPart common shares and we will become a wholly-owned subsidiary of TmarPart. If the share exchange is approved:

•                                          each of our issued and then outstanding common share (excluding our common shares owned by TmarPart) will be converted automatically into one TmarPart common share without any further action by the holders thereof;

•                                          holders of our Common ADSs will receive, subject to certain procedures, TmarPart ADSs representing the number of TmarPart common shares into which the Oi common shares represented by their Common ADSs are converted plus cash in lieu of any fractional TmarPart ADSs;

•                                          each of our issued and then outstanding preferred shares will be converted automatically into 0.9211 TmarPart common shares, plus cash in lieu of any fractional shares, without any further action by the holders thereof; and

•                                          holders of Oi Preferred ADSs will receive, subject to certain procedures, TmarPart ADSs representing the number of TmarPart common shares into which the Oi preferred shares represented by their Oi Preferred ADS are converted, plus cash in lieu of any fractional TmarPart ADSs.

The Merger

The merger will be the third principal step in the business combination. If the merger is approved by the boards of directors of each of TmarPart and Portugal Telecom and the holders of their voting shares:

•                                          Portugal Telecom will merge with and into TmarPart, with TmarPart as the surviving company;

•                                          each issued and then outstanding Portugal Telecom ordinary share will be cancelled and holder thereof will automatically receive a number of TmarPart common shares calculated in a manner so that the number of shares issued to holders of Portugal Telecom ordinary shares will equal the number of TmarPart common shares held by Portugal Telecom following the merger of shares, plus cash in lieu of any fractional shares, without any further action by the holders thereof;

•                                          holders of Portugal Telecom ADSs will receive, subject to certain procedures, a number of TmarPart ADSs for each Portugal Telecom ADS they hold calculated in a manner so that the number of TmarPart ADSs issued as consideration for each Portugal Telecom ADSs will equal the number of TmarPart ADSs that represent the number of TmarPart common shares that are issued in exchange for a Portugal Telecom ordinary share, plus cash in lieu of any fractional TmarPart ADSs;

•                                          all Portugal Telecom ordinary shares held in treasury prior to the merger and all issued and then outstanding TmarPart common shares held by Portugal Telecom will be cancelled;

•                                          all TmarPart common shares issued in the merger to Telemar as a result of Telemar holding Portugal Telecom ordinary shares prior to the merger will be transferred to TmarPart and will be held in treasury; and

•                                          Portugal Telecom will cease to exist.

The merger will be conditioned on the approval of the merger of shares by the extraordinary shareholders’ meetings of TmarPart and our company. If the merger of shares is not approved by the shareholders of TmarPart and our shareholders, the merger will not be completed.

Following the merger of shares and the merger, assuming that (1) the sale of common shares, including common shares in the form of ADSs, in this global offering is at the public offering price of R$3.13 per common share (based on the closing price of our preferred shares on the BM&FBOVESPA on April 1, 2014), (2) the sale of preferred shares, including preferred shares in the form of ADSs, in this global offering is at the public offering price of R$2.88 per preferred share (based on the closing price of our preferred shares on the BM&FBOVESPA on April 1, 2014), and (3) the international and Brazilian underwriters’ over-allotment option is not exercised and the hot issue option is not exercised, the composition of our ownership structure will be as follows:

(1)                      Excluding Bratel Brasil, AGSA and Jereissati Telecom

SHARE PRICE HISTORY

Our Common ADSs and our Preferred ADSs are listed on the NYSE under the symbols “OIBR.C” and “OIBR,” respectively. Our common shares and our preferred shares are listed on the Level 1 ( Nível 1 ) listing segment of the BM&FBOVESPA under the symbols “OIBR3” and “OIBR4,” respectively.

The tables below set forth the high and low closing sales prices and the approximate average daily trading volume for our common shares and preferred shares on the BM&FBOVESPA and the high and low closing sales prices and the approximate average daily trading volume for our Common ADSs and our Preferred ADSs on the NYSE for the periods indicated.

	BM&FBOVESPA			NYSE
	Reais per Common Share			U.S. dollars per Common ADS
	Closing Price per		Average Daily Trading Volume	Closing Price per		Average Daily Trading Volume
	Common Share		(thousands of	Common ADS		(thousands of
	High	Low	common shares)	High	Low	Common ADSs)
	(in reais)			(in U.S. dollars)
2009	61.00	25.70	36.9	16.66	15.27	33.1
2010	28.55	13.75	111.1	16.60	7.26	70.5
2011	18.45	11.25	69.9	11.65	5.85	13.3
2012	14.20	8.71	582.2	7.84	4.03	102.4
2013	10.17	3.54	1,697.3	5.03	1.50	93.77
2012
First Quarter	14.20	9.37	80.3	7.84	6.33	10.2
Second Quarter	12.89	8.71	1,153.3	6.90	4.42	216.8
Third Quarter	11.95	8.91	556.5	5.86	4.33	110.1
Fourth Quarter	10.54	8.83	556.1	5.17	4.03	70.8
2013
First Quarter	10.17	6.72	1,047.3	5.03	3.36	91.1
Second Quarter	7.11	3.88	2,357.5	3.51	1.69	163.1
Third Quarter	5.40	3.64	1,709.1	2.35	1.56	67.6
Fourth Quarter	4.66	3.54	1,839.8	2.15	1.50	53.0
Most Recent Six Months
October 2013	4.66	3.73	2,261.5	2.15	1.72	48.8
November 2013	4.03	3.67	1,412.6	1.75	1.53	135.2
December 2013	4.01	3.54	1,756.3	1.74	1.50	22.2
January 2014	4.88	3.51	2,064.1	2.03	1.54	105.6
February 2014	4.70	3.97	558.9	1.90	1.63	24.5
March 2014	3.88	3.20	1,443.7	1.64	1.40	43.0

Source: Economática Ltda./ Bloomberg

	BM&FBOVESPA			NYSE
	Reais per Preferred Share			U.S. dollars per Preferred ADS(1)
	Closing Price per		Average Daily Trading Volume	Closing Price per		Average Daily Trading Volume
	Preferred Share		(thousands of	Preferred ADS		(thousands of
	High	Low	preferred shares)	High	Low	Preferred ADSs)
	(in reais)			(in U.S. dollars)
2009	18.29	11.06	600.6	10.80	4.53	294.3
2010	17.43	10.45	899.6	10.30	5.69	822.0
2011	16.77	10.15	819.3	10.41	5.44	722.7
2012	12.73	7.52	4,370.5	7.00	3.67	2,343.0
2013	9.17	3.34	10,090.3	4.42	1.46	3,896.9
2012
First Quarter	12.73	9.77	1,333.9	7.00	5.30	704.1
Second Quarter	11.49	7.52	6,226.1	6.10	3.70	4,343.6
Third Quarter	10.27	7.58	6,205.7	4.64	3.71	2,532.4
Fourth Quarter	8.58	7.83	3,652.1	4.20	3.67	1,791.9
2013
First Quarter	9.17	5.86	7,291.2	4.42	2.90	3,110.9
Second Quarter	6.19	3.57	9,833.8	3.07	1.62	3,506.1
Third Quarter	5.15	3.34	10,558.8	2.29	1.46	4,431.7
Fourth Quarter	4.44	3.37	12,563.2	2.07	1.51	4,489.7
Most Recent Six Months
October 2013	4.44	3.56	17,230.1	2.07	1.64	4,291.7
November 2013	3.81	3.43	9,363.0	1.73	1.52	4,005.1
December 2013	3.94	3.37	10,114.1	1.73	1.51	5,168.2
January 2014	4.42	3.50	13,005.9	1.88	1.50	5,103.7
February 2014	4.35	3.59	7,268.2	1.82	1.52	6,897.6
March 2014	3.59	3.12	12,820.3	1.56	1.33	9,364.0

(1)               Adjusted to reflect change of ratio from three preferred shares per Preferred ADS to one preferred share per Preferred ADS effective as of August 15, 2012.

Source: Economática Ltda./ Bloomberg

On April 1, 2014, the closing sales price of:

•                                          our common shares on the BM&FBOVESPA was R$3.03 per common share;

•                                          our Common ADSs on the NYSE was US$1.35 per Common ADS;

•                                          our preferred shares on the BM&FBOVESPA was R$2.88 per preferred share; and

•                                          our Preferred ADSs on the NYSE was US$1.30 per Preferred ADS.

THE GLOBAL OFFERING

We are offering 1,917,028,657 common shares and 3,834,057,315 preferred shares in a global offering that consists of an international offering outside Brazil and an offering in Brazil. The common shares and preferred shares may be offered directly or in the form of ADSs, each of which represents one of our common shares or one of our preferred shares.

The international offering is being conducted outside Brazil and includes a registered offering in the United States. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other. In the international offering, the shares are being offered in the form of shares or in the form of ADSs. Shares sold in the form of ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per ADS set forth on the cover page of this prospectus supplement. Shares sold in the international offering in the form of shares will be delivered in Brazil and paid for in  reais  at the  real  offering price per share set forth on the cover page of this prospectus supplement. Any investor outside Brazil purchasing these shares must be authorized to invest in Brazilian securities pursuant to the applicable rules and regulations of the CMN, the CVM, and the Central Bank of Brazil.

The international underwriters named in this prospectus supplement are underwriting the sale of                      of our Common ADSs and                      of our Preferred ADSs. The international underwriters are also acting as placement agents on behalf of the Brazilian underwriters for sales of shares in the form of shares to investors outside Brazil.

The Brazilian underwriters are underwriting the sale of                      common shares and                      preferred shares, including shares sold in the international offering to investors outside Brazil. The offering to investors in Brazil is exempt from registration with the SEC under Regulation S of the Securities Act, and is being made using a prospectus in the Portuguese language registered with the CVM. The offering price in the Brazilian offering is the  real  offering price per share set forth on the cover page of this prospectus supplement.

The public offering prices in the global offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per ADS and Brazilian  reais  per share. We will determine the price per common share based solely on the price per preferred share due to the greater liquidity of the preferred shares and the fact that we believe that the price of the preferred shares better reflects the market value of our company. Therefore, the price of one preferred share will be equal to the price of 0.9211 common shares. The offering price for the Common ADSs is the approximate U.S. dollar equivalent of the offering price per common share in the Brazilian offering and the offering price for the Preferred ADSs is the approximate U.S. dollar equivalent of the offering price per preferred share in the Brazilian offering, based upon the selling exchange rate reported by the Central Bank of Brazil of R$         to US$1.00 on April     , 2014.

In accordance with Brazilian regulations, in the event that the demand in the global offering does not exceed one-third of the number of common shares and preferred shares initially offered (excluding the exercise of the over-allotment option and the hot issue option), institutional investors that are related parties of our company will be able to participate in the process of setting the price per common share and preferred share, up to the total number of common shares and preferred shares being offered (excluding the exercise of the over-allotment option and the hot issue option). Shareholders of TmarPart together with Caravelas will participate in the institutional offering with the placement of subscription orders in the aggregate amount of R$2.0 billion. The participation of institutional investors that are related parties of our company in the book building process may have an adverse effect on the price per common share and preferred share. Additionally, investments in our common shares and preferred shares by institutional investors that are related parties of our company may prevent investors from benefitting from the increased liquidity of our common shares and preferred shares that we believe would otherwise result from the global offering. For more information, please see “Risk Factors—Risks Relating to the Global Offering—As a result of the allocation of shares to current shareholders of TmarPart and to Caravelas current shareholders of TmarPart and Caravelas may become holders of a substantial number of our common shares and preferred shares, which may significantly impact the liquidity of our common shares and preferred shares.”

The allocation of common shares and preferred shares in the global offering will be designed to comply with the Brazilian law requirement that the number of our issued preferred shares cannot exceed two-thirds of the total number of our issued shares. Therefore, after the allocation of shares to our existing common shareholders and preferred shareholders under the priority offering, the allocation of common shares and preferred shares to retail and institutional investors will be made by the underwriters in proportion to the remaining number of common shares and preferred shares in order to maintain the required statutory ratio.

The shares offered in the global offering will be offered first to our existing common shareholders and preferred shareholders. In the event that all of our shareholders exercise their priority subscriptions, all of the shares offered hereby (not including the shares issued under the over-allotment option and the hot issue option) will be subscribed by our existing shareholders and the retail and institutional offerings will not take place. Each of our existing common shareholders and preferred shareholders as of April 9, 2014 will be given the opportunity to subscribe common shares or preferred shares, as the case may be, in the Brazilian offering on a priority basis. Priority subscription is not available to holders of ADSs. An ADS holder that wishes to be eligible for priority subscription must make the necessary arrangements to cancel such holder’s ADSs and take delivery of the underlying shares in a Brazilian account. See “Underwriting — Priority Subscription.”

TmarPart, our direct controlling shareholder, Valverde, AG Telecom and LF Tel, each of which is a member of a group of entities that indirectly controls our company, have agreed to assign their respective priority rights to subscribe to an aggregate of subscribe to 290,549,788 of our common shares and 157,693,458 our preferred shares to Portugal Telecom, which is a member of a group of entities that indirectly controls our company. See “Underwriting — Priority Subscription.”

Under the Portugal Telecom Subscription Agreement, Portugal Telecom has agreed to subscribe for a number of common shares and preferred shares in the Brazilian offering equivalent to R$5.7 billion, all or a portion of which will be subscribed to based on the priority rights that will be assigned to Portugal Telecom. Portugal Telecom will subscribe for 290,549,788 of our common shares and 157,693,458 our preferred shares in the priority rights offering and will subscribe for an additional                      common shares                      and                     preferred shares in the Brazilian offering. Portugal Telecom will settle the purchase of these shares through the contribution to our company of all of the shares of PT Portugal. Immediately following the global offering, Portugal Telecom will own, directly and indirectly,     % of our issued and outstanding share capital, including     % of our issued and outstanding common shares.

Under the Caravelas Subscription Agreement, Caravelas, an investment vehicle managed through an affiliate of Banco BTG Pactual S.A., has agreed to subscribe for a number of common shares and preferred shares in the Brazilian offering equivalent to the difference between R$2.0 billion and the amount of the subscription orders placed in the offering by TmarPart’s shareholders, other than Bratel Brasil S.A., or Bratel Brasil.

We are granting Banco BTG Pactual S.A.—Cayman Branch an option, exercisable in its sole discretion upon prior written notice to our company, with a copy to the other international underwriters, at any time for a period of 30 days from, and including, the first day of trading of the common shares and preferred shares offered hereby on the BM&FBOVESPA, for the international underwriters to purchase up to 287,554,298 additional common shares and 575,108,597 additional preferred shares, in each case in the form of ADSs, minus the number of common shares and preferred shares sold by us pursuant to the Brazilian underwriters’ over-allotment option referred to below, at the initial public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. If any additional ADSs are purchased with this over-allotment option, the international underwriters will offer the additional ADSs on the same terms as those ADSs that are being offered pursuant to the international offering.

We are also granting Banco BTG Pactual S.A. an option, exercisable in its sole discretion upon prior written notice to our company, with a copy to the other Brazilian underwriters, at any time for a period of 30 days from and including, the first day of trading of the common shares and preferred shares on the BM&FBOVESPA, for the Brazilian underwriters to place up to 287,554,298 additional common shares and 575,108,597 additional preferred shares, minus the number of common shares and preferred shares in the form of ADSs sold pursuant to the international underwriters’ over-allotment option, to cover over-allotments, if any. If this over-allotment option is exercised, the additional common shares and preferred shares will be offered on the same terms as those common shares and preferred shares that are being offered pursuant to the Brazilian offering.

In addition to the over-allotment option, we and the Brazilian and the international underwriters may agree that we will sell up to an additional 383,405,731 common shares and 766,811,463 preferred shares at the offering price, representing 20.0% of the common shares and the preferred shares initially offered, as provided for under Brazilian regulations.

UNDERWRITING

This global offering consists of (1) an international offering of our common shares and our preferred shares, in each case offered directly or in the form of ADSs, in the United States and elsewhere outside of Brazil and (2) a Brazilian offering of our common shares and our preferred shares.

International Offering

We are offering the common shares, preferred shares and ADSs described in this prospectus through the international underwriters named below. We have entered into an international underwriting agreement with the international underwriters with respect to the common shares and preferred shares, in each case including in the form of ADSs being offered in the international offering. Subject to the terms and conditions of the international underwriting agreement, we have agreed to sell to the international underwriters, and each international underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table.

Name	Number of Common ADSs	Number of Preferred ADSs
Banco BTG Pactual S.A. — Cayman Branch
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Banco Espírito Santo de Investimento S.A.
HSBC Securities (USA) Inc. Banco do Brasil Securities LLC
Banco Bradesco BBI S.A.
Caixa — Banco de Investimento, S.A.
Goldman, Sachs & Co.
Itaú BBA USA Securities Inc.
Morgan Stanley & Co. LLC
Santander Investment Securities Inc.

(1)         Banco BTG Pactual S.A.—Cayman Branch is not a broker-dealer registered with the SEC and therefore may not make sales of any common shares or preferred shares (including in the form of ADSs) in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Banco BTG Pactual S.A.—Cayman Branch intends to effect sales of common shares or preferred shares in the form of ADSs in the United States, it will do so only through BTG Pactual US Capital LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

(2)         Banco Espírito Santo de Investimento S.A. is not a broker-dealer registered with the SEC and therefore may not make sales of any common shares or preferred shares (including in the form of ADSs), in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. E.S. Financial Services, Inc., a U.S. registered broker-dealer, will act as agent on behalf of Banco Espírito Santo de Investimento S.A. only in connection with secondary market transactions of any ADSs in the United States.

(3)         Caixa — Banco de Investimento, S.A. is not a broker-dealer registered with the SEC and therefore may not make sales of any common shares or preferred shares (including in the form of ADSs), in the United States or to U.S. persons.

(4)         Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC and therefore may not make sales of any common shares or preferred shares (including in the form of ADSs), in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. Bradesco Securities, Inc., a U.S. registered broker-dealer, will act as agent on behalf of Banco Bradesco BBI S.A. in connection with the sale of any ADSs in the United States.

The international underwriting agreement provides that if an international underwriter were to default, the purchase commitments of non-defaulting international underwriters may be increased or the international offering may be terminated. However, the international underwriters are not required to take or pay for the ADSs covered by the over-allotment option of the underwriters described below.

XP Securities, LLC, Nomura Securities International, Inc. and BNP Paribas Securities Corp. are acting as co-managers in connection with the international offering, but are not under any obligation to purchase any of our common shares, preferred shares or ADSs and are acting strictly as placement agents.

Brazilian Offering and Placement of Shares

We have entered into a Brazilian underwriting agreement with Banco BTG Pactual S.A., Bank of America Merrill Lynch Banco Múltiplo S.A., Banco Barclays S.A., Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A., Banco de Investimentos Credit Suisse (Brasil) S.A., BES Investimento do Brasil S.A. — Banco de Investimento and HSBC Bank Brasil S.A. — Banco Múltiplo as global coordinators, and, as intervening party, the BM&FBOVESPA, providing for the concurrent offer and sale of common shares and preferred shares in a public offering in Brazil, by means of a separate Portuguese-language prospectus, including a Reference Form ( Formulário de Referência ). In addition, the following additional Brazilian Underwriters have executed agreements to act as joint bookrunners in connection with the Brazilian Underwriting Agreement: BB — Banco de Investimento S.A., Banco Caixa Geral — Brasil S.A., Banco Morgan Stanley S.A., Goldman Sachs do Brasil Banco Múltiplo S.A., Banco Santander (Brasil) S.A., Banco Itaú S.A. and Banco Bradesco BBI S.A. Each of the international and Brazilian offering is conditioned on the closing of the other.

These limitations do not apply to stabilization transactions or to transactions between the Brazilian and international underwriters, who have agreed that they may sell ADSs or common or preferred shares, as the case may be, between their respective underwriting syndicates. The number of ADSs or common or preferred shares, as the case may be, actually allocated to each offering may differ from the amount offered due to the reallocation between the international and Brazilian offerings.

Pursuant to the terms of the international underwriting agreement, the international underwriters will act as placement agents on behalf of the Brazilian underwriters identified below with respect to the offering of common shares and preferred shares sold to investors located outside Brazil. The Brazilian underwriters will sell common shares and preferred shares to investors located within Brazil and, and through the international underwriters in their capacity as placement agents, to other U.S. and international investors that are authorized to invest in Brazilian securities under the requirements established by the CMN and CVM. The Brazilian underwriting agreement provides that, if any of the placed common shares or preferred shares are not settled by the relevant investors, the Brazilian underwriters will be obligated on the date of this prospectus supplement to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of common shares and preferred shares listed next to its name in the following table.

Name	Number of Common Shares	Number of Preferred Shares
Banco BTG Pactual S.A.
Bank of America Merrill Lynch Banco Múltiplo S.A.
Banco Barclays S.A.
Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários
Banco de Investimentos Credit Suisse (Brasil) S.A.
BES Investimento do Brasil S.A. — Banco de Investimento
HSBC Bank Brasil S.A. — Banco Múltiplo
BB — Banco de Investimento S.A.
Banco Bradesco BBI S.A.
Banco Caixa Geral — Brasil S.A.
Goldman Sachs do Brasil Banco Múltiplo S.A.
Banco Itaú BBA S.A.
Banco Morgan Stanley S.A.
Banco Santander (Brasil) S.A.

Name	Number of Common Shares	Number of Preferred Shares
Banco BTG Pactual S.A. — Cayman Branch
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Banco Espírito Santo de Investimento S.A.
HSBC Securities (USA) Inc. Banco do Brasil Securities LLC
Banco Bradesco BBI S.A.
Caixa — Banco de Investimento, S.A.
Goldman, Sachs & Co.
Itaú BBA USA Securities Inc.
Morgan Stanley & Co. LLC
Santander Investment Securities Inc.

Priority Subscription

Each of our existing common shareholders and preferred shareholders as of April 9, 2014, the first record date, will be given the opportunity to subscribe for common shares or preferred shares, as the case may be, in the Brazilian offering on a priority basis. The priority subscription period for related parties, including Portugal Telecom, will occur on April 10, 2014 and the priority subscription period for all other shareholders is expected to begin on April 10, 2014 and end on April 24, 2014. TmarPart, Valverde, AG Telecom and LF Tel have agreed to assign their respective priority rights to Portugal Telecom. We have entered into the Portugal Telecom Subscription Agreement with Portugal Telecom pursuant to which Portugal Telecom will subscribe for number of common shares and preferred shares in the Brazilian offering equivalent to R$5.7 billion, all or a portion of which will be subscribed to based on the priority rights that will be assigned to Portugal Telecom. See “—Existing Subscription Agreements—Portugal Telecom” below. Priority subscriptions will be allocated based on the number of shares each shareholder owns as of April 17, 2014, the second record date as adjusted by eventual assignments of priority rights, and each of our existing shareholders will be eligible to subscribe for a up to the number of common shares or preferred shares, as the case may be, necessary to avoid dilution of such shareholder’s pro rata stake in the class or classes of shares of our company held by such shareholder. A holder of common shares may only subscribe for common shares in the priority subscription and a holder of preferred shares may only subscribe for preferred shares in the priority subscription.

If all our existing common shareholders and preferred shareholders fully exercise their right to participate in the priority subscription, all of the common shares and preferred shares offered in the global offering will be allocated to the priority subscription.

Priority subscription is not available to holders of ADSs. An ADS holder that wishes to be eligible for priority subscription must make the necessary arrangements to cancel such holder’s ADSs and take delivery of the underlying shares in a Brazilian account. A holder of our shares located outside Brazil must make certain representations concerning compliance with local law in the holder’s jurisdiction in order to participate in the priority subscription. The priority subscription is not available to a shareholder if the subscription would violate local laws of the shareholder’s jurisdiction. It is each shareholder’s responsibility to determine its eligibility under local laws of its jurisdiction.

The price of the common shares and preferred shares subscribed pursuant to the priority subscription will be the price of such shares to the public in the Brazilian offering, which will be determined upon completion of the marketing of the global offering. The price determination for our preferred shares will be made by agreement between us and the underwriters based on the process for evaluating investor demand known as bookbuilding as well as the price of our common shares and preferred shares on the BM&FBOVESPA. The price per common share will be based solely on the price per preferred share, with the price of one preferred share being equal to the price of 0.9211 common shares. These prices will be set forth on the cover page of the final prospectus supplement for the global offering.

In accordance with Brazilian regulations, in the event that the demand in the global offering does not exceed one-third of the number of common shares and preferred shares initially offered (excluding the exercise of the over-allotment option and the hot issue option), institutional investors that are related parties of our company will be able to participate in the process of setting the price per common share and preferred share, up to the total number of common shares and preferred shares being offered (excluding the exercise of the over-allotment option and the hot issue option). Shareholders of TmarPart together with Caravelas will participate in the institutional offering with the placement of subscription orders in the aggregate amount of R$2.0 billion. The participation of institutional investors that are related parties of our company in the book building process may have an adverse effect on the price per common share and preferred share. Additionally, investments in our common shares and preferred shares by institutional investors that are related parties of our company may prevent investors from benefitting from the increased liquidity of our common shares and preferred shares that we believe would otherwise result from the global offering. For more information, please see “Risk Factors—Risks Relating to the Global Offering—As a result of the allocation of shares to current shareholders of TmarPart and to Caravelas current shareholders of TmarPart and Caravelas may become holders of a substantial number of our common shares and preferred shares, which may significantly impact the liquidity of our common shares and preferred shares.”

In order to participate in the priority subscription, a shareholder eligible to participate must submit the applicable subscription form to a participating institution in the Brazilian offering on April 10, 2014 (in the case of related party shareholders) and between April 10, 2014 and April 24, 2014 (in the case of all other shareholders), indicating a desired maximum investment amount in  reais . The eligible shareholder may also limit the subscription to a maximum price per common share or preferred share, as the case may be. By submitting the applicable subscription form to a participating institution in the Brazilian offering, the shareholder will be contractually obligated to purchase shares at a price to be determined on the pricing date based on the book building process as described above.

A shareholder will not know the price per common share or preferred share at the time such holder commits to subscribe shares in the priority subscription. A shareholder will consequently be unable to know the cost of avoiding dilution of its interest in us, and a shareholder will also be unable to estimate the book value dilution that will result from the public offering price.

A shareholder will only know how many shares it will be purchasing in the priority subscription after the offering price has been determined, because the number of shares may be limited by the orders placed by other shareholders and by such shareholder’s maximum investment amount. If a shareholder opts to set forth a maximum price per share, its order will be automatically cancelled if the offering price exceeds the maximum price per share set forth in the subscription form.

A shareholder that participates in the priority subscription will agree to pay for the shares at the price to be determined on the pricing date in cash in  reais , except for Portugal Telecom, which will pay for the shares it subscribes in the Brazilian offering through a contribution of the share capital of PT Portugal at the same price per share.

Existing Subscription Agreements

Caravelas

We have also entered into the Caravelas Subscription Agreement with Caravelas, an investment vehicle managed through Banco BTG Pactual S.A., pursuant to which Caravelas will subscribe for a number of common shares and preferred shares in the Brazilian offering equivalent to the difference between R$2.0 billion and the amount of the subscription orders placed in the offering by TmarPart’s shareholders, other than Bratel Brasil. For more information regarding the Caravelas Subscription Agreement, see “The Proposed Business Combination—The Oi Capital Increase— Caravelas Subscription Agreement.”

Portugal Telecom

We have entered into the Portugal Telecom Subscription Agreement with Portugal Telecom pursuant to which Portugal Telecom will subscribe for a number of common shares and preferred shares in the Brazilian offering equivalent to R$5.7 billion, all or a portion of which will be subscribed to based on the priority rights that will be assigned to Portugal Telecom. For more information regarding the Portugal Telecom Subscription Agreement, see “The Proposed Business Combination—The Oi Capital Increase— Portugal Telecom Subscription Agreement.”

Over-Allotment Option

We are granting Banco BTG Pactual S.A.—Cayman Branch an option, exercisable in its sole discretion upon prior written notice to our company, with a copy to the other international underwriters, at any time for a period of 30 days from, and including, the first day of trading of the common shares and preferred shares offered hereby on the BM&FBOVESPA, for the international underwriters to purchase up to 287,554,298 additional common shares and 575,108,597 additional preferred shares, in each case in the form of ADSs, minus the number of common shares and preferred shares sold by us pursuant to the Brazilian underwriters’ over-allotment option referred to below, at the initial public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. If any additional ADSs are purchased with this over-allotment option, the international underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased with this over-allotment option, the international underwriters will offer the additional ADSs on the same terms as those ADSs that are being offered pursuant to the international offering.

We are also granting Banco BTG Pactual S.A. an option, exercisable in its sole discretion upon prior written notice to our company, with a copy to the other Brazilian underwriters, at any time for a period of 30 days from and including, the first day of trading of the common shares and preferred shares on the BM&FBOVESPA, for the Brazilian underwriters to place up to 287,554,298 additional common shares and 575,108,597 additional preferred shares, minus the number of common shares and preferred shares in the form of ADSs sold pursuant to the international underwriters’ over-allotment option, to cover over-allotments, if any. If this over-allotment option is exercised, the additional common shares and preferred shares will be offered on the same terms as those common shares and preferred shares that are being offered pursuant to the Brazilian offering.

Hot Issue

In addition to the over-allotment option, we and the Brazilian and the international underwriters may agree that we will sell up to an additional 383,405,731 common shares and 766,811,463 preferred shares at the offering price, representing 20.0% of the common shares and the preferred shares initially offered, as provided for under Brazilian regulations.

Underwriting Discounts and Commissions

The international underwriters and Brazilian underwriters propose to offer the Common ADSs, the Preferred ADSs, the common shares and the preferred shares, as the case may be, directly to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$         per Common ADS, US$         per Preferred ADS, R$         per common share and R$         per preferred share. Any such dealers may resell ADSs or shares, as the case may be, to certain other brokers or dealers at a discount of up to US$         per Common ADS, US$         per Preferred ADS, R$         per common share and R$         per preferred share from the offering price. After the offering, the offering price and other selling terms may be changed. The offering of the ADSs and our shares, as the case may be, by the dealers is subject to their receipt and acceptance of, and is also subject to their and our right to reject, any order in whole or in part.

The underwriting fee in connection with the offering of ADSs is equal to the public offering price per ADS less the amount paid by the international underwriters to us. The underwriting fee is US$         per Common ADS and US$         per Preferred ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the international underwriters in the international offering assuming both no exercise and full exercise of the option to purchase additional ADSs.

	Without over- allotment option	With full over- allotment option
Per Common ADS	US$	US$
Per Preferred ADS	US$	US$
Total	US$	US$

The underwriting fee in connection with the offering of common shares and preferred shares is equal to the public offering price per share less the amount paid by the Brazilian underwriters to us. The underwriting fee is R$         per common share and R$         per preferred share. The following table shows the per share and total underwriting discounts and commissions to be paid to the Brazilian underwriters in the Brazilian offering assuming both no exercise and full exercise the option to purchase additional common shares and preferred shares.

	Without over- allotment option	With full over- allotment option
Per common share	R$	R$
Per preferred share	R$	R$
Total	R$	R$

We estimate that the total expenses of this global offering, including taxes, registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately US$        , which includes approximately US$         that we have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this global offering. The international underwriters may agree to allocate a number of Common ADSs and Preferred ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated to international underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

No Sale of Similar Securities

We, our directors and executive officers and certain of our major shareholders have entered into lock-up agreements with the international underwriters prior to the commencement of the international offering pursuant to which each of these persons or entities, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of Banco BTG Pactual S.A.—Cayman Branch, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Banco Espírito Santo de Investimento S.A. and HSBC Securities (USA) Inc.: (1) offer, issue, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares, preferred shares, Common ADSs, Preferred ADSs or any securities convertible into or exercisable or exchangeable into such securities (including, without limitation our common shares, preferred shares, Common ADSs or Preferred ADSs), or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, preferred shares, Common ADSs, Preferred ADSs or such other securities (regardless of whether any of these transactions are to be settled by the delivery of common shares, preferred shares, Common ADSs, Preferred ADSs or such other securities, in cash or otherwise); or (3) make any demand for or exercise any right with respect to the registration of any of our common shares, preferred shares, Common ADSs, Preferred ADSs or any security convertible into or exercisable or exchangeable for our common shares, preferred shares, Common ADSs or Preferred ADSs. These restrictions do not apply: (A) to common shares and preferred shares in the form of ADSs to be sold in the international offering; (B) to common shares and preferred shares to be sold in the Brazilian offering pursuant to the Brazilian underwriting agreement; (C) transfers of common shares, preferred shares, Common ADSs and Preferred ADSs as a bona fide gift or gifts; (D) the issuance of common shares, preferred shares, Common ADS or Preferred ADSs upon the conversion of securities or the exercise of options, warrants or similar rights; (E) grants of employee stock and stock options pursuant to employee plans and the issuance of securities pursuant to the exercise of such stock options; (F) distributions or transfers of common shares, preferred shares, Common ADSs and Preferred ADSs to affiliates, limited partners, members or investment funds of the signatory of the lock-up agreement or trusts for the direct or indirect benefit of the signatory or the immediate family of the signatory; (G) transactions relating to common shares, preferred shares, Common ADSs, Preferred ADSs or other securities acquired in open market transactions after the completion of the global offering; (H) the loan of a certain number of common shares and preferred shares, in order to allow the stabilization of the common shares and preferred shares as provided in the Brazilian underwriting and/or stabilization agreement; or (I) pursuant to a corporate restructuring or other similar transaction, including the TmarPart reorganization, the merger or merger of shares described in this prospectus supplement; provided that in the case of any transfer or distribution pursuant to clause (C), (D) or (F), each donee, distributee or transferee shall execute and deliver to the international underwriters a lock-up letter; and provided, further, that in the case of any transfer or distribution pursuant to clause (C), (F) or (G), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution. The international underwriters, in their sole discretion, may release the common shares and preferred shares, ADSs, and other securities subject to the lock-up agreements described above in whole or in part at any time.

Indemnification

We have agreed to indemnify the several international underwriters against certain liabilities, including liabilities under the Securities Act. The Brazilian underwriting agreement contains a similar provision for the benefit of the Brazilian underwriters.

Listing

The Common ADSs and the Preferred ADSs are listed on the NYSE under the symbol “OIBR.C” and “OIBR,” respectively. Our common shares and preferred shares on the Level 1 ( Nível 1 ) segment of the BM&FBOVESPA, under the symbols “OIBR3” and “OIBR4,” respectively.

Price Stabilization and Short Positions

In connection with the international offering, the international underwriters, through Banco BTG Pactual S.A. — Cayman Branch acting as the international stabilization agent, may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares and preferred shares (including in the form of ADSs) in the open market for the purpose of preventing or retarding a decline in the market price of the common shares and preferred shares (including in the form of ADSs) while this global offering is in progress. These stabilizing transactions may include making short sales, which involves the sale by the international underwriters of a greater number of common shares and preferred shares (including in the form of ADSs) than the number of common shares and preferred shares (including in the form of ADSs) that the international underwriters are required to purchase in this global offering, and purchasing common shares and preferred shares (including in the form of ADSs), on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than international underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Banco BTG Pactual S.A.—Cayman Branch may close out any covered short position either by exercising Banco BTG Pactual S.A.—Cayman Branch’s over-allotment option, in whole or in part, or by purchasing common shares and preferred shares (including in the form of ADSs) in the open market. In making this determination, Banco BTG Pactual S.A.—Cayman Branch will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which Banco BTG Pactual S.A.—Cayman Branch may purchase ADSs through the over-allotment option. A naked short position is more likely to be created if Banco BTG Pactual S.A.—Cayman Branch is concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in the international offering. To the extent that the international underwriters create a naked short position, Banco BTG Pactual S.A.—Cayman Branch will purchase ADSs in the open market to cover the position. The international underwriters have advised us that, pursuant to Regulation M of the Securities Act, Banco BTG Pactual S.A.—Cayman Branch may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if Banco BTG Pactual S.A.—Cayman Branch purchases ADSs in the open market in stabilizing transactions or to cover short sales, Banco BTG Pactual S.A.—Cayman Branch may be required to sell those ADSs as part of the international offering or to repay the underwriting discount received by Banco BTG Pactual S.A.—Cayman Branch.

These activities may have the effect of raising or maintaining the market price of our common shares and preferred shares or the ADSs or preventing or retarding a decline in the market price of our common shares and preferred shares and the ADSs, and, as a result, the price of our common shares and preferred shares and the ADSs may be higher than the price that otherwise might exist in the open market. If the international underwriters commence these activities, they may discontinue them at any time. The international underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

In connection with the Brazilian offering, the Brazilian underwriters, through Banco BTG Pactual S.A., acting as the Brazilian stabilization agent, may engage in transactions on the BM&FBOVESPA that stabilize, maintain or otherwise affect the price of the common shares and preferred shares. In addition, Banco BTG Pactual S.A. may bid for, and purchase, common shares and preferred shares in the open market to cover short positions or stabilize the price of our common shares and preferred shares. These stabilizing transactions may have the effect of raising or maintaining the market price of our common shares and preferred shares or preventing or retarding a decline in the market price of our common shares and preferred shares. As a result, the price of our common shares and preferred shares may be higher than the price that might otherwise exist in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. Reports on stabilization activities may be carried out for the period of 30 days from and including, the first day of trading of the common shares and preferred shares on the BM&FBOVESPA. A stabilization activities agreement, in the form approved by the CVM and the BM&FBOVESPA, has been executed simultaneously with the execution of the Brazilian underwriting agreement.

Other Relationships

The international underwriters, the co-managers and their respective affiliates (including the Brazilian underwriters) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the international underwriters, the co-managers and their affiliates (including the Brazilian underwriters) have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the international underwriters, the co-managers and their affiliates (including the Brazilian underwriters) may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans (or related derivative securities), and may do so in the future.

The international underwriters, the co-managers and/or their affiliates (including the Brazilian underwriters) may enter into derivative transactions in connection with our common shares, preferred shares, Common ADSs or Preferred ADSs, acting at the order and for the account of their clients. The international underwriters, the co-managers and/or their affiliates (including the Brazilian underwriters) may also purchase some of our common shares, preferred shares, Common ADSs or Preferred ADSs offered in the global offering to hedge their risk exposure in connection with these transactions. Such transactions may have an effect on demand, price or other terms of the offering.

The international underwriters, the co-managers and/or their affiliates (including the Brazilian underwriters) may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time, as per the applicable laws and regulations, hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In the future, we may contract the international underwriters, the co-managers and/or their affiliates (including the Brazilian underwriters) to assist us and the selling shareholders in any transactions necessary for conducting our business activities, including investment activities.

An affiliate to the Brazilian underwriter Banco BTG Pactual S.A. (BTG Pactual YS Empreendimentos e Participações S.A. (the “Purchaser”), a company controlled by BTG Pactual Infraestrutura II Fundo de Investimento em Participações) has entered into a contract with our company together with our subsidiary BRT Serviços de Internet S.A., by which we agreed to transfer all of our equity interest in Brasil Telecom Cabos Submarinos Ltda. and its subsidiaries, located in Venezuela, Colombia, Bermuda and the United States (jointly known as “GlobeNet”) to the Purchaser, for an aggregate amount, on July 12, 2013, of R$ 1,745,590,000.00, subject to certain adjustments stipulated in the contract (the “Transaction”). On December 20, 2013 the transfer of the equity interest was concluded for an aggregate amount of R$1,783 million, resulting in a gain of approximately R$1,500 million, after deducting the book value of the assets and related expenses (considering the exchange rate on December 19, 2013). The monetary settlement of the Transaction occurred on January 17, 2014.

We have also entered into the Caravelas Subscription Agreement with Caravelas, an investment vehicle managed and administered through Banco BTG Pactual S.A., pursuant to which Caravelas will subscribe for a number of common shares and preferred shares in the Brazilian offering equivalent to the difference between R$2.0 billion and the amount of the subscription orders placed in the offering by TmarPart’s shareholders, other than Bratel Brasil, subject to the satisfaction of certain conditions precedent. For more information regarding the Caravelas Subscription Agreement, see “The Proposed Business Combination—The Oi Capital Increase— Caravelas Subscription Agreement.”

The indirect controlling shareholder of BES Investimento do Brasil S.A. — Banco de Investimento (“BESI”), Banco Espírito Santo S/A, holds 10.05% of Portugal Telecom, SGPS, S.A., which in turn holds an indirect participation in our company. In addition, Banco Espírito Santo de Investimento S.A., an entity based in Portugal and the direct controlling shareholder of BESI, as well as BESI itself, were hired as financial advisors by Portugal Telecom, helping in the discussions, analysis and negotiations of the business combination.

In connection with the Oi capital increase, Banco Santander Brasil S.A was engaged to prepare the PT Assets Valuation Report for us regarding the fair value of the shares of PT Portugal.

In connection with the global offering, the merger and the merger of shares, Banco BTG Pactual S.A. has acted as financial advisor to our company.

Selling Restrictions

The common shares and preferred shares, including in the form of ADSs, offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares, preferred shares, Common ADSs or Preferred ADSs offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49 (2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Our common shares and preferred shares, including in the form of ADSs, are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. In addition, this communication is, in any event only directed at persons who are “qualified investors” pursuant to the Prospectus Directive (2003/71/EC). Any person who is not a relevant person should not act or rely on this document or any of its contents.

Member States of the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive, or the EU Prospectus Directive, is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of our common shares or preferred shares, including in the form of ADSs, described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the our common shares or preferred shares, including in the form of ADSs, which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive as implemented in the Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such securities to the public in that Relevant Member State at any time:

•                                          to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•                                          to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•                                          in any other circumstances falling within Article 3(2) of the EU Prospectus Directive,

provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares and preferred shares, including in the form of ADSs, to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC, as amended, and includes any relevant implementing measure in each Relevant Member State.

France

No common shares or preferred shares, including in the form of ADSs, have been offered or sold or will be offered or sold, directly or indirectly, to the public in France, except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties ( personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers ), qualified investors ( investisseurs qualifiés ) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree No. 2004-1019 of September 28, 2004 and belonging to a “limited circle of investors” ( cercle restreint d’investisseurs ) acting for their own account with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code  Monétaire et Financier , or the French Code, and applicable regulations thereunder; and the direct or indirect resale to the public in France of any ADS acquired by any Permitted Investors may be made only as provided by Articles L. 412-1 and L. 621-8 of the French Code and applicable regulations thereunder. Investors in France falling within the qualified investors or restricted circle of investor exemptions may only participate in the issue of the shares for their own account in accordance with the conditions set out in Articles

L.411-2, D.411-1 to D.411-3 or 4, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code. None of this prospectus or any other materials related to the offering or information contained herein or therein relating to the common shares and preferred shares, including in the form of ADSs, has been released, issued or distributed to the public in France except to providers of investment services relating to portfolio management for the account of third parties ( personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers),  qualified investors  (investisseurs qualifiés),  and/or to a limited circle of investors  (cercle restreint d’investisseurs)  mentioned above. This document is not being distributed in the context of a public offering in France within the meaning of Article L.411-1 of the French Code, and has therefore not been submitted to the  Autorité des marchés financiers  for prior approval and clearance procedure .

Germany

The common shares and preferred shares, including in the form of ADSs, will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act  (Gesetz uber die Erstellung, Billigung und Veroffentlichung des Prospekts, der beim offentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veroffenlichen ist—Wertpapierprospektgesetz ) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus ( Verkaufsprospeckt ) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

Ireland

The common shares and preferred shares, including in the form of ADSs, will not be placed in or involving Ireland otherwise than in conformity with (i) the provisions of the Irish European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3) (as amended), including without limitation, Regulations 7 and 152 thereof or any codes of conduct used in connection therewith, (ii) the provisions of the Irish Central Bank Acts 1942 -2011 (as amended) and any codes of conduct rules made under Section 117(1) thereof , and (iii) the provisions of the Irish Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued by the Irish Financial Services Regulatory Authority pursuant thereto.

Italy

The offering of the common shares and preferred shares, including in the form of ADSs, has not been registered pursuant to Italian securities legislation and, accordingly, no common shares and preferred shares, including in the form of ADSs, may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the common shares and preferred shares, including in the form of ADSs, in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

No offer, sale or delivery of the common shares and preferred shares, including in the form of ADSs, or distribution of copies of any document relating to the common shares and preferred shares, including in the form of ADSs, will be made in the Republic of Italy except: (a) to “Professional Investors”, as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the  Commissione Nazionale per la Società e la Borsa , or the CONSOB, as amended, or CONSOB Regulation No. 11522, pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended, or the Italian Financial Act; or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the common shares and preferred shares, including in the form of ADSs, or any document relating to the common shares and preferred shares, including in the form of ADSs, in the Republic of Italy must be: (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (ii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the common shares and preferred shares, including in the form of ADSs, in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the common shares and preferred shares, including in the form of ADSs, are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of common shares and preferred shares, including in the form of ADSs, who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the common shares and preferred shares, including in the form of ADSs, were purchased, unless an exemption provided for under the Italian Financial Act applies.

Netherlands

The common shares and preferred shares, including in the form of ADSs, may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the international offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of common shares and preferred shares, including in the form of ADSs, is publicly announced that the offer is exclusively made to said individuals or legal entities.

Portugal

No document, circular, advertisement or any offering material in relation to the common shares and preferred shares, including in the form of ADSs, has been or will be subject to approval by the Portuguese Securities Market Commission ( Comissão do Mercado de Valores Mobiliários ), or the CMVM. No common shares and preferred shares, including in the form of ADSs, may be offered, re-offered, advertised, sold, re-sold or delivered in circumstances which could qualify as a public offer ( oferta públic a) pursuant to the Portuguese Securities Code ( Código dos Valores Mobiliários ), and/or in circumstances which could qualify the issue of the common shares and preferred shares, including in the form of ADSs, as an issue or public placement of securities in the Portuguese market. This prospectus and any document, circular, advertisements or any other offering material may not be directly or indirectly distributed to the public in Portugal. All offers, sales and distributions of the common shares and preferred shares, including in the form of ADSs, have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement ( oferta particular ), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the common shares and preferred shares, including in the form of ADSs, by public companies ( sociedades abertas ) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the common shares and preferred shares, including in the form of ADSs, in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the common shares and preferred shares, including in the form of ADSs, in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the EU Prospectus Directive, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.

Spain

The common shares and preferred shares, including in the form of ADSs, have not been registered with the Spanish National Commission for the Securities Market and, therefore, no common shares or preferred shares, including in the form of ADSs may be publicly offered, sold or delivered, nor any public offer in respect of the common shares and preferred shares, including in the form of ADSs, made, nor may any prospectus or any other offering or publicity material relating to the common shares and preferred shares, including in the form of ADSs, be distributed in Spain by the international agents or any person acting on their behalf, except in compliance with Spanish laws and regulations.

Switzerland

This prospectus, as well as any other material relating to the common shares and preferred shares, including in the form of ADSs, which are the subject of the international offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The common shares and preferred shares, including in the form of ADSs, will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the common shares and preferred shares, including in the form of ADSs, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The common shares and preferred shares, including in the form of ADSs, are being offered in Switzerland by way of a private placement, ( i.e ., to a small number of selected investors only, without any public offer and only to investors who do not purchase the common shares and preferred shares, including in the form of ADSs, with the intention to distribute them to the public). The investors will be individually approached by the international underwriters from time to time. This document, as well as any other material relating to the common shares and preferred shares, including in the form of ADSs, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been provided in connection with the international offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Corporations Act 2001 (Australia) and no disclosure document in relation to this offer has been, or will it be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the common shares and preferred shares, including in the form of ADSs.

The common shares and preferred shares, including in the form of ADSs, are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). The international offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the common shares and preferred shares, including in the form of ADSs, has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for the common shares and preferred shares, including in the form of ADSs, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act

2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the common shares and preferred shares, including in the form of ADSs, shall be deemed to be made to such recipient and no applications for the common shares and preferred shares, including in the form of ADSs, will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the common shares and preferred shares, including in the form of ADSs, you undertake to us that, for a period of 12 months from the date of issue of the common shares and preferred shares, including in the form of ADSs, you will not transfer any interest in the common shares and preferred shares, including in the form of ADSs, to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

China

The common shares and preferred shares, including in the form of ADSs, may not be offered or sold directly or indirectly to the public in the People’s Republic of China, or China, and neither this prospectus, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the common shares and preferred shares, including in the form of ADSs, may be supplied to the public in China or used in connection with any offer for the subscription or sale of common shares and preferred shares, including in the form of ADSs, to the public in China. The common shares and preferred shares, including in the form of ADSs, may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations. For the purpose of this paragraph, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Hong Kong

This prospectus has not been reviewed or approved by or registered with any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. No person may offer or sell in Hong Kong, by means of any document, any common shares and preferred shares, including in the form of ADSs, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of that Companies Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the common shares and preferred shares, including in the form of ADSs, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares and preferred shares, including in the form of ADSs, which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or to any persons in the circumstances referred to in paragraph (ii) above.

Japan

The common shares and preferred shares, including in the form of ADSs, have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and, accordingly, no offer or sale of any common shares and preferred shares, including in the form of ADSs, directly or indirectly, will be made in Japan or to, or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan. For purposes of this paragraph, “resident of Japan” shall have the meaning as defined under the Foreign Exchange and Foreign Trade Law of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the common shares and preferred shares, including in the form of ADSs, may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of such common shares and preferred shares, including in the form of ADSs, be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person pursuant to Section 275(1) of the Securities and Futures Act, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Each of the following relevant persons specified in Section 275 of the Securities and Futures Act which has subscribed or purchased common shares and preferred shares, including in the form of ADSs, namely a person who is: (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, should note that shares, debentures and common shares and preferred shares of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the common shares and preferred shares, including in the form of ADSs, under Section 275 of the Securities and Futures Act except:

•      to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person defined in Section 275(2) of the Securities and Futures Act, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act;

•      where no consideration is or will be given for the transfer;

•      by operation of law; and

•      as specified in Section 276(7) of the Securities and Futures Act.

South Korea

The common shares and preferred shares, including in the form of ADSs, have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act, or the FSCMA. The common shares and preferred shares, including in the form of ADSs, may not be offered, sold or delivered, or offered or sold for re-offering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea, or FETL) other than the Accredited Investors (as such term is defined in Article 11 of the Presidential Decree of the FSCMA), for a period of one year from the date of issuance of the common shares and preferred shares, including in the form of ADSs, except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. The common shares and preferred shares, including in the form of ADSs, may not be resold to Korean residents unless the purchaser complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the common shares and preferred shares, including in the form of ADSs.

Kuwait

The common shares and preferred shares, including in the form of ADSs, have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the common shares and preferred shares, including in the form of ADSs, in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. No private or public offering of the common shares and preferred shares, including in the form of ADSs, is being made in Kuwait, and no agreement relating to the sale of the common shares and preferred shares, including in the form of ADSs, will be concluded in Kuwait. No marketing or solicitation or inducement activities are being used to offer or market the common shares and preferred shares, including in the form of ADSs, in Kuwait. Persons into whose possession this prospectus comes are required by us and the international underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the international underwriters to obtain copies of this prospectus are required by us and the international underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the common shares and preferred shares, including in the form of ADSs.

Qatar

The common shares and preferred shares, including in the form of ADSs, described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offer of securities in the State of Qatar under Law No. 5 of 2002 (the Commercial Companies Law). The common shares and preferred shares, including in the form of ADSs, are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such common shares and preferred shares, including in the form of ADSs, or have sufficient knowledge of the risks involved in an investment in such common shares and preferred shares, including in the form of ADSs. No transaction will be concluded in the jurisdiction of the State of Qatar. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

The common shares and preferred shares, including in the form of ADSs, have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (U.A.E.) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus does not constitute a public offer of the common shares and preferred shares, including in the form of ADSs, in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

The Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common shares and preferred shares, including in the form of ADSs, to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares and preferred shares, including in the form of ADSs, offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Saudi Arabia

Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires the common shares and preferred shares or ADSs pursuant to the offering should note that the offer of the common shares and preferred shares, including in the form of ADSs, is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations). The common shares and preferred shares, including in the form of ADSs, may be offered to no more than 60 Saudi Investors, excluding sophisticated investors (as such term is defined in the Offers of Securities Regulations) and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of common shares and preferred shares, including in the form of ADSs, is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired common shares and preferred shares, including in the form of ADSs, pursuant to this exempt offer may not offer or sell common shares and preferred shares, including in the form of ADSs, to any person (referred to as a transferee) unless offer or sale is made through an authorized person and where: (i) the price to be paid by the transferee for such common shares and preferred shares, including in the form of ADSs, equals or exceeds SAR 1 million; (ii) the common shares and preferred shares, including in the form of ADSs, are offered to a sophisticated investor; or (iii) the common shares and preferred shares, including in the form of ADSs, are being offered or sold in such other circumstances as the Capital Market Authority may prescribe for these purposes. (b) If the provisions of paragraph (a)(i) above cannot be fulfilled because the price of the common shares and preferred shares, including in the form of ADSs, being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the common shares and preferred shares, including in the form of ADSs, to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraph (b) cannot be fulfilled, the transferor may offer or sell the common shares and preferred shares, including in the form of ADSs, if he/she sells his/her entire holding of the common shares and preferred shares, including in the form of ADSs, to one transferee. (d) The provisions of paragraphs (a), (b) and (c) above shall apply to all subsequent transferees of the common shares and preferred shares, including in the form of ADSs, and the restrictions on secondary market activity shall cease to apply upon approval of listing on the Saudi Stock Exchange of securities of the same class as the common shares and preferred shares, including in the form of ADSs, that are subject to such restrictions.

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations.

The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Argentina

This prospectus has not been registered with the Comisión Nacional de Valores and the common shares and preferred shares, including in the form of ADSs, may not be offered in Argentina by means of a public offer of securities, as such term is defined under Section 16 of Law N° 17,811, as amended,. The prospectus may not be publicly distributed in Argentina, and neither we nor the international underwriters will solicit the public in Argentina in connection with this prospectus.

Colombia

The common shares and preferred shares, including in the form of ADSs, have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, the common shares and preferred shares, including in the form of ADSs, may not be publicly offered in Colombia. This material is for your sole and exclusive use as a determined entity, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.

Mexico

The common shares and preferred shares, including in the form of ADSs, have not been registered in Mexico with the Securities Section ( Sección de Valores ) of the National Securities Registry ( Registro Nacional de Valores ) maintained by the  Comisión Nacional Bancaria y de Valores , and no action has been or will be taken that would permit the offer or sale of the common shares and preferred shares, including in the form of ADSs, in Mexico absent an available exemption under Article 8 of the Mexican Securities Market Law ( Ley del Mercado de Valores ).

Peru

The common shares and preferred shares, including in the form of ADSs, have not been and will not be approved by or registered with the Peruvian securities regulatory authority, the Superintendency of the Securities Market ( Superintendencia del Mercado de Valores ) or any other regulatory body of Perú. The common shares and preferred shares, including in the form of ADSs, may not be offered or sold by a public offering in Perú. Neither the  Comisión Nacional Supervisora de Empresas de Valores  nor any other regulatory body of Perú has approved or disapproved the common shares and preferred shares, including in the form of ADSs, to be issued under this prospectus, or determined if the information contained in this prospectus is accurate or adequate.

Chile

The common shares and preferred shares, including in the form of ADSs, are not registered in the Securities Registry ( Registro de Valores ) or subject to the control of the Chilean Securities and Exchange Commission ( Superintendencia de Valores y Seguros de Chile ). This prospectus and other offering materials relating to the offer of the common shares and preferred shares, including in the form of ADSs, do not constitute a public offer of, or an invitation to subscribe for or purchase, the common shares and preferred shares, including in the form of ADSs, in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act ( Ley de Mercado de Valores ) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Addresses of Underwriters

The addresses of the international underwriters are as follows:

Banco BTG Pactual S.A.—Cayman Branch Butterfield House, 68 Fort Street Grand Cayman Cayman Islands	Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, NY 1003 USA

Barclays Capital Inc. 745 Seventh Ave New York, NY 10019 USA	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 USA

Credit Suisse Securities (USA) LLC 11 Madison Avenue New York, NY 10010 USA	Banco Espírito Santo de Investimento S.A. Rua Alexandre Herculano, 38 - Edifício Quartzo - 1269-161 Lisboa Portugal

HSBC Securities (USA) Inc. 452 5th Avenue, 8th Floor New York, NY 10018 USA	Banco do Brasil Securities LLC 535 Madison Avenue, 34th Floor New York, NY 10022 USA

Banco Bradesco BBI S.A. Av. Paulista, 1450, 8th Floor São Paulo, SP 01310-917 Brazil	Caixa — Banco de Investimento, S.A. Rua Barata Salgueiro, 33 1269-057 Lisboa Portugal

Goldman, Sachs & Co. 200 West Street New York, NY 10282 USA	Itau BBA USA Securities, Inc. 767 5th Avenue, 50th Floor New York, New York 10153 USA

Morgan Stanley & Co. LLC 1585 Broadway New York, NY 10036	Santander Investment Securities Inc. 45 East 53rd Street New York, NY 10022 USA

EXPENSES

We estimate our expenses in connection with the global offering, other than underwriting discounts and commissions, will be as set forth in the following table.

Expense	Amount (in US$)
SEC registration fee	US$
New York Stock Exchange supplemental listing fee
Brazilian fees, including CVM and ANBIMA
Print and engraving expenses
Legal fees and expenses
Audit fees and expenses
“Road show” expenses and miscellaneous costs

Total	US$

All amounts in the above table, except for the SEC registration fee, the NYSE supplemental listing fee and the CVM fee, are estimated and accordingly are subject to change. Some of these expenses are incurred in  reais  and were converted to U.S. dollars based on the exchange rate of R$         to US$1.00, which is the selling exchange rate on April     , 2014 as reported by the Central Bank of Brazil. We will pay all expenses related to the global offering.

LEGAL MATTERS

The validity of our common shares and preferred shares and certain other matters of Brazilian law will be passed upon for us by Barbosa, Müssnich & Aragão Advogados, Rio de Janeiro, Brazil and for the underwriters by Machado, Meyer, Sendacz e Opice Advogados, São Paulo, Brazil. Certain U.S. legal matters will be passed upon for us by White & Case LLP, New York, NY and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, NY.

PROSPECTUS

Oi S.A.

Common Shares, Preferred Shares

and

American Depositary Shares Representing Common Shares and Preferred Shares

We may offer the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the common shares, the preferred shares and the American Depositary Shares, or ADSs, each representing one common share, or Common ADSs, or one preferred share, or Preferred ADSs, as applicable, collectively as the securities.

This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms and offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest.

We may offer our securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis or through any combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in the applicable prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common shares and preferred shares are listed on the Brazilian Securities, Commodities and Futures Exchange ( BM&FBOVESPA S.A.—Bolsa de Valores Mercadorias e Futuros ), which we refer to as the BM&FBOVESPA, under the trading symbols “OIBR3” and “OIBR4,” respectively, and our Common ADSs and Preferred ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbols “OIBR.C” and “OIBR,” respectively.

Investing in our securities involves risks. You should carefully review the “Risk Factors” section beginning on page 7 of our annual report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference in this prospectus, as well as in other reports we file from time to time and, if any, in the applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 13, 2014.

We are responsible for the information contained and incorporated by reference in this prospectus, the applicable prospectus supplement and any related free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may give you. This prospectus may only be used where it is legal to sell our common shares, preferred shares or ADSs. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. The applicable prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The applicable prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment in our securities.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs. You should read this prospectus and the additional information incorporated by reference in this prospectus described under “Where You Can Find More Information” and “Incorporation by Certain Documents by Reference” before making an investment in our securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference in this prospectus as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated by reference in this prospectus, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

We are responsible for the information contained and incorporated by reference in this prospectus, the applicable prospectus supplement and any related free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

In this prospectus, unless otherwise indicated, all references to “Oi,” “our company,” “we,” “our,” “ours,” “us” or similar terms refer to Oi S.A. and its consolidated subsidiaries and jointly controlled companies. All references herein to the “ real ,” “ reais “ or “R$” are to the Brazilian  real , the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “U.S.$” are to U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information about issuers like us who file electronically with the SEC. The address of the site is www.sec.gov. We maintain an Internet site at www.oi.com.br/ir. Information contained on our website is not incorporated by reference in, and should not be considered as part of this prospectus, or any accompanying prospectus supplement.

We are a “foreign private issuer” as defined under Rule 405 of the U.S. Securities Act of 1933, as amended, or the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events.

We are also subject to the informational requirements of the BM&FBOVESPA and the Brazilian Securities Commission ( Comissão de Valores Mobiliários ), or the CVM. You are invited to read and copy reports, statements or other information, other than any confidential filings, that we have filed with the BM&FBOVESPA and the CVM. Our public filings with the BM&FBOVESPA are electronically available from the BM&FBOVESPA’s Internet site at www.bmfbovespa.com.br. However, information on file with the BM&FBOVESPA and the CVM is not incorporated by reference herein, and should not be considered as part of this prospectus, or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

We incorporate by reference into this prospectus the following documents listed below, which we have already filed with or furnished to the SEC:

•                                          Our annual report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 11, 2014 (SEC File No. 001-15256), which we refer to as our 2013 Annual Report;

•                                          the report on Form 6-K of Portugal Telecom, SGPS, S.A. furnished to the SEC on March 12, 2014 (SEC File No. 001-13758) containing audited annual financial statements of Portugal Telecom as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, which we refer to as the Portugal Telecom Financial Statement Report;

•                                          our report on Form 6-K furnished to the SEC on March 13, 2014 (SEC File No. 001-15256) containing unaudited pro forma financial information of our company as of and for the year ended December 31, 2013;

•                                          any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•                                          any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and that has not been delivered with this prospectus supplement, at no cost, by writing or telephoning us at:

Oi S.A.

Attn: Investor Relations Department

Rua Humberto de Campos No. 425, 7th floor—Leblon

22430-190 Rio de Janeiro, RJ

Telephone: +(55 21) 3131-2918

CAUTIONARY STATEMENT WITH RESPECT TO FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are set forth under “Item 3. Key Information—Risk Factors,” “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” in our 2013 Annual Report. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the Securities Act or the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us. As a result of these risks and uncertainties, investors should not base their decisions to invest in this offering on these estimates or forward-looking statements.

Many important factors could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

•                                          competition in the Brazilian telecommunications sector;

•                                          the Brazilian government’s telecommunications policies that affect the telecommunications industry and our business in general, including issues relating to the remuneration for the use of our network, and changes in or developments of ANATEL regulations applicable to us;

•                                          the cost and availability of financing;

•                                          the general level of demand for, and changes in the market prices of, our services;

•                                          our ability to implement our corporate strategies in order to expand our customer base and increase our average revenue per user;

•                                          political, regulatory and economic conditions in Brazil and the specific Brazilian states in which we operate;

•                                          inflation and fluctuations in exchange rates;

•                                          the outcomes of legal and administrative proceedings to which we are or become a party;

•                                          changes in telecommunications technology that could require substantial or unexpected investments in infrastructure or that could lead to changes in our customers’ behavior; and

•                                          other factors identified or discussed under “Item 3. Key Information——Risk Factors” of our 2013 Annual Report.

Our forward-looking statements are not guarantees of future performance, and our actual results or other developments may differ materially from the expectations expressed in the forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

v

OUR COMPANY

We are one of the principal integrated telecommunications service providers in Brazil with approximately 74.5 million revenue generating units, or RGUs, based on the most recent data available from the Brazilian federal telecommunications regulator ( Agência Nacional de Telecomunicações ), or ANATEL. We operate throughout Brazil and offer a range of integrated telecommunications services that include fixed-line and mobile telecommunication services, network usage (interconnection), data transmission services (including broadband access services), pay TV (including as part of double-play, triple-play and quadruple-play packages), internet services and other telecommunications services for residential customers, small, medium and large companies and governmental agencies. We own approximately 330 thousand kilometers of installed fiber optic cable, making our network the largest telecommunications backbone in Brazil. Our mobile network covers areas in which approximately 88.5% of the Brazilian population lives and works. According to ANATEL, as of December 31, 2013, we had an 18.6% market share of the Brazilian mobile telecommunications market and, as of April 30, 2013 (the date of the most recent information available from ANATEL), we had a 41.4% market share of the Brazilian fixed-line market. As part of our convergence strategy, we offer more than 520 thousand WiFi hotspots in public places, such as airports and shopping malls.

According to the Brazilian Institute for Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE:

•                                          Region I (which consists of 16 Brazilian states located in the northeastern and part of the northern and southeastern regions) had a population of approximately 105.3 million as of 2011, representing 40.3% of the total Brazilian population, and represented approximately 39.8% of Brazil’s total gross domestic product, or GDP, for 2011 (the most recent period for which such information is currently available).

•                                          Region II (which consists of the Federal District and nine Brazilian states located in the western, central and southern regions) had a population of approximately 45.5 million as of 2011, representing 23.7% of the total Brazilian population, and represented approximately 27.1% of Brazil’s total GDP for 2011.

•                                          Region III (comprising the state of São Paulo) had a population of approximately 41.6 million as of 2011, representing 21.6% of the total Brazilian population, and represented approximately 32.6% of Brazil’s total GDP for 2011.

Fixed-Line Telecommunications and Data Transmission Services

Our traditional fixed-line telecommunications business in Regions I and II includes local and long-distance services, network usage services (interconnection) and public telephones, in accordance with the concessions and authorizations granted to us by ANATEL. We are one of the largest fixed-line telecommunications companies in South America in terms of total number of lines in service as of November 30, 2013 (the most recent date for which such information is currently available). We are the principal fixed-line telecommunications services provider in Region I and Region II, based on our 11.6 million and 6.7 million fixed lines in service in Region I and Region II, respectively, as of December 31, 2013, with market shares of 67.8% and 62.4%, respectively, of the total fixed lines in service in these regions as of April 30, 2013, based on the most recent information available from ANATEL.

We offer a variety of high-speed data transmission services in Regions I and II, including services offered by our subsidiaries BrT Serviços de Internet S.A., or BrTI, and Brasil Telecom Comunicação Multimídia Ltda. Our broadband services, primarily utilizing Asymmetric Digital Subscriber Line, or ADSL, technology, are marketed under the brand name “ Oi Velox .” As of December 31, 2013, we had 5.3 million ADSL subscribers in Regions I and II, representing 41.5% of our fixed lines in service at that date. Additionally, we provide voice and data services to corporate clients throughout Brazil.

For the year ended December 31, 2013, our fixed-line and data transmission services segment generated R$20,401 million in net operating revenue and recorded operating income before financial income (expenses) and taxes of R$3,775 million.

Mobile Telecommunications Services

We offer mobile telecommunications services throughout Brazil. Based on our 50.2 million mobile subscribers as of December 31, 2013, we believe that we are one of the principal mobile telecommunications service providers in Brazil. Based on information available from ANATEL, as of December 31, 2013 our market share was 22.9% in Region I, 15.0% in Region II and 13.1% in Region III of the total number of mobile subscribers in these regions.

For the year ended December 31, 2013, our mobile services generated R$12,187 million in net operating revenue and recorded operating income before financial income (expenses) and taxes of R$1,376 million.

Other Services

We offer subscription television services under our “Oi TV” brand. We deliver subscription television services throughout Regions I and II using direct-to-home, or DTH, satellite technology. In Belo Horizonte, Poços de Caldas, Uberlândia and Barbacena in the State of Minas Gerais, we use a hybrid network of fiber optic and bidirectional coaxial cable. In December 2012 and January 2013, we introduced delivery of  Oi TV  through our fixed-line network in Rio de Janeiro and Belo Horizonte, respectively.

We also operate a call center business for the sole purpose of providing services to our company and our subsidiaries.

Our principal executive office is located at Rua Humberto de Campos No. 425, 8th floor—Leblon, 22430-190 Rio de Janeiro, RJ, Brazil, and our telephone number at this address is (55-21) 3131-2918.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

DESCRIPTION OF SHARE CAPITAL

The following information describes our common shares and preferred shares and provisions of our by-laws and of the Brazilian Corporation Law. This description is only a summary. You should read and refer to our by-laws incorporated by reference in the registration statement of which this prospectus is a part and our 2013 Annual Report.

Description of Our Company’s By-laws

The following is a summary of the material provisions of our by-laws and of the Brazilian Corporation Law. In Brazil, a company’s by-laws ( estatuto social ) are the principal governing document of a corporation ( sociedade anônima ).

General

Our registered name is Oi S.A., and our registered office is located in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil. Our registration number with the Board of Trade of the State of Rio de Janeiro is No. 33.3.0029520-8. We have been duly registered with the CVM under No. 11312 since March 27, 1980. Our headquarters are located in City of Rio de Janeiro, State of Rio de Janeiro, Brazil. Our company has a perpetual existence.

As of March 6, 2014, we had outstanding share capital of R$7,471,208,836.63, comprised of 1,797,086,404 total shares, consisting of 599,008,629 issued common shares and 1,198,077,775 issued preferred shares, including 84,250,695 common shares and 72,808,066 preferred shares held in treasury. All of our outstanding share capital is fully paid. All of our shares are without par value. Under the Brazilian Corporation Law, the aggregate number of our non-voting and limited voting preferred shares may not exceed two-thirds of our total outstanding share capital. In addition, our board of directors may increase our share capital up to 2,500,000 common or preferred shares without amendment to our by-laws. However, we have proposed an amendment to our by-laws to change the amount by which our board of directors may increase our share capital to a number of common and preferred shares equivalent to R$34,038,701,741.49, subject to the legal limit for non-voting and limited voting preferred shares described below. This amendment will be voted on at an extraordinary general shareholders’ meeting called for March 27, 2014.

Corporate Purposes

Under Article 2 of our by-laws, our corporate purposes are:

•                                          to offer telecommunications services and all activities required or useful for the operation of these services, in conformity with our concessions, authorizations and permits;

•                                          to participate in the capital of other companies;

•                                          to organize wholly-owned subsidiaries for the performance of activities that are consistent with our corporate purposes and recommended to be decentralized;

•                                          to import, or promote the importation of, goods and services that are necessary to the performance of activities consistent with our corporate purposes;

•                                          to provide technical assistance services to other telecommunications companies engaged in activities of common interest;

•                                          to perform study and research activities aimed at the development of the telecommunications sector;

•                                          to enter into contracts and agreements with other telecommunications companies or other persons or entities to assure the operations of our services, with no loss of its attributions and responsibilities; and

•                                          to perform other activities related to the above corporate purposes.

Board of Directors

Under our by-laws, any matters subject to the approval of our board of directors can be approved only by an absolute majority of votes of the members of our board of directors. Under our by-laws, our board of directors may only deliberate if a majority of its members are present at a duly convened meeting.

Election of Directors

The shareholders of Telemar Participações S.A., or TmarPart, our controlling shareholder, have entered into shareholders agreements that determine the representation of these shareholders on our board of directors. See “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders—TmarPart Shareholders’ Agreements” in our 2013 Annual Report. The members of our board of directors are elected at general meetings of shareholders for concurrent two-year terms. The tenure of the members of the board of directors and board of executive officers will be conditioned on such members signing a Term of Consent ( Termo de Anuência dos Administradores ) in accordance with the Level 1 Corporate Governance Listing Segment of the BM&FBOVESPA and complying with applicable legal requirements.

Qualification of Directors

There is no minimum share ownership or residency requirement to qualify for membership on our board of directors. Our by-laws do not require the members of our board of directors to be residents of Brazil. The Brazilian Corporation Law requires each of our executive officers to be residents of Brazil. The tenure of the members of the board of directors will be conditioned to the appointment of a representative who resides in Brazil, with powers to receive service of process in proceedings initiated against such member based on the corporate legislation, by means of a power-of-attorney with a validity term of at least three years.

Fiduciary Duties and Conflicts of Interest

All members of our board of directors and their alternates owe fiduciary duties to us and all of our shareholders.

Under the Brazilian Corporation Law, if one of our directors or his or her respective alternate or one of our executive officers has a conflict of interest with our company in connection with any proposed transaction, such director, alternate director or executive officer may not vote in any decision of our board of directors or of our board of executive officers, as the case may be, regarding such transaction and must disclose the nature and extent of his conflicting interest for inclusion in the minutes of the applicable meeting. However, if one of our directors is absent from a meeting of our board of directors, that director’s alternate may vote even if that director has a conflict of interest, unless the alternate director shares that conflict of interest or has another conflict of interest.

Any transaction in which one of our directors (including the alternate members) or executive officers may have an interest, including any financings, can only be approved on reasonable and fair terms and conditions that are no more favorable than the terms and conditions prevailing in the market or offered by third parties. If any such transaction does not meet this requirement, then the Brazilian Corporation Law provides that the transaction may be nullified and the interested director or executive officer must return to us any benefits or other advantages that he obtained from, or as result of, such transaction. Under the Brazilian Corporation Law and upon the request of a shareholder who owns at least 5.0% of our total share capital, our directors and executive officers must reveal to our shareholders at an ordinary meeting of our shareholders certain transactions and circumstances that may give rise to a conflict of interest. In addition, our company or shareholders who own 5.0% or more of our share capital may bring an action for civil liability against directors and executive officers for any losses caused to us as a result of a conflict of interest.

Compensation

Under our by-laws, our common shareholders approve the aggregate compensation payable to our directors, executive officers and members of our fiscal council. Subject to this approval, our board of directors establishes the compensation of its members and of our executive officers. See “Item 6. Directors, Senior Management and Employees—Compensation” in our 2013 Annual Report.

Mandatory Retirement

Neither the Brazilian Corporation Law nor our by-laws establish any mandatory retirement age for our directors or executive officers.

Share Capital

Under the Brazilian Corporation Law, the number of our issued and outstanding non-voting shares or shares with limited voting rights, such as our preferred shares, may not exceed two-thirds of our total outstanding share capital.

Each of our common shares entitles its holder to one vote at our annual and extraordinary shareholders’ meetings. Holders of our common shares are not entitled to any preference in respect of our dividends or other distributions or otherwise in case of our liquidation.

Our preferred shares are non-voting, except in limited circumstances, and do not have priority over our common shares in the case of our liquidation. See “—Voting Rights” for information regarding the voting rights of our preferred shares and “—Dividends—Dividend Preference of Preferred Shares” and “Item 8. Financial Information—Dividends and Dividend Policy—Calculation of Adjusted Net Profit” in our 2013 Annual Report, for information regarding the distribution preferences of our preferred shares.

Shareholders’ Meetings

Under the Brazilian Corporation Law, we must hold an annual shareholders’ meeting by April 30 of each year in order to:

•                                          approve or reject the financial statements approved by our board of directors and board of executive officers, including any recommendation by our board of directors for the allocation of net profit and distribution of dividends; and

•                                          elect members of our board of directors (upon expiration of their two-year terms) and members of our fiscal council, subject to the right of preferred shareholders and minority common shareholders to elect members of our board of directors and our fiscal council.

In addition to the annual shareholders’ meetings, holders of our common shares have the power to determine any matters related to changes in our corporate purposes and to pass any resolutions they deem necessary to protect and enhance our development whenever our interests so require, by means of extraordinary shareholders’ meetings.

We convene our shareholders’ meetings, including our annual shareholders’ meeting, by publishing a notice in the national edition of  Valor Econômico , a Brazilian newspaper, and in the Official Gazette of the state of Rio de Janeiro ( Diário Oficial do Estado do Rio de Janeiro ). On the first call of any meeting, the notice must be published no fewer than three times, beginning at least 15 calendar days prior to the scheduled meeting date. For meetings involving the issuance of securities or deliberations where preferred shareholders are entitled to vote, the notice must be published at least 30 calendar days prior to the scheduled meeting date. The notice must contain the meeting’s place, date, time, agenda and, in the case of a proposed amendment to our by-laws, a description of the subject matter of the proposed amendment.

Our board of directors may convene a shareholders’ meeting. Under the Brazilian Corporation Law, shareholders’ meetings also may be convened by our shareholders as follows:

•                                          by any of our shareholders if, under certain circumstances set forth in the Brazilian Corporation Law, our directors do not convene a shareholders’ meeting required by law within 60 days;

•                                          by shareholders holding at least 5% of our total share capital if, after a period of eight days, our directors fail to call a shareholders’ meeting that has been requested by such shareholders; and

•                                          by shareholders holding at least 5% of either our total voting share capital or our total non-voting share capital, if after a period of eight days, our directors fail to call a shareholders’ meeting for the purpose of appointing a fiscal council that has been requested by such shareholders.

In addition, our fiscal council may convene a shareholders’ meeting if our board of directors does not convene an annual shareholders’ meeting within 30 days or at any other time to consider any urgent and serious matters.

Each shareholders’ meeting is presided over by the chief executive officer, who is responsible for choosing a secretary of the meeting. A shareholder may be represented at a shareholders’ meeting by an attorney-in-fact appointed by the shareholder not more than one year before the meeting. The attorney-in-fact must be a shareholder, a member of our board of directors, a member of our board of executive officers, a lawyer or a financial institution, and the power of attorney appointing the attorney-in-fact must comply with certain formalities set forth under Brazilian law. To be admitted to a shareholders’ meeting, a person must produce proof of his or her shareholder status or a valid power of attorney.

In order for a valid action to be taken at a shareholders’ meeting, shareholders representing at least 25% of our issued and outstanding voting share capital must be present on first call. However, shareholders representing at least two-thirds of our issued and outstanding voting share capital must be present at a shareholders’ meeting called to amend our by-laws. If a quorum is not present, our board of directors may issue a second call by publishing a notice as described above at least eight calendar days prior to the scheduled meeting. Except as otherwise provided by law, the quorum requirements do not apply to a meeting held on the second call, and the shareholders’ meetings may be convened with the presence of shareholders representing any number of shares (subject to the voting requirements for certain matters described below). A shareholder without a right to vote may attend a shareholders’ meeting and take part in the discussion of matters submitted for consideration.

Voting Rights

Under the Brazilian Corporation Law and our by-laws, each of our common shares entitles its holder to one vote at our shareholders’ meetings. Our preferred shares generally do not confer voting rights, except in limited circumstances described below. We may not restrain or deny any voting rights without the consent of the majority of the shares affected. Whenever the shares of any class of share capital are entitled to vote, each share is entitled to one vote.

Voting Rights of Common Shares

Except as otherwise provided by law, resolutions of a shareholders’ meeting are passed by a simple majority vote of the holders of our common shares present or represented at the meeting, without taking abstentions into account. Under the Brazilian Corporation Law, the approval of shareholders representing at least half of our outstanding voting shares is required for the types of action described below:

•                                          creating preferred shares or disproportionately increasing an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our by-laws;

•                                          changing a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares or creating a new class of preferred shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of our preferred shares;

•                                          reducing the mandatory dividend set forth in our by-laws;

•                                          changing our corporate purpose;

•                                          merging our company with another company, or consolidating our company, subject to the conditions set forth in the Brazilian Corporation Law;

•                                          transferring all of our shares to another company, known as an “incorporação de ações “ under the Brazilian Corporation Law;

•                                          participating in a centralized group of companies (grupo de sociedades) as defined under the Brazilian Corporation Law and subject to the conditions set forth in the Brazilian Corporation Law;

•                                          dissolving or liquidating our company or canceling any ongoing liquidation of our company;

•                                          creating any founders’ shares (partes beneficiárias) entitling the holders thereof to participate in the profits of our company; and

•                                          spinning-off of all or any part of our company.

Decisions on the transformation of our company into another form of company require the unanimous approval of our shareholders, including the holders of our preferred shares.

Our company is required to give effect to shareholders agreements that contain provisions regarding the purchase or sale of our shares, preemptive rights to acquire our shares, the exercise of the right to vote our shares or the power to control our company, if these agreements are filed with our headquarters in Rio de Janeiro. Brazilian Corporation Law obligates the president of any shareholder or board of directors meeting to disregard any vote taken by any of the parties to any shareholders agreement that has been duly filed with our company that violates the provisions of any such agreement. In the event that a shareholder that is party to a shareholders agreement (or a director appointed by such shareholder) is absent from any shareholders’ or board of directors’ meeting or abstains from voting, the other party or parties to that shareholders agreement have the right to vote the shares of the absent or abstaining shareholder (or on behalf of the absent director) in compliance with that shareholders agreement.

Under the Brazilian Corporation Law, neither our by-laws nor actions taken at a shareholders’ meeting may deprive any of our shareholders of certain specific rights, including:

•                                          the right to participate in the distribution of our profits;

•                                          the right to participate in any remaining residual assets in the event of our liquidation;

•                                          the right to supervise the management of our corporate business as specified in the Brazilian Corporation Law;

•                                          the right to preemptive rights in the event of an issuance of our shares, debentures convertible into our shares or subscription bonuses, other than with respect to a public offering of our securities; and

•                                          the right to withdraw from our company under the circumstances specified in the Brazilian Corporation Law.

Voting Rights of Minority Shareholders

Shareholders holding shares representing not less than 5% of our voting shares at our shareholders’ meeting have the right to request that we adopt a cumulative voting procedure. If the cumulative voting procedure is adopted, our controlling shareholders always retain the right to elect at least one member more than the number of members elected by the other shareholders, regardless of the total number of members of our board of directors. This procedure must be requested by the required number of shareholders at least 48 hours prior to a shareholders’ meeting.

Under the Brazilian Corporation Law, shareholders that are not controlling shareholders, but that together hold either:

•                                          non-voting preferred shares representing at least 10% of our total share capital; or

•                                          common shares representing at least 15% of our voting capital,

have the right to appoint one member and an alternate to our board of directors at our annual shareholders’ meeting. If no group of our common or preferred shareholders meets the thresholds described above, shareholders holding preferred shares or common shares representing at least 10% of our total share capital are entitled to combine their holdings to appoint one member and an alternate to our board of directors.

In the event that minority holders of common shares and/or holders of non-voting preferred shares elect a director and the cumulative voting procedures described above are also used, our controlling shareholders always retain the right to elect at least one member more than the number of members elected by the other shareholders, regardless of the total number of members of our board of directors.

The shareholders seeking to exercise these minority rights must prove that they have held their shares for not less than three months preceding the shareholders’ meeting at which the director will be appointed. Any directors appointed by the non-controlling shareholders have the right to veto for cause the selection of our independent registered public accounting firm.

In accordance with the Brazilian Corporation Law, the holders of preferred shares without voting rights or with restricted voting rights are entitled to elect one member and an alternate to our fiscal council in a separate election. Minority shareholders have the same right as long as they jointly represent 10% or more of the voting shares. The other shareholders with the right to vote may elect the remaining members and alternates, who, in any event, must number more than the directors and alternates elected by the holders of the non-voting preferred shares and the minority shareholders.

Voting Rights of Preferred Shares

Holders of our preferred shares are not entitled to vote on any matter, except:

•                                          with respect to the election of a member of our board of directors by preferred shareholders holding at least 10% of our total share capital as described above;

•                                          with respect to the election of a member and alternate member of our fiscal council as described above;

•                                          with respect to the approval of the contracting of foreign entities related to the controlling shareholders of our company to render management services, including technical assistance, in which decisions preferred shares will have the right to vote separately from the common shares;

•                                          with respect to decisions relating to the employment of foreign entities linked to the controlling shareholders of our company to provide management services, including technical assistance, if the remuneration for such services will exceed 0.2% of our consolidated annual sales for fixed switched telephone service, network service transport telecommunications and the mobile highway telephone service, after deductions of tax and contributions; and

•                                          in the limited circumstances described below.

The Brazilian Corporation Law and our by-laws provide that our preferred shares will acquire unrestricted voting rights after the third consecutive fiscal year that we fail to pay the minimum dividends to which our preferred shares are entitled. This voting right will continue until the past due minimum dividend for any year in that three consecutive-year period is paid in full. Our preferred shareholders will also obtain unrestricted voting rights if we enter into a liquidation process.

Under the Brazilian Corporation Law, the following actions require ratification by the majority of issued and outstanding shares of the affected class within one year from the shareholders’ meeting at which the common shareholders approve the action:

•                                          the creation of preferred shares or a disproportionate increase of an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our by-laws;

•                                          a change of a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares; or

•                                          the creation of a new class of preferred shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of our preferred shares.

Liquidation

We may be liquidated in accordance with the provisions of Brazilian law. In the event of our extrajudicial liquidation, a shareholders’ meeting will determine the manner of our liquidation, appoint our liquidator and our fiscal council that will function during the liquidation period.

Upon our liquidation, our preferred shares do not have a liquidation preference over our common shares in respect of the distribution of our net assets. In the event of our liquidation, the assets available for distribution to our shareholders would be distributed to our shareholders in an amount equal to their  pro rata  share of our legal capital. If the assets to be so distributed are insufficient to fully compensate our all of our shareholders for their legal capital, each of our shareholders would receive a  pro rata  amount (based on their  pro rata  share of our legal capital) of any assets available for distribution.

Preemptive Rights

Under the Brazilian Corporation Law, each of our shareholders has a general preemptive right to subscribe for our shares or securities convertible into our shares in any capital increase, in proportion to the number of our shares held by such shareholder.

Under our by-laws, our board of directors or our shareholders, as the case may be, may decide not to extend preemptive rights to our shareholders with respect to any issuance of our shares, debentures convertible into our shares or warrants made in connection with a public exchange made to acquire control of another company or in connection with a public offering or sale through a stock exchange. The preemptive rights are transferable and must be exercised within a period of at least 30 days following the publication of notice of the issuance of shares or securities convertible into our shares. Holders of our ADSs may not be able to exercise the preemptive rights relating to our shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of our ADSs, and we may not file any such registration statement.

Redemption, Amortization, Tender Offers and Rights of Withdrawal

Our by-laws or our shareholders at a shareholders’ meeting may authorize us to use our profits or reserves to redeem or amortize our shares in accordance with conditions and procedures established for such redemption or amortization. The Brazilian Corporation Law defines “redemption” ( resgate de ações ) as the payment of the value of the shares in order to permanently remove such shares from circulation, with or without a corresponding reduction of our share capital. The Brazilian Corporation Law defines “amortization” ( amortização ) as the distribution to the shareholders, without a corresponding capital reduction, of amounts that they would otherwise receive if we were liquidated. If an amortization distribution has been paid prior to our liquidation, then upon our liquidation, the shareholders who did not receive an amortization distribution will have a preference equal to the amount of the amortization distribution in the distribution of our capital.

The Brazilian Corporation Law authorizes us to redeem shares not held by our controlling shareholders, if, after a tender offer effected as a consequence of delisting or a substantial reduction in the liquidity of our shares, our controlling shareholders increase their participation in our total share capital to more than 95%. The redemption price in such case would be the same price paid for our shares in any such tender offer.

The Brazilian Corporation Law and our by-laws also require the acquirer of control (in case of a change of control) or the controller (in case of delisting or a substantial reduction in liquidity of our shares) to make a tender offer for the acquisition of the shares held by minority shareholders under certain circumstances described below under “—Mandatory Tender Offers.” The shareholder can also withdraw its capital from our company under certain circumstances described below under “—Rights of Withdrawal.”

Mandatory Tender Offers

The Brazilian Corporation Law requires that if our common shares are delisted from the BM&FBOVESPA or there is a substantial reduction in liquidity of our common shares, as defined by the CVM, in each case as a result of purchases by our controlling shareholders, our controlling shareholders must effect a tender offer for acquisition of our remaining common shares at a purchase price equal to the fair value of our common shares taking into account the total number of our outstanding common shares.

If our controlling shareholders enter into a transaction which results in a change of control of our company, the controlling shareholders must include in the documentation of the transaction an obligation to effect a public offer for the purchase of all our common shares for the same price per share paid to the controlling shareholders. The tender offer must be submitted to the CVM within 30 days from the date of execution of the documents that provide for the change of control.

Rights of Withdrawal

The Brazilian Corporation Law provides that, in certain limited circumstances, a dissenting shareholder may withdraw its equity interest from our company and be reimbursed by us for the value of our common or preferred shares that it then holds.

This right of withdrawal may be exercised by the dissenting or non-voting holders of the adversely affected class of shares (including any holder of preferred shares of an adversely affected class) in the event that the holders of a majority of all outstanding common shares authorize:

•                                          the creation of preferred shares or a disproportionate increase of an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our by-laws;

•                                          a change of a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares; or

•                                          the creation of a new class of preferred shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of our preferred shares.

In addition, this right of withdrawal may be exercised by any dissenting or non-voting shareholder (including any holder of preferred shares) in the event that the holders of a majority of the outstanding common shares authorize:

•                                          a reduction of the mandatory dividend set forth in our by-laws;

•                                          our participation in a centralized group of companies;

•                                          a change in our corporate purpose;

•                                          spinning-off of all or any part of our company, if such spin-off implies (1) a change in our business purpose (except if the spun-off assets revert to a company whose main purpose is the same as ours), (2) a reduction of the mandatory dividend set forth in our by-laws, or (3) our participation in a centralized group of companies; or

•                                          in one of the following transactions in which the shares held by such holders do not meet liquidity and dispersion thresholds under the Brazilian Corporation Law:

•                                          the merger of our company with another company, or the consolidation of our company, in a transaction in which our company is not the surviving entity;

•                                          the transfer of all of our outstanding shares to another company in an incorporação de ações  transaction;

•                                          the transfer of all of the outstanding shares of another company to us in an incorporação de ações  transaction; or

•                                          the acquisition of control of another company at a price that exceeds certain limits set forth in the Brazilian Corporation Law.

Dissenting or non-voting shareholders are also entitled to withdraw in the event that the entity resulting from a merger or spin-off does not have its shares listed in an exchange or traded in the secondary market within 120 days from the shareholders’ meeting that approved the relevant merger or spin-off.

Notwithstanding the above, in the event that we are consolidated or merged with another company, become part of a centralized group of companies ,  or acquire the control of another company for a price in excess of certain limits imposed by the Brazilian Corporation Law, holders of any type or class of our shares or the shares of the resulting entity that have minimal market liquidity and are dispersed among a sufficient number of shareholders will not have the right to withdraw. For this purpose, shares that are part of general indices representative of portfolios of securities traded in Brazil or abroad are considered liquid, and sufficient dispersion will exist if the controlling shareholder, the parent company or other companies under its control hold less than half of the total number of outstanding shares of that type or class. In case of a spin-off, the right of withdrawal will only exist if (1) there is a significant change in the corporate purpose, (2) there is a reduction in the mandatory dividend, or (3) the spin-off results in our participation in a centralized group of companies.

Only shareholders who own shares on the date of publication of the first notice convening the relevant shareholders’ meeting or the press release concerning the relevant transaction is published, whichever is earlier, will be entitled to withdrawal rights.

The redemption of shares arising out of the exercise of any withdrawal rights would be made at the economic value of the shares, generally equal to the book value per share, determined on the basis of our most recent audited balance sheet approved by our shareholders. The economic value of the shares may be lower than the net book value amount if it is based on the economic value of the enterprise, as determined by an appraisal process in accordance with Brazilian Corporation Law. If the shareholders’ meeting approving the action that gave rise to withdrawal rights occurred more than 60 days after the date of the most recent approved audited balance sheet, a shareholder may demand that its shares be valued on the basis of a balance sheet prepared specifically for this purpose.

The right of withdrawal lapses 30 days after the date of publication of the minutes of the shareholders’ meeting that approved the action that gave rise to withdrawal rights, except when the resolution is approved pending confirmation by the holders of our preferred shares (such confirmation to be given at an extraordinary meeting of such preferred shareholders to be held within one year). In this event, the 30-day period for dissenting shareholders begins at the date of publication of the minutes of the extraordinary meeting of such preferred shareholders. Our shareholders may reconsider any resolution giving rise to withdrawal rights within 10 days after the expiration of the exercise period of withdrawal rights if we believe that the withdrawal of shares of dissenting shareholders would jeopardize our financial stability.

Liability of Our Shareholders for Further Capital Calls

Neither Brazilian law nor our by-laws require any capital calls. Our shareholders’ liability for capital calls is limited to the payment of the issue price of any shares subscribed or acquired.

Inspection of Corporate Records

Shareholders that own 5% or more of our outstanding share capital have the right to inspect our corporate records, including shareholders’ lists, corporate minutes, financial records and other documents of our company, if (1) we or any of our officers or directors have committed any act contrary to Brazilian law or our by-laws, or (2) there are grounds to suspect that there are material irregularities in our company. However, in either case, the shareholder that desires to inspect our corporate records must obtain a court order authorizing the inspection.

Disclosures of Share Ownership

Brazilian regulations require that (1) each of our controlling shareholders, directly or indirectly, (2) shareholders who have elected members of our board of directors or fiscal council, and (3) any person or group of persons representing a person that has directly or indirectly acquired or sold an interest corresponding to at least 5% of the total number of our shares of any type or class to disclose its or their share ownership or divestment to us, and we are responsible for transmitting such information to the CVM and the market. In addition, if a share acquisition results in, or is made with the intention of, change of control or company’s management structure, as well as acquisitions that cause the obligation of performing a tender offer, the persons acquiring such number of shares are required to publish a statement containing certain required information about such acquisition.

Our controlling shareholders, shareholders that appoint members of our board of directors or fiscal council and members of our board of directors, board of executive officers or fiscal council must file a statement of any change in their holdings of our shares with the CVM and the Brazilian stock exchanges on which our securities are traded.

Form and Transfer

Our preferred shares and common shares are in book-entry form, registered in the name of each shareholder or its nominee. The transfer of our shares is governed by Article 35 of the Brazilian Corporation Law, which provides that a transfer of shares is effected by our transfer agent, Banco do Brasil S.A., by an entry made by the transfer agent in its books, upon presentation of valid written share transfer instructions to us by a transferor or its representative. When preferred shares or common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system. The transfer agent also performs all the services of safe-keeping of our shares. Transfers of our shares by a non-Brazilian investor are made in the same manner and are executed on the investor’s behalf by the investor’s local agent. If the original investment was registered with the Central Bank of Brazil ( Banco Central do Brasil ), or the Central Bank, pursuant to foreign investment regulations, the non-Brazilian investor is also required to amend, if necessary, through its local agent, the electronic certificate of registration to reflect the new ownership.

The BM&FBOVESPA operates a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system, and all shares that such shareholder elects to be put into the clearing system are deposited in custody with the clearing and settlement chamber of the BM&FBOVESPA (through a Brazilian institution that is duly authorized to operate by the Central Bank and maintains a clearing account with the clearing and settlement chamber of the BM&FBOVESPA). Shares subject to the custody of the clearing and settlement chamber of the BM&FBOVESPA are noted as such in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of the clearing and settlement chamber of the BM&FBOVESPA and will be treated in the same manner as shareholders registered in our books.

Dividends

Our dividend distribution policy has historically included the distribution of periodic dividends, based on annual balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders’ meeting, which we are required by the Brazilian Corporation Law and our by-laws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders’ resolution establishes another payment date. In any event, if we declare dividends, we must pay them by the end of the fiscal year for which they are declared. Under Article 9 of Law 9,249/95 and our by-laws, we also may pay interest attributable to shareholders’ equity as an alternative form of dividends upon approval of our board of directors.

Dividend Preference of Preferred Shares

As permitted by the Brazilian Corporation Law, our by-laws specify that 25% of our adjusted net income for each fiscal year must be distributed to shareholders as dividends or interest attributable to shareholders’ equity. We refer to this amount as the mandatory distributable amount. Distributions of dividends in any year are made:

•                                          first, to the holders of preferred shares, up to the greater non-cumulative amount of: (1) 6.0% per year of the amount resulting from our share capital divided by the number of our total issued shares, or (2) 3.0% per year of the book value of our shareholders’ equity divided by the number of our total issued shares, or the Minimum Preferred Dividend;

•                                          then, to the holders of common shares, until the amount distributed in respect of each common share is equal to the amount distributed in respect of each preferred share; and

•                                          thereafter, to the common and preferred shareholders on a pro rata basis.

If the Minimum Preferred Dividend is not paid for a period of three years, holders of preferred shares shall be entitled to full voting rights.

Payment of Dividends and Interest Attributable to Shareholders’ Equity

We may pay the mandatory distributable amount as dividends or as interest attributable to shareholders’ equity, which is similar to a dividend but is deductible in calculating our income tax obligations.

Because our shares are issued in book-entry form, dividends with respect to any share are automatically credited to the account holding such share. Shareholders who are not residents of Brazil must register with the Central Bank in order for dividends, sales proceeds or other amounts with respect to their shares to be eligible to be remitted outside of Brazil.

The common and preferred shares underlying our ADSs are held in Brazil by the depositary, which has registered with the Central Bank as the registered owner of our common and preferred shares. Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the depositary. The depositary will then convert such proceeds into dollars and will cause such dollars to be distributed to holders of our ADSs. As with other types of remittances from Brazil, the Brazilian government may impose temporary restrictions on remittances to foreign investors of the proceeds of their investments in Brazil, as it did for approximately six months in 1989 and early 1999, and on the conversion of Brazilian currency into foreign currencies, which could hinder or prevent the depositary from converting dividends into U.S. dollars and remitting these U.S. dollars abroad. See “Item 3. Key Information—Risk Factors—Risks Relating to Our Preferred Shares and the ADSs” in our 2013 Annual Report.

In addition, remittances are subject to a Brazilian financial transactions tax, which as of the date of this prospectus is 0%, but may be subject to change.

Normative Instruction 1,397/2013, or NI 1,397/2013, published in the Official Gazette on September 17, 2013, was enacted to regulate the transitional tax regime, or RTT, in force as of January 1, 2008 to adjust, for tax purposes, the net profit calculated under the IFRS rules in accordance with Law 11,638/2007. According to NI 1,397/2013, for purposes of calculating dividends and interest on net equity, taxpayers must use the accounting books prepared according to the criteria in force on December 31, 2007, and not IFRS. According to such provisions, depending on the tax basis used by the taxpayer, certain dividend distributions may be subject to a 15% withholding tax (or 25% if the taxpayer resides in a “tax haven” jurisdiction. See “Item 10. Additional Information—Taxation—Brazilian Tax Considerations” in our 2013 Annual Report.

Provisional Measure 627/2013, or PM 627/2013, published in the Official Gazette on November 12, 2013, introduced changes to different tax provisions including, but not limited to payments of dividends and interest on net equity. According to PM 627/2013, companies electing to be taxed under the new regime on January 1, 2014 as opposed to January 1, 2015 will not be subject to retroactive taxation on dividends distributions effectively made before November 12, 2013, as established by NI 1,397/2013. As of the date of this prospectus, we have not decided whether we will elect to be taxed under the new tax regime as of January 1, 2014, which is pending regulation by the Brazilian tax authorities. PM 627/2013 is an act of the executive government, and will only become ordinary legislation after it is reviewed by Brazil’s National Congress, which may make significant changes to the new tax rules set out in PM 627/2013. Moreover, if PM 627/2013 does not become ordinary legislation within 120 days from publication, plus the time period established for presidential sanction, it will cease to have effect.

Dividends

We are required by the Brazilian Corporation Law and by our by-laws to hold an annual shareholders’ meeting by April 30 of each year. At our annual shareholders’ meeting, our common shareholders may vote to declare an annual dividend. Our payment of annual dividends is based on our audited financial statements prepared for our preceding fiscal year.

Any holder of record of shares at the time that a dividend is declared is entitled to receive dividends. Under the Brazilian Corporation Law, we are generally required to pay dividends within 60 days after declaring them, unless the shareholders’ resolution establishes another payment date, which, in any case, must occur prior to the end of the fiscal year in which the dividend is declared.

Our board of directors may declare interim dividends based on the accrued profits recorded or the realized profits in our annual or semi-annual financial statements. In addition, we may pay dividends from net income based on our unaudited quarterly financial statements. We may set off any payment of interim dividends against the amount of the mandatory distributable amount for the year in which the interim dividends were paid.

Interest Attributable to Shareholders’ Equity

Brazilian companies, including our company, are permitted to pay interest attributable to shareholders’ equity as an alternative form of payment of dividends to our shareholders. These payments may be deducted when calculating Brazilian income tax and social contribution tax. The interest rate applied to these distributions generally cannot exceed the long-term interest rate for the applicable period. The amount of interest paid that we can deduct for tax purposes cannot exceed the greater of:

•                                          50% of our net income (after the deduction of the provision for social contribution tax and before the deduction of the provision for corporate income tax) before taking into account any such distribution for the period for which the payment is made; and

•                                          50% of the sum of our retained earnings and income reserves.

Any payment of interest attributable to shareholders’ equity to holders of our common shares or preferred shares or our ADSs, whether or not they are Brazilian residents, is subject to Brazilian withholding tax at the rate of 15%, except that a 25% withholding tax rate applies if the recipient is a resident of a “tax haven” jurisdiction. See “Item 10. Additional Information—Taxation—Brazilian Tax Considerations” in our 2013 Annual Report. Under our by-laws, we may include the amount distributed as interest attributable to shareholders’ equity, net of any withholding tax, as part of the mandatory distributable amount.

Prescription of Payments

Our shareholders have three years to claim dividend distributions made with respect to their shares, as from the date that we distribute the dividends to our shareholders, after which any unclaimed dividend distributions legally revert to us. We are not required to adjust the amount of any distributions for inflation that occurs during the period from the date of declaration to the payment date.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of the material provisions of the deposit agreements among us, The Bank of New York Mellon, referred to in this section as the depositary, and the owners and holders of ADSs, pursuant to which the Common ADSs and Preferred ADSs, are to be issued. This summary is subject to and qualified in its entirety by reference to the deposit agreements, including the form of ADRs attached thereto, and our 2013 Annual Report. The deposit agreements are exhibits to the registration statement of which this prospectus is a part. Copies of the deposit agreements are available for inspection at the corporate trust office of the depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the office of the custodian, currently located at Rua Ururaí, 111, Prédio B, Piso Térreo, Tatuapé, 03084-101, São Paulo, SP Brazil. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286.

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers ADSs. Each Preferred ADS represents one preferred share (or a right to receive one share), and each Common ADS represents one common share (or a right to receive one share), deposited with the principal São Paulo office of Itaú Unibanco S.A., as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary under the applicable deposit agreement.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or DRS, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

DRS is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders, and you will therefore not have shareholder rights established by Brazilian law. Since the depositary is the registered holder of all shares underlying the ADSs, the depositary will be treated as our shareholder. A deposit agreement among us, the depositary and all holders of our ADSs, including you, sets forth the rights of all ADS holders, as well as the rights and obligations of the depositary. New York law governs the deposit agreements and the ADSs. The following is a summary of the material provisions of the deposit agreements. For more complete information, you should read the entire applicable deposit agreement and the form of ADR relating to the Preferred ADSs or the Common ADSs, as applicable.

Fees and Expenses

Persons depositing or withdrawing shares must pay:

•                                          US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) for the issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property;

•                                          US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) for the cancellation of ADSs for the purpose of withdrawal, including in the event of the termination of the deposit agreement;

•                                          US$0.02 (or less) per ADS (or portion thereof) for any cash distribution;

•                                          US$0.02 (or less) per ADS (or portion thereof) per calendar year for depositary services;

•                                          in the event of distributions of securities (other than shares of the class deposited under the relevant deposit agreement), a fee equivalent to the fee for the issuance of ADSs referred to above, which would have been charged, as a result of the deposit of such securities (treating such securities as shares of the class deposited under the relevant deposit agreement);

•                                          registration or transfer fees for the transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares;

•                                          charges of the depositary for (1) cable, telex and facsimile transmissions (when expressly provided in the deposit agreement), and (2) expenses of converting foreign currency to U.S. dollars;

•                                          taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes, as necessary; and

•                                          any charges incurred by the depositary or its agents for servicing the deposited securities, as necessary.

The depositary collects its fees for the delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs or from intermediaries acting for them. The depositary also collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deductions from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the despositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of the establishment and maintenance of the ADS programs. In performing its duties under the deposit agreements, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on common shares or preferred shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•                                          Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreements allow the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the  real -to-dollar exchange rate fluctuates during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•                                          Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same manner and subject to the same conditions as if such amount were a cash dividend or other cash distribution. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•                                          Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•                                          Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities in any manner it may reasonably deem equitable and practicable for accomplishing such distribution. If in the opinion of the depositary such a distribution is deemed not to be feasible, the depositary may either sell the property we distributed and distribute the net proceeds in the same manner and subject to the same conditions as if such amount were a cash dividend or other cash distribution or it may hold the distributed property, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•                  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books, (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting, or (3) we are paying a dividend on our shares;

•                  when you owe money to pay fees, taxes and similar charges; and

•                  when it is necessary to prohibit withdrawals in order to comply with any U.S. or foreign laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs.

Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

Our common shares entitle their holders to vote on all matters presented to a vote of shareholders of Oi as set forth under “Description of Share Capital—Description of Our Company’s By-laws—Voting Rights—Voting Rights of Common Shares.” Our preferred shares presently do not entitle their holders to vote on any matter presented to a vote of shareholders of Oi except as set forth under “Description of Share Capital—Description of Our Company’s By-laws—Voting Rights—Voting Rights of Preferred Shares.”

ADS holders eligible to vote may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

The depositary will try, as far as practical, subject to the laws of Brazil and of our by-laws, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed or as provided in the following sentence. If we requested the depositary to solicit your voting instructions at least 30 days before the meeting date but the depositary does not receive your instructions by the date it set, the depositary will consider you to have given instructions to give a discretionary proxy to a person designated us by with respect to the amount of shares your ADSs represent and the depositary will give that discretionary proxy, except that the depositary will not give a discretionary proxy if we inform the depositary that (i) we do not wish to receive it, (ii) substantial opposition to the question to be voted exists, or (iii) that matter would materially and adversely affects the rights of holders of shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. The depositary may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities represented by your ADSs, it will, if appropriate, reduce the number of ADSs held by you to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:

•      Change the nominal or par value of our shares

•      Reclassify, split up or consolidate any of the deposited securities

•      Distribute securities on the shares that are not distributed to you

•      Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Then:

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreements and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate either deposit agreement at our direction by mailing notice of termination to the applicable ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate either deposit agreement by mailing notice of termination to us and the applicable ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

The depositary may terminate either deposit agreement on as little as 15 days’ notice if it believes it may be subject to legal liability because we failed to provide information required by Brazilian government regulators.

After termination, the depositary and its agents will do the following under the applicable deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•                  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•                  are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•                  are not liable if we or it exercises discretion permitted under the deposit agreement;

•                  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•                  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•                  are not liable for the acts or omissions of any securities depositary, clearing agency or settlement system; and

•                  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•                 payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•                 satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•                 compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Pre-release of ADSs

The deposit agreements permit the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited, (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate, and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreements, all parties to the deposit agreements acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreements understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreements, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the applicable deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

The validity of our common shares and certain other matters of Brazilian law will be passed upon for us by Barbosa, Müssnich & Aragão Advogados, São Paulo, Brazil. Certain U.S. legal matters will be passed upon for us by White & Case LLP, New York, NY.

EXPERTS

The consolidated financial statements of Oi as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein and included in our 2013 Annual Report in reliance upon the report of KPMG Auditores Independentes, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Oi for the year ended December 31, 2011, incorporated in this prospectus by reference from our 2013 Annual Report, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the corporate restructuring undertook by the Company on February 27, 2012 and to the fact that accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Portugal Telecom as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, incorporated in this prospectus by reference from the Portugal Telecom Financial Statement Report, have been audited by Deloitte & Associados, SROC S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that the Company retrospectively adopted International Financial Reporting Standard 11—Joint Arrangements related to the method of accounting for jointly controlled entities and also the amendments to the International Accounting Standard 19—Employee Benefits related to the method of accounting for actuarial gains and losses, which included the disclosure of the January 1, 2012 consolidated statement of financial position). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by Barbosa, Müssnich & Aragão Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, our directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the  Superior Tribunal de Justiça  (Superior Court of Justice). That confirmation will only be available if the U.S. judgment:

•                  fulfills all formalities required for its enforceability under the laws of the United States;

•                  is issued by a court of competent jurisdiction after proper service of process on the parties, which must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

•                  is not subject to appeal;

•                  is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

•                  is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein provided that provisions of the federal securities laws of the United States do not contravene Brazilian laws and regulation, public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action.

In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure its payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of debt instrument or counterclaim. Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.